Exhibit 2.1
MERGER AND EQUITY PURCHASE AGREEMENT
BY AND AMONG
ECP V-B, LP
and
ECP V-C, LP,
as Blocker Sellers,
ECP V-D, LP,
as a Blocker Seller and in its capacity as Seller Representative,
HARVESTONE LOW CARBON PARTNERS, LP,
as the Partnership,
HEARTLAND MERGER SUB, LLC,
as Merger Sub
and
THE ANDERSONS RENEWABLES LLC,
as Buyer
Dated as of November 3, 2026

US-DOCS\176552529

TABLE OF CONTENTS
i

Section 9.14 Guarantee	90
Section 9.15 Debt Financing Source Related Parties Protective Provisions	91

SCHEDULES
Schedule A-1	Partnership Subsidiaries
Schedule A-2	Non-Wholly Owned Entities
Disclosure Schedules
EXHIBITS
Exhibit A        ECP Equity Transfer Steps
Exhibit B        Accounting Principles
Exhibit C        Specified Land

APPENDICES
Appendix I        Specified Matters

v

MERGER AND EQUITY PURCHASE AGREEMENT
This Merger and Equity Purchase Agreement (this “Agreement”) is made and entered into as of November 3, 2026, by and among: (a) ECP V-B, LP, a Delaware limited partnership (“ECP V-B”), ECP V-C, LP, a Delaware limited partnership (“ECP V-C”), ECP V-D, LP, a Delaware limited partnership (“ECP V-D” or, in its capacity as the representative of the Blocker Sellers for the purposes set forth herein, “Seller Representative” and collectively with ECP V-B and ECP V-C, the “Blocker Sellers”), (b) Harvestone Low Carbon Partners, LP, a Delaware limited partnership (the “Partnership”), (c) The Andersons Renewables, LLC, a Delaware limited liability company (“Buyer”) and (d) Heartland Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”). Each Blocker Seller, Merger Sub, the Partnership and Buyer may be referred to herein as a “Party” and, collectively, as the “Parties.”
RECITALS
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Parties desire to enter into a transaction pursuant to which Buyer will acquire, directly or indirectly, all of the issued and outstanding limited partner interests (the “Subject Interests”) in the Partnership, which are comprised of Class A Interests and Class B Interests, through (i) the purchase of the Blocker Shares and (ii) the merger of the Partnership, in each case as set forth below;
WHEREAS, the Partnership owns the issued and outstanding Equity Interests of the legal entities as set forth on Schedules A-1 and A-2 hereto (together with the Partnership, the “Harvestone Entities” and together with the Blockers (as defined below), the “Acquired Entities”);
Step I - Purchase and Sale
WHEREAS, as of the date hereof, (i) ECP Sunlight Intermediate (Harvest), LP, a Delaware limited partnership (“Aggregator I”), is the direct beneficial and record owner of a portion of the Subject Interests and 100% of the GP Interests, (ii) ECP Sunlight Holdings (Harvest), LP, a Delaware limited partnership (“Aggregator II”), is the direct beneficial and record owner of 100% of the issued and outstanding limited partner interests of Aggregator I, and (iii) ECP Sunlight Holdings GP (Harvest), LLC, a Delaware limited liability company (“Aggregator GP”), is the general partner of Aggregator I and Aggregator II;
WHEREAS, as of the date hereof, ECP V, LP, a Delaware limited partnership (“ECP V”), ECP V-B (HLCP IP), LP, a Delaware limited partnership (“Splitter I”), ECP V-C (HLCP IP), LP, a Delaware limited partnership (“Splitter II”), and ECP V-D (HLCP IP), LP, a Delaware limited partnership (“Splitter III” and, together with Splitter I and Splitter II, the “Splitters” and each, a “Splitter”), collectively are the direct beneficial and record owners of all of the issued and outstanding limited partner interests of Aggregator II and all of the issued and outstanding limited liability company interests of Aggregator GP;

WHEREAS, as of the date hereof, (i) ECP V-B (HLCP IP) Blocker Corp, a Delaware corporation (“Blocker I”), and ECP GP V, LP, a Delaware limited partnership (“ECP GP”), are the direct beneficial and record owners of all of the issued and outstanding partnership interests of Splitter I, (ii) ECP V-C (HLCP IP) Blocker Corp, a Delaware corporation (“Blocker II”), and ECP GP are the direct beneficial and record owners of all of the issued and outstanding partnership interests of Splitter II, and (iii) ECP V-D (HLCP IP) Blocker Corp, a Delaware corporation (“Blocker III” and, together with Blocker I and Blocker II, the “Blockers” and each, a “Blocker”), and ECP GP are the direct beneficial and record owners of all of the issued and outstanding partnership interests of Splitter III;
WHEREAS, as of the date hereof, (i) ECP V-B is the direct beneficial and record owner of all of the issued and outstanding capital stock of Blocker I (the “Blocker I Shares”), (ii) ECP V-C is the direct beneficial and record owner of all of the issued and outstanding capital stock of Blocker II (the “Blocker II Shares”), and (iii) ECP V-D is the direct beneficial and record owner of all of the issued and outstanding capital stock of Blocker III (the “Blocker III Shares” and, together with the Blocker I Shares and the Blocker II Shares, collectively, the “Blocker Shares”);
WHEREAS, immediately prior to the Closing:
(i)(A) Aggregator I will distribute all of its Subject Interests and GP Interests to Aggregator II and (B) thereafter Aggregator II will be the direct beneficial and record owner of all of the issued and outstanding Subject Interests and GP Interests previously owned by Aggregator I;
(ii)Aggregator II, ECP V and each of the Splitters will consummate certain internal equity transfers, pursuant to which (A) Aggregator II will distribute its Subject Interests and GP Interests pro rata to ECP V and each of the Splitters and (B) thereafter ECP V and the Splitters will be the direct beneficial and record owners of all of the issued and outstanding Subject Interests and GP Interests previously owned by Aggregator II;
(iii)ECP V-B, Splitter I, Blocker I and ECP GP will consummate certain internal equity transfers, pursuant to which (A) Splitter I will distribute all of its assets and liabilities in complete liquidation to Blocker I and ECP GP, and Splitter I will be dissolved, (B) Blocker I will redeem a portion of its Blocker Shares held by ECP V-B in exchange for all of its partnership interests in Aggregator II and all of its membership interests in Aggregator GP (the “Blocker I Redemption”), and (C) following the transactions described in clauses (A) and (B), (I) Blocker I and ECP GP will be the direct beneficial and record owners of all of the issued and outstanding Subject Interests and GP Interests previously owned by Splitter I and (II) ECP V-B will be the direct beneficial and record owner of all of the partnership interests of Aggregator II and membership interests of Aggregator GP previously owned by Splitter I;

(iv)ECP V-C, Splitter II, Blocker II and ECP GP will consummate certain internal equity transfers, pursuant to which (A) Splitter II will distribute all of its assets and liabilities in complete liquidation to Blocker II and ECP GP, and Splitter II will be dissolved, (B) Blocker II will redeem a portion of its Blocker Shares held by ECP V-C in exchange for all of its partnership interests in Aggregator II and all of its membership interests in Aggregator GP (the “Blocker II Redemption”) and (C) following the transactions described in clauses (A) and (B), (I) Blocker II and ECP GP will be the direct beneficial and record owners of all of the issued and outstanding Subject Interests and GP Interests previously owned by Splitter II and (II) ECP V-C will be the direct beneficial and record owner of all of the partnership interests of Aggregator II and membership interests of Aggregator GP previously owned by Splitter II;
(v)ECP V-D, Splitter III, Blocker III and ECP GP will consummate certain internal equity transfers, pursuant to which (A) Splitter III will distribute all of its assets and liabilities in complete liquidation to Blocker III and ECP GP, and Splitter III will be dissolved, (B) Blocker III will redeem a portion of its Blocker Shares held by ECP V-D in exchange for all of its partnership interests in Aggregator II and all of its membership interests in Aggregator GP (the “Blocker III Redemption” and, together with the Blocker I Redemption and the Blocker II Redemption, each, a “Blocker Redemption”) and (C) following the transactions described in clauses (A) and (B), (I) Blocker III and ECP GP will be the direct beneficial and record owners of all of the issued and outstanding Subject Interests and GP Interests previously owned by Splitter III and (II) ECP V-D will be the direct beneficial and record owner of all of the partnership interests of Aggregator II and membership interests of Aggregator GP previously owned by Splitter III; and
(vi)immediately following the transactions described in clauses (iii) through (v) of this recital, all of the GP Interests held by the Blockers will be cancelled for no consideration (the transactions described in clauses (i) through (vi) of this recital, collectively, as set forth on Exhibit A, the “ECP Equity Transfers”);
WHEREAS, at the Closing, immediately following the ECP Equity Transfers but immediately prior to the Effective Time, Buyer will acquire, and the Blocker Sellers will sell, respectively, all of the Blocker Shares in exchange for the Blocker Consideration upon the terms and subject to the conditions set forth in this Agreement (the “Blocker Acquisition”);
WHEREAS, the general partner of each Blocker Seller has approved this Agreement and the transactions contemplated hereby;
Step II - Merger
WHEREAS, each of (i) the manager of Buyer (the “Buyer Board”), (ii) Buyer, in its capacity as the sole member of Merger Sub, and (iii) the board of managers of HLCP GP (the “HLCP GP Board”) as general partner of the Partnership, has determined that it is in the best interests of Buyer, Merger Sub and the Partnership, respectively, to enter into this Agreement and for Merger Sub to merge with and into the Partnership at the Effective Time, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), such that the Partnership will be the surviving limited partnership upon the consummation of the Merger (the “Surviving Partnership”);
WHEREAS, in furtherance of the Merger, each of (i) the Buyer Board, with respect to Buyer, in accordance with the terms of this Agreement and the Delaware Revised Limited Liability Company Act, (ii) Buyer, in its capacity as the sole member of the general partner of Merger Sub, with respect to Merger Sub, in accordance with the terms of this Agreement and the Delaware Revised Uniform Limited Partnership Act (the “Act”), and (iii) the HLCP GP Board, with respect to the Partnership, in accordance with the terms of this Agreement and the Act, has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and has resolved to recommend to Buyer’s member, Merger Sub’s limited partners and the Partnership’s limited partners, respectively, the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;
WHEREAS, as a material inducement to the Partnership’s and Blocker Sellers’ willingness to enter into this Agreement and consummate the transactions contemplated hereby, Guarantor is delivering to the Partnership and Blocker Sellers the Guarantee, as set forth in Section 9.14; and
WHEREAS, immediately following the Blocker Acquisition and the Merger, Buyer will, immediately after the Closing, be the direct beneficial and record owner of 100% of the Blocker Shares and will own, directly or indirectly (through the Blockers), 100% of the limited partner interests of the Surviving Partnership.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the Parties hereby agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.1Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.
“280G Evidence” has the meaning set forth in Section 7.18.
“Accounting Principles” means the specific policies set out on Exhibit B.
“Acquired Entities” has the meaning set forth in the Recitals.
“Act” has the meaning set forth in the Recitals.

“Adjusted Working Capital” means an amount (which may be positive or negative), calculated as of the Adjustment Time in accordance with the Accounting Principles and in a manner consistent with the illustrative example set forth on Schedule 1.1(a).
“Adjustment Amount” means an amount (which may be positive or negative), calculated in accordance with the Accounting Principles, equal to:
(a)the Adjusted Working Capital minus the Working Capital Target (which may be positive or negative);
(b)plus the Closing Cash Amount;
(c)plus the Renewed Policy Amount;
(d)minus the Closing Indebtedness Amount; and
(e)minus the Closing Outstanding Transaction Expense Amount.
“Adjustment Time” means 12:01 a.m. prevailing Eastern Time on the Closing Date.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, other than for purposes of Section 7.5, Section 7.8 and Section 7.15, in no event shall an “Affiliate” of any Holder (including the Blocker Sellers) include any portfolio companies or investments of any investment fund (or similar investment vehicle) of any Affiliate of any such Holder (including the Blocker Sellers) to the extent such Person does not own any direct or indirect Equity Interest in any Acquired Entity. For the avoidance of doubt, following the Closing, Affiliates of each of Buyer and Merger Sub shall include the Acquired Entities.
“Affiliate Contract” means any Contract set forth on Schedule 3.28.
“Aggregator GP” has the meaning set forth in the Recitals.
“Aggregator I” has the meaning set forth in the Recitals.
“Aggregator II” has the meaning set forth in the Recitals.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Schedule” has the meaning set forth in Section 2.6(b).
“Alternative Transaction” has the meaning set forth in Section 7.1(e).
“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to the relevant Person from time to time concerning or relating to anti-money laundering.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction from time to time concerning or relating to bribery or corruption applicable to the relevant Person by virtue of such Person being organized or operating in such jurisdiction.

“Antitrust Laws” has the meaning set forth in Section 7.2(c).
“Applicable Tax Credit Requirements” means, with respect to any Tax Credit or Transferred Credit, all requirements applicable to the determination, calculation, substantiation, reporting, transfer or recapture of such credit under Sections 45Q, 45Z, 4101 and 6418 of the Code, and the Treasury Regulations promulgated thereunder, and applicable published guidance, notices, revenue procedures, forms and instructions of the U.S. Department of the Treasury and the IRS, in each case as applicable to the relevant taxable year or production period.
“Balance Sheet Date” has the meaning set forth in Section 3.5(a).
“BF CaptureCo” means Blue Flint Capture Company, LLC, a Delaware limited liability company.
“Blocker” has the meaning set forth in the Recitals.
“Blocker Acquisition” has the meaning set forth in the Recitals.
“Blocker Consideration” has the meaning set forth in Section 2.1(a).
“Blocker I” has the meaning set forth in the Recitals.
“Blocker I Redemption” has the meaning set forth in the Recitals.
“Blocker I Shares” has the meaning set forth in the Recitals.
“Blocker II” has the meaning set forth in the Recitals.
“Blocker II Redemption” has the meaning set forth in the Recitals.
“Blocker II Shares” has the meaning set forth in the Recitals.
“Blocker III” has the meaning set forth in the Recitals.
“Blocker III Redemption” has the meaning set forth in the Recitals.
“Blocker III Shares” has the meaning set forth in the Recitals.
“Blocker Redemption” has the meaning set forth in the Recitals.
“Blocker Sellers” has the meaning set forth in the Preamble.
“Blocker Shares” has the meaning set forth in the Recitals.
“Blockers” has the meaning set forth in the Recitals.
“Blue Flint Project” means the Blue Flint ethanol production facility owned and operated by Blue Flint Ethanol LLC, a North Dakota limited liability company.
“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or controlled by the Harvestone Entities and used by them in the operation of their respective businesses.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Arrangements” has the meaning set forth in Section 7.18.
“Buyer Board” has the meaning set forth in the Recitals.
“Buyer Prepared Income Tax Returns” has the meaning set forth in Section 7.4(a).
“Buyer Releasee” has the meaning set forth in Section 7.8(b).
“Buyer Releasor” has the meaning set forth in Section 7.8(a).
“Cash” means cash and cash equivalents of the Acquired Entities on a consolidated basis, in accordance with GAAP; provided, that Cash shall exclude restricted cash and deposits.
“Cash Bonus Plan” means any Employee Benefit Plan that is a short-term (including any annual or quarterly) cash incentive compensation plan or arrangement
“Certificate of Merger” has the meaning set forth in Section 2.1(b).
“Class A Interests” shall have the meaning given to it in the HLCP Partnership Agreement.
“Class B Interests” shall have the meaning given to it in the HLCP Partnership Agreement.
“Clayton Act” means the Clayton Act of 1914.
“Closing” has the meaning set forth in Section 2.4.
“Closing Adjustment Certificate” means a certificate signed by an officer of Buyer setting forth Buyer’s calculation of the Adjustment Amount and any asserted Excess Payment or Shortfall Payment, together with reasonable supporting calculations and documentation.
“Closing Cash Amount” means, without duplication, an amount equal to the aggregate amount of Cash of the Acquired Entities as of the Adjustment Time (without giving effect to the Closing).
“Closing Date” has the meaning set forth in Section 2.4.
“Closing Indebtedness Amount” means, without duplication, the sum of (1) the aggregate amount of Indebtedness of the Acquired Entities, calculated as of the Adjustment Time, and (2) the Income Tax Amount.
“Closing Outstanding Transaction Expense Amount” means, without duplication, an amount equal to the aggregate amount of Outstanding Transaction Expenses of the Acquired Entities as of the Adjustment Time (without giving effect to the Closing).

“Code” means the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of November 25, 2024, as amended May 21, 2026, by and between The Andersons, Inc. and the Partnership.
“Continuing Employee” has the meaning set forth in Section 7.12.
“Contract” means any legally binding written or oral contract, agreement or license (including any amendments thereto), but excluding any Lease or Rights-of-Way.
“control” has the meaning set forth in the definition of “Affiliate.”
“Credit Support Obligations” means any letters of credit, guarantees, surety bonds and other credit support instruments issued on behalf of any of the Acquired Entities, to any of the Acquired Entities, or on behalf of any of the Acquired Entities to any third party or Governmental Entity, in each case, which are set forth on Schedule 7.13.
“D&O Provisions” has the meaning set forth in Section 7.9(a).
“Debt Commitment Letter” means the debt commitment letter, dated as of November 3, 2026, by and among Buyer and the Debt Financing Sources party thereto (including all exhibits, schedules, annexes and term sheets thereto), as amended, supplemented or replaced in accordance with this Agreement.
“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter, including any alternative or replacement financing.
“Debt Financing Sources” means each entity (including the lenders and each agent and arranger) that has committed to provide or otherwise entered into agreements to provide the Debt Financing in connection with the transactions contemplated hereby, together with each Affiliate thereof and their respective successors and permitted assigns.
“Debt Financing Source Related Party” means each Debt Financing Source and each former, current or future officer, director, member, manager, employee, direct or indirect equity holder, general or limited partner, controlling Person, advisor, attorney, agent and representative of each such entity or Affiliate and their respective successors and permitted assigns.
“Definitive Debt Financing Agreement” has the meaning set forth in Section 9.15.
“Disclosure Schedules” means the Disclosure Schedules delivered by Blocker Sellers to Buyer concurrently with the execution and delivery of this Agreement.
“Disregarded Entity” means an entity, other than one which is a “qualified subchapter S subsidiary” as such term is defined in Section 1361(b)(3)(B) of the Code, that is disregarded as an entity separate from its owner for U.S. federal income Tax purposes pursuant to Treasury Regulations Sections 301.7701-2 and 301.7701-3 and, to the extent applicable, for state and local income Tax purposes, and with respect to which no election or other action has been made or taken, or will be made or taken with an effective date prior to the Closing, that would cause such entity to be classified as other than an entity disregarded as separate from its owner for such purposes.
“ECP Equity Transfers” has the meaning set forth in the Recitals.

“ECP GP” has the meaning set forth in the Recitals.
“ECP V” has the meaning set forth in the Recitals.
“ECP V-B” has the meaning set forth in the Preamble.
“ECP V-C” has the meaning set forth in the Preamble.
“ECP V-D” has the meaning set forth in the Preamble.
“Effective Time” has the meaning set forth in Section 2.4.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each pension, equity, equity-based, phantom equity, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, disability, employee assistance, hospitalization, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, welfare, or employment plan, program, agreement, arrangement, or policy, and each other material employee compensation or benefit plan, program, policy or Contract, whether written or oral, qualified or unqualified, funded or unfunded, that is maintained, sponsored or contributed to (or required to be contributed to) by the Partnership or any Partnership Subsidiary, or with respect to which the Partnership or any Partnership Subsidiary has or could reasonably have any Liability (including any contingent Liability), in each case, other than a multiemployer plan as defined in Section 3(37) of ERISA.
“Enterprise Value” means $915,000,000.
“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the date hereof concerning pollution, protection of human health (solely to the extent related to exposure to Hazardous Materials) or the environment, or the handling, use, storage, transport, presence, disposal, investigation, remediation, removal, release or threatened release of any Hazardous Materials.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), and all of the other ownership or profit interests of such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any Person that is or was considered a single employer with the Partnership within the meaning of Section 4001(b)(1) of ERISA or Section 414 of the Code.
“Escrow Agent” means Citibank, N.A. or its successor, in its capacity as such pursuant to the Escrow Agreement.
“Escrow Agreement” has the meaning set forth in Section 2.5(c)(iii)(B).

“Estimated Adjustment Amount” means the estimated Adjustment Amount set forth on the Estimated Adjustment Statement.
“Estimated Adjustment Statement” means a written statement prepared by Seller Representative setting forth Seller Representative’s good faith estimate of the Adjustment Amount, together with reasonable supporting calculations.
“Excess Payment” has the meaning set forth in Section 2.3(h)(i).
“Export Control Laws” has the meaning set forth in Section 3.17(c).
“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.
“Final Adjustment Certificate” has the meaning set forth in Section 2.3(f).
“Final Settlement Date” has the meaning set forth in Section 2.3(e).
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Fraud” means actual fraud by a Party with regard to the representations and warranties made by such Party in this Agreement (as modified by the Disclosure Schedules), which involves a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent of inducing any other Party to enter into this Agreement and upon which such other Party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory) under Delaware Law.
“Fundamental Seller Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.4(c) (Subsidiaries; Non-Wholly Owned Entities), Section 3.13 (Brokerage), Section 4.1(a) (Organization; Authority; Enforceability), Section 4.4 (Equity Interests of the Blockers), Section 5.1 (Organization; Authority; Enforceability), Section 5.3 (Ownership) and Section 5.5 (Brokerage).
“GAAP” means United States generally accepted accounting principles as consistently applied.
“Governing Documents” means (i) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (ii) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; (iii) in the case of a limited partnership, its certificate of limited partnership (or analogous document) and limited partnership agreement; or (iv) in the case of a Person other than a corporation, limited liability company or limited partnership, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.
“Governmental Entity” means any nation or government, any state, province, municipality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, executive, legislative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any multinational, national, federal, state or local jurisdiction, whether United States or foreign.

“GP Interests” means all of the issued and outstanding limited liability company interests of HLCP GP.
“Guarantee” has the meaning set forth in Section 9.14(a).
“Guarantor” means The Andersons, Inc.
“Harvestone Entities” has the meaning set forth in the Recitals.
“Harvestone Entity Benefit Plan” has the meaning set forth in Section 3.14(a).
“Harvestone Facilities” has the meaning set forth in Section 3.8(a).
“Hazardous Materials” means all chemicals, substances and materials regulated as hazardous or toxic, or as pollutants or contaminants, or words of similar meaning or import, under Environmental Laws because of their hazardous or dangerous properties or characteristics, including any petroleum products or byproducts, including crude oil and any fractions or mixtures thereof, asbestos, lead or lead-based paint, per- and polyfluoroalkyl substances and polychlorinated biphenyls.
“HLCP GP” means Harvestone Low Carbon Partners GP, LLC, a Delaware limited liability company.
“HLCP GP Board” has the meaning set forth in the Recitals.
“HLCP Partnership Agreement” means the Second Amended and Restated Limited Partnership Agreement of Harvestone Low Carbon Partners, LP, dated as of December 1, 2022.
“Holder Releasee” has the meaning set forth in Section 7.8(a).
“Holders” means, collectively, the direct and indirect holders of the Subject Interests, including the Blocker Sellers and the Non-Blocker Holders.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Immigration Act” means the Immigration Reform and Control Act of 1986.
“Income Tax” means a Tax based or imposed on, measured by, or determined by reference to (in whole or in part) net income or profits, gross receipts, including any franchise Tax or similar Tax imposed in lieu thereof, any capital gains, alternative minimum income, and other similar income Taxes, including any obligations with respect to non-resident Tax withholding, composite Tax Returns, and optional or elective pass-through entity taxes imposed directly on any “flow-through” entity.
“Income Tax Amount” means the aggregate liability (which shall not be less than zero (0) in any jurisdiction, type of Tax or for any entity) for unpaid Income Taxes (whether or not due and payable as of the Closing Date) for the Acquired Entities and their Subsidiaries attributable to any Pre-Closing Tax Period (including, for the avoidance of doubt, the portion of any Straddle Period ending on, and including, the Closing Date) for which an originally filed (i.e., not an amended) Tax Return has not been filed on or prior to the Closing Date, solely in respect of those jurisdictions in which the Acquired Entity whose liability is being determined is currently filing Tax Returns with respect to Income Taxes (or in which activity first commenced after December 31, 2025), determined: (a) by taking into account Transaction Tax Deductions properly deductible in such period at a “more likely than not” or higher standard of confidence and economically borne by Holders; (b) in accordance with Section 7.4(c); (c) without regard to any accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions; (d) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of such Acquired Entity in preparing its Tax Returns with respect to Income Taxes to the extent permitted under applicable Law at a “more likely than not” or higher standard of confidence; (e) by excluding any Income Taxes attributable to any action taken at the direction of Buyer, Merger Sub or any of their respective Affiliates (including the Acquired Entities) on the Closing Date after the Closing outside the ordinary course of business, except to the extent such action is otherwise explicitly contemplated by this Agreement or any other Transaction Document; (f) without regard to deferred Tax assets or liabilities but for the avoidance of doubt giving effect in each applicable jurisdiction to any net operating losses, interest expense carryforwards and other Tax attributes available and permitted under applicable Law to offset income in such jurisdiction for the applicable taxable period, after taking into account all other applicable deductions attributable to the Pre-Closing Tax Period in determining the Income Tax Amount; provided, that Tax Credits that are not subject to a Tax Credit Transfer Agreement shall be taken into account only to the extent generated during the Pre-Closing Tax Period; (g) by taking into account any overpayments or prepayments of Income Taxes (including estimated Income Tax payments) made prior to the Adjustment Time to the extent they actually reduce the Income Taxes that otherwise would be required to be paid by such Acquired Entity after Closing for a Pre-Closing Tax Period; (h) by including Taxes arising from the ECP Equity Transfers, any Blocker Redemption or any other transaction or action required or contemplated by this Agreement to occur on or before the Closing; and (i) by including any Income Taxes that are or arise from Tax Accrual Amounts (for the avoidance of doubt, notwithstanding anything to the contrary in this definition of Income Tax Amount).
“Indebtedness” means, with respect to the Acquired Entities on a consolidated basis and without duplication: (i) all indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness for borrowed money of any Person for which the Acquired Entities have guaranteed payment; (iv) all drawn and unreimbursed obligations in respect of letters of credit, bankers’ acceptances, surety bonds or similar credit support (v) all capital expenditures incurred but not paid, whether or not accrued; (vi) all finance lease obligations, including the current and noncurrent portions thereof; (vii) all unpaid and accrued long-term bonus plan obligations under the Harvestone Low Carbon Partners Long Term Bonus Plan (the “LTIP”) (calculated as of the Closing Date with respect to the 2026 fiscal year (if the Closing occurs in 2026), and including the 2024 fiscal year and the 2025 fiscal year that have each been completed) and the employer portion of any applicable payroll, employment or similar Taxes attributable thereto; (viii) all unreconciled payables between Acquired Entities to the extent of a net liability balance; (ix) all unpaid and accrued severance and other termination obligations relating to terminations of employment occurring on or prior to the Closing; and (x) the aggregate net fair value of all interest rate, foreign currency, commodity or other hedging or derivative arrangements determined in accordance with GAAP, expressed as a positive amount for a net liability position and a negative amount for a net asset position; provided, that “Indebtedness” shall not include (A) accounts payable to trade creditors (except for accounts payable in respect of capital expenditures), purchase commitments incurred in the ordinary course of business, accrued expenses, accrued compensation (except for accruals in respect of the long-term bonus plan obligation to the extent included in clause (vii)), accrued taxes and accrued corn expenses, lease liabilities under ASC 842 (except for finance leases), and deferred revenues, in each case of the foregoing items set forth in this clause (A), to the extent included as current Liabilities in the calculation of Adjusted Working Capital, (B) any Tax liabilities or (C) any intercompany Indebtedness between any of the Acquired Entities, on the one hand, and one or more of the other Acquired Entities, on the other hand. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness with respect to the Acquired Entities, including principal (including the current portion thereof) or scheduled payments, accrued interest, finance charges, fees, premiums, make-wholes, breakage costs, termination or release costs, lender expenses and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness and release all related Liens with respect to the Acquired Entities at Closing.
“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness described in clause (i) and clause (ii) of the definition of “Indebtedness.”
“Indemnified Persons” has the meaning set forth in Section 7.9(a).
“Indemnity Escrow Account” has the meaning set forth in Section 2.5(c)(iii)(B).
“Independent Accounting Firm” means Grant Thornton LLP; provided, that, in the event that the designated Independent Accounting Firm refuses or is otherwise unable to accept the appointment provided for hereunder, Seller Representative and Buyer shall jointly appoint a replacement independent, nationally recognized accounting firm to serve in the capacity of the Independent Accounting Firm.
“Initial Purchase Price” means an amount equal to (i) the Enterprise Value, (ii) plus the Estimated Adjustment Amount, (iii) minus the Purchase Price Adjustment Escrow Amount, (iv) minus the Indemnity Escrow Amount and (v) minus the Seller Representative Expense Amount. For the avoidance of doubt, the aggregate amount of the Blocker Consideration and the Merger Consideration shall be equal to the Initial Purchase Price.
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin (collectively, “Trademarks”); (c) copyrights, moral rights, and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, and protocols (“Software”); (g) all other intellectual or industrial property and proprietary rights, including: (i) any royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; (ii) all rights to any Proceedings, claims, and causes of actions with respective to any of the foregoing, whether accruing before, on, or after the date hereof; and (iii) all rights to and claims for damages, restitution, and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach, default, or other violation thereof.
“Intellectual Property Assets” means all Intellectual Property that is owned by the Harvestone Entities and used or held for use in the conduct of the business as conducted by the Harvestone Entities immediately prior to the Closing.
“Intellectual Property Registrations” means all Patents, domain name, Copyrights, and Trademark registrations issued by any Governmental Entity or domain registrar to the Harvestone Entities for any of the Intellectual Property Assets, and pending applications for any of the foregoing.
“Intended Tax Treatment” has the meaning set forth in Section 2.6(a).
“Knowledge” as used in the phrase (i) “to the Knowledge of the Partnership,” or phrases of similar import means the actual conscious knowledge of Jeff Zueger, Marc Stratton, Adam Dunlop and Gunner Greene, in each case after reasonable inquiry of their direct reports or (ii) “to Buyer’s Knowledge,” or phrases of similar import means the actual conscious knowledge of Emmanuel Ayuk, Bill Krueger, Mark Simmons and Brian Valentine, in each case after reasonable inquiry of their direct reports.
“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).
“Latham & Watkins” has the meaning set forth in Section 9.11(a).
“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees, decisions and orders of any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Leased Real Property” means all real property in which the Acquired Entities hold a leasehold or subleasehold interest.
“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Acquired Entities hold their interests in any Leased Real Property.
“Letter of Transmittal” has the meaning set forth in Section 2.3(b).
“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.
“Licensed Intellectual Property” means all Intellectual Property in which the Harvestone Entities hold any rights or interests granted by other Persons (including any of the Harvestone Entities’ Affiliates) that is used or held for use by the Harvestone Entities.
“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, rights of first refusal or other restrictions and security interests thereon.
“Losses” means all actual losses, direct damages, judgments, awards, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, however, that “Losses” shall not include any (x) consequential, indirect, special, punitive, exemplary or treble damages, (y) calculations of damages or loss using loss of future revenue, income or profits or diminution of value or (z) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity.
“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the business or financial condition of the Acquired Entities, taken as a whole; provided, however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Acquired Entities operate, whether international, national, regional, state, provincial or local; (ii) any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including (A) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Acquired Entities or (B) the initiation of litigation or other administrative Proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP (or other accounting principles or regulatory policy) or the interpretation thereof; (iv) any failure of the Acquired Entities to achieve any periodic earnings, revenue, expense, sales or other estimated projection, forecast or budget prior to the Closing (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the international, national, regional, state, provincial or local economy or financial markets; (vi) any change in the financial, banking, or securities markets, in each case, including any disruption thereof and any change in the price of any commodity, security or market index; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of God, or other force majeure event; (viii) any epidemic, pandemic or disease outbreak, escalation or general worsening thereof, or compliance with Laws, regulations, statutes, directives, pronouncements or guidelines issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Laws, regulations, statutes, directives, pronouncements or guidelines or interpretation thereof following the date of this Agreement or any material worsening of such conditions threatened or existing as of the date of this Agreement; (ix) any protest, riot, demonstration, public disorder, civil unrest or political instability (or any escalation or worsening of any protest, riot, demonstration, public disorder, civil unrest or political instability) and any response to such an event, including any compliance with or adherence to or actions or inactions taken in response to or anticipation of any Law, action, curfew, closure, shut down, directive, order, policy, guideline or recommendation by any Governmental Entity or any disaster or business continuity plan of any Acquired Entity or any change in applicable Laws arising from or otherwise relating to such event; (x) any international, national, regional, state, provincial or local regulatory, political or social conditions; (xi) any change resulting or arising from any outbreak, continuation, or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations, or acts of foreign or domestic terrorism or sabotage (including any cyberattack or hacking), or the escalation of any of the foregoing; (xii) any consequences arising from Buyer’s or Merger Sub’s compliance with its obligations under Section 7.2 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement; and (xiii) any actions or omissions required to be taken or not taken, and any consequences thereof, by any of the Acquired Entities in accordance with this Agreement or the other Transaction Documents or consented to in writing by Buyer or Merger Sub; provided, further, that any matter described in clauses (i), (iii), (v), (vi), (vii), (viii), (ix), (x) or (xi) may be taken into account in determining whether a Material Adverse

Effect has occurred to the extent such matter has a materially disproportionate adverse effect on the Acquired Entities, taken as a whole, relative to other similarly situated participants in the industries and geographic regions in which the Acquired Entities operate.
“Material Contract” has the meaning set forth in Section 3.10(b).
“Material Customers” has the meaning set forth in Section 3.19.
“Material Lease” means each Lease that is material to the ownership, use, access, operation, construction or development of any material facility or project of any Harvestone Entity.
“Material Right-of-Way” has the meaning set forth in Section 3.8(c).
“Material Suppliers” has the meaning set forth in Section 3.20.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.2(d).
“Merger Sub” has the meaning set forth in the Preamble.
“New Plans” has the meaning set forth in Section 7.12.
“Non-Blocker Holders” means, collectively, each direct and indirect holder of the Subject Interests, other than the Blocker Sellers.
“Nonparty Affiliates” has the meaning set forth in Section 7.15.
“Non-Wholly Owned Entities” means each Acquired Entity set forth on Schedule A-2.
“Non-Wholly Owned Entity Interests” means, collectively, the issued and outstanding Equity Interests of the Non-Wholly Owned Entities that are owned, directly or indirectly, by the Partnership, as set forth opposite such Non-Wholly Owned Entity’s name on Schedule A-2.
“Notice of Disagreement” has the meaning set forth in Section 2.3(e).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Outside Date” has the meaning set forth in Section 8.1(c).
“Outstanding Transaction Expenses” means, to the extent not paid prior to Closing, without duplication, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel (including Latham & Watkins), investment bankers or other representatives) incurred by the Acquired Entities in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including any sale, transaction, change-in-control, retention or similar bonus or payment payable solely as a result of the transactions contemplated hereby and the employer portion of any applicable payroll, employment or similar Taxes attributable thereto; provided, that in no event shall Outstanding Transaction Expenses include any fees, costs or expenses (i) initiated or otherwise incurred at the request of Buyer, Merger Sub or any of their respective Affiliates or representatives, (ii) incurred in respect of the R&W

Insurance Policy (including, for the avoidance of doubt, any premiums, Taxes or commissions), (iii) related to the LTIP or a Cash Bonus Plan or (iv) related to any financing activities of Buyer, Merger Sub or any of their respective Affiliates in connection with the transactions contemplated hereby.
“Owned Real Property” means all real property owned in fee simple by any Harvestone Entity, including the Specified Land, as set forth or required to be set forth on Schedule 3.8(a).
“Partnership” has the meaning set forth in the Preamble.
“Partnership Subsidiaries” means, collectively, the Subsidiaries of the Partnership set forth on Schedule A-1.
“Partnership Tax Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof), or any similar provisions or procedures established by any state or local Governmental Entity with respect to any Pre-Closing Tax Period.
“Party” and “Parties” each has the meaning set forth in the Preamble.
“Pass-Through Income Tax Matter” means any matter relating to the determination of any Income Taxes with respect to the operations of the business of the Partnership and its Subsidiaries if any of the Non-Blocker Holders (or any direct or indirect owner thereof) would be liable as a matter of Law for such Income Taxes.
“Pass-Through Tax Return” means any income Tax Return filed by or with respect to any of the Acquired Entities to the extent that (i) such Acquired Entity is treated as a partnership or as an entity disregarded as separate from its owner for purposes of such Tax Return and (ii) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of any of Holders or the direct or indirect owners of Holders.
“Paying Agent” means a paying agent to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith.
“Paying Agent Agreement” has the meaning set forth in Section 2.5(c)(iii)(C).
“Payment Schedule” means a schedule allocating the Initial Purchase Price payable to Non-Blocker Holders and the Blocker Sellers entitled thereto based on such Non-Blocker Holders’ and Blocker Sellers’ pro rata ownership of the Subject Interests and the Blocker Shares, respectively, as of immediately prior to Closing, delivered prior to Closing pursuant to Section 2.1(c).
“Permitted Liens” means (i) Liens securing obligations under capital leases, (ii) Rights-of-Way, permits, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property, (iii) any exceptions, encumbrances or other matters disclosed in policies of title insurance, public records, title reports or surveys with respect to the property, (iv) Liens for Taxes, assessments or governmental charges or levies that are not yet delinquent or that are being contested in good faith, (v) statutory Liens for obligations which are not yet delinquent or that are being contested in good faith, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the ordinary course of business that are not yet delinquent or that are being contested in good faith, (vii) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity to the extent not materially violated by the current use of the Specified Land, (ix) in the case of Leased Real Property or Rights-of-Way, any Liens to which the underlying fee or any other interest in the underlying leased premises or lands is subject, including rights of the landlord under the Lease or lands and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, (x) all matters of record, including any Rights-of-Way, covenant, servitude, permit, surface lease, condition, restriction, and other rights included in or burdening the assets of any of the Acquired Entities for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment, (xi) licenses of Intellectual Property in the ordinary course of business, (xii) any Rights-of-Way, restrictive covenants, leases, and other similar encumbrances on title to real or personal property that do not (in each case) materially detract from the value of or materially interfere with the use and operation of any of the assets of the Acquired Entities, (xiii) Liens, deeds of trust, mortgages, and similar instruments securing any Indebtedness of any of the Acquired Entities that will be released at Closing, (xiv) the terms of any Material Contract, Material Lease or Material Right-of-Way, (xv) (A) Liens, obligations, burdens, or defects arising out of a lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by applicable Law, and (B) matters that would be disclosed by a current and accurate survey, (xvi) minor gaps or irregularities in the chain of title, (xvii) purchase money Liens and Liens securing rental payments under capital lease arrangements, (xviii) pledges or deposits to secure public or statutory obligations or appeal bonds arising or incurred in the ordinary course of business, (xix) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits, (xx) Liens referred to in the Financial Statements and (xxi) those Liens set forth on Schedule 1.1(b); provided, that, with respect to clauses (ii), (iii), (ix), (x), (xii), (xv), and (xvi), no such Lien, obligation, burden, defect, irregularity or other matter, individually or in the aggregate, (A) materially interferes with the current use of, access to or operation of the applicable facility or project, or (B) renders title to any Owned Real Property unmarketable.
“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.
“Post-Closing Tax Period” means any taxable period that begins after the Closing Date and the portion of any Straddle Period that begins after the Closing Date.
“Pre-Closing Period” has the meaning set forth in Section 7.1(d)(i).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending at the end of the Closing Date.
“Private Information” has the meaning set forth in Section 3.11(g).
“Proceeding” means any action, claim, suit, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Purchase Price” means an amount equal to (i) the Enterprise Value, (ii) plus the Adjustment Amount set forth on the Final Adjustment Certificate.
“Purchase Price Adjustment Escrow Account” has the meaning set forth in Section 2.5(c)(iii)(B).
“Purchase Price Adjustment Escrow Amount” means an amount equal to $13,000,000.
“Purchase Price Allocation” has the meaning set forth in Section 2.6(b).
“R&W Insurance Policy” has the meaning set forth in Section 7.3.
“Renewed Policy Amount” means an amount equal to the total premiums paid by the Partnership for the Renewed Polices for the period that includes the Closing Date, to be pro-rated based on ownership of the Partnership and based on the total number of days in the applicable policy period. By way of example, if the applicable premium is 365 days and paid on the day prior to the Closing Date, then the Renewed Policy Amount shall equal the applicable premium multiplied by 364 divided by 365.
“Rights-of-Way” has the meaning set forth in Section 3.8(c).
“Sanctioned Country” means, at any time, a country, region or territory that is the subject or target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and any other Covered Region of Ukraine identified pursuant to Executive Order No. 14065, 87 Fed. Reg. 10,293 (2022)).
“Sanctioned Person” means, at any time, (a) any Person listed on the SDN List or any other Sanctions-related list of designated Persons maintained by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union or any of its member states, His Majesty’s Treasury, Switzerland, or Canada, (b) any Person located, organized or resident in a Sanctioned Country, (c) any Governmental Entity or governmental instrumentality of a Sanctioned Country or of Venezuela, or (d) where relevant under applicable Sanctions, any Person 50% or more directly or indirectly owned by, controlled by, or acting for the benefit of or on behalf of, any Person described in clause (a), (b), or (c) hereof.
“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) the United Kingdom, including those administered by His Majesty’s Treasury; (e) Switzerland; (f) Canada, including those administered by Global Affairs Canada and Public Safety Canada; or (g) the respective governmental institutions, agencies and subdivisions of any of the foregoing.
“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.
“Section 45Q Tax Credits” means any tax credits determined under Section 45Q of the Code with respect to BF CaptureCo for any Pre-Closing Tax Period or Straddle Period, whether retained by the applicable Tax Credit Transferor or transferred pursuant to Section 6418 of the Code.

“Section 45Z Tax Credits” means any tax credits determined under Section 45Z of the Code with respect to the Partnership for any Pre-Closing Tax Period or Straddle Period, whether retained by the applicable Tax Credit Transferor or transferred pursuant to Section 6418 of the Code.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Securities Liens” means Liens arising out of, under or in connection with (i) applicable federal, state and local securities Laws and (ii) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.
“Seller Representative” has the meaning set forth in the Preamble.
“Seller Representative Expense Account” has the meaning set forth in Section 9.13(c).
“Seller Representative Expense Amount” means an amount equal to $4,000,000.
“Seller Releasor” has the meaning set forth in Section 7.8(b).
“Sherman Act” means the Sherman Antitrust Act of 1890.
“Shortfall Payment” has the meaning set forth in Section 2.3(h)(i).
“Solvent” means that, as of any date of determination, with respect to, as applicable, (A) the Harvestone Entities and Blockers, or (B) Buyer, Merger Sub and the Acquired Entities, (i) the fair value of the assets of such Persons on a consolidated basis, as of such date, exceeds the sum of all Liabilities of such Persons, including contingent and other Liabilities, as of such date, (ii) the fair saleable value of the assets of such Persons on a consolidated basis, as of such date, exceeds the amount that will be required to pay the probable Liabilities of such Persons on their existing debts (including contingent Liabilities) as such debts become absolute and matured, and (iii) such Persons on a consolidated basis will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which they are engaged or will be engaged following such date.
“Specified Land” means the land described on Exhibit C.
“Splitter” has the meaning set forth in the Recitals.
“Splitter I” has the meaning set forth in the Recitals.
“Splitter II” has the meaning set forth in the Recitals.
“Splitter III” has the meaning set forth in the Recitals.
“Splitters” has the meaning set forth in the Recitals.
“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subject Interests” has the meaning set forth in the Recitals.

“Subsidiaries” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof.
“Surviving Partnership” has the meaning set forth in the Recitals.
“Tail Policy” has the meaning set forth in Section 7.9(b).
“Tax” or “Taxes” means (i) any federal, state, local or non-U.S. taxes, charges, fees, customs, duties, imposts, levies or other assessments or liabilities, including, without limitation, net income, gross income, gross receipts, alternative or add-on minimum tax, capital, sales, use, ad valorem, value added, transfer, franchise, profits, excess profits, tariff, estimated, premiums, inventory, environmental, capital stock, registration, license, occupancy, business organization, lease, service, service use, withholding, payroll, employment (including employee withholding or employer payroll tax, FICA or FUTA), social security (or similar), unemployment, disability, registration, excise, severance, stamp, occupation, premium, property (real or personal), windfall profits, imputed underpayment or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, fines, assessments, and any penalties, additions to tax or additional amounts with respect thereto, whether or not disputed; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law, by contract, assumption, agreement (whether or not written), operation of law, pursuant to Treasury Regulation Section 1.1502-6 or otherwise; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person.
“Tax Consideration” has the meaning set forth in Section 2.6(b).
“Tax Contest” has the meaning set forth in Section 7.4(d).
“Tax Credit Filings” means all Tax Returns, forms, declarations or other documentation required to be made in connection with the determination, reporting, transfer or recapture of any Tax Credit, including, as applicable, Form 3800, Form 7218, Form 8933, and Transfer Election Statements.
“Tax Credit Transfer Agreement” means each agreement set forth in Schedule 1.1(c) pursuant to which a Tax Credit Transferor has agreed to sell or transfer Tax Credits to a Tax Credit Transferee pursuant to Section 6418 of the Code, together with each related Transfer Election Statement and ancillary document related thereto.
“Tax Credit Transfer Date” means, with respect to any Transferred Credits, the date on which such Transferred Credits are transferred by the applicable Tax Credit Transferor to the applicable Tax Credit Transferee pursuant to the applicable Tax Credit Transfer Agreement.
“Tax Credit Transferee” means each purchaser of the Tax Credits sold by the applicable Tax Credit Transferor, as set forth in Schedule 1.1(c), pursuant to the applicable Tax Credit Transfer Agreement set forth in Schedule 1.1(c).
“Tax Credit Transferor” means (a) the Partnership, with respect to Section 45Z Tax Credits, and (b) BF CaptureCo, with respect to Section 45Q Tax Credits, as applicable.

“Tax Credits” means, collectively, Section 45Z Tax Credits and Section 45Q Tax Credits.
“Tax Equity Documents” means those Contracts set forth on Schedule 3.10(a)(xiv).
“Tax Partnership” means any entity classified as a partnership for U.S. federal income Tax purposes (and, where applicable, state and local income Tax purposes), other than a publicly traded partnership treated as a corporation pursuant to Section 7704 of the Code.
“Tax Refund” has the meaning set forth in Section 7.4(j).
“Tax Returns” means all returns, declarations, reports, claims for refund, elections, notices, forms, information returns and other documents, including all schedules, statements and attachments thereto and amendments thereof, filed or required to be filed with a Taxing Authority in connection with the determination, assessment, collection or administration of Taxes of any Person.
“Taxing Authority” means any Governmental Entity or political subdivision thereof having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Trademarks” has the meaning set forth in the definition of “Intellectual Property.”
“Transaction Documents” means this Agreement and all documents and certificates delivered or required to be delivered pursuant to this Agreement.
“Transaction Tax Deductions” has the meaning set forth in Section 7.4(a).
“Transfer Election” means an election under Section 6418(a) of the Code and Treasury Regulation Section 1.6418-2 to transfer a specified portion of an eligible credit from an eligible taxpayer to a transferee taxpayer.
“Transfer Election Statement” means the written transfer election statement described in Treasury Regulation Section 1.6418-2(b)(5), executed by the applicable Tax Credit Transferor and Tax Credit Transferee.
“Transfer Taxes” has the meaning set forth in Section 7.4(f).
“Transferred Credits” means the portion of the Tax Credits sold or transferred, or agreed to be sold or transferred, by the Tax Credit Transferor to the Tax Credit Transferee pursuant to the applicable Tax Credit Transfer Agreement.
“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulations section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.
“Union” has the meaning set forth in Section 3.15(b).
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.
“Waived 280G Benefit” has the meaning set forth in Section 7.18.

“Willful Breach” means a material breach that is a consequence of an act taken by the breaching Party, or the failure by the breaching Party to take an act it is required to take under this Agreement, in each case, that the breaching Party knew, or would reasonably be expected to know, would cause a breach of this Agreement.
“Working Capital Target” means an amount equal to $57,000,000.
Section 1.2Rules of Construction.
(a)Unless the context otherwise requires, references in this Agreement to (i) Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (ii) “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the Section or subsection in which the reference occurs, (iii) any Contract (including this Agreement) or Law shall be deemed references to such Contract or Law as amended, supplemented or modified from time to time in accordance with its terms and the terms hereof, as applicable, and in effect at any given time (and, in the case of any Law, to any successor provisions), (iv) any Person shall be deemed references to such Person’s successors and permitted assigns, and in the case of any Governmental Entity, to any Person(s) succeeding to its functions and capacities and (v) any federal, state, local, or foreign statute or Law shall be deemed references to all rules and regulations promulgated thereunder.
(b)If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neuter genders and vice versa. The term “includes” or “including” shall mean “including, without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. The word “or” shall not be exclusive.
(c)Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)The Parties acknowledge that each Party and its attorney have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)All accounting terms used herein and not expressly defined herein shall have the meanings given to them under the Accounting Principles.
(g)Notwithstanding anything to the contrary in this Agreement, other than as expressly set forth in Section 3.4(b), Section 3.4(d) and Section 3.4(e), each representation or warranty to be given by or in respect of a Non-Wholly Owned Entity shall be interpreted to have been qualified by Knowledge of the Partnership, and each obligation, covenant or agreement of the Partnership or the Acquired Entities in respect of a Non-Wholly Owned Entity shall be interpreted to be limited to the extent that Blocker Sellers or the Partnership have the contractual authority, directly or indirectly, to unilaterally cause such Non-Wholly Owned Entity to take or refrain from taking action with respect to such obligation, covenant or agreement, subject to the terms of the applicable Governing Documents governing or relating to such Non-Wholly Owned Entity; provided, however, that if the Blocker Sellers or the Partnership have the right to vote in any respect on whether to cause such Non-Wholly Owned Entity to comply with such obligation, covenant or agreement, such Person or their applicable voting representative(s) shall vote in favor of causing such Non-Wholly Owned Entity to so comply.
(h)From and after the Effective Time, each reference in this Agreement to the Partnership shall be deemed to refer to the Surviving Partnership, except where the context expressly contemplates otherwise.
Article II
PURCHASE, SALE AND MERGER TRANSACTIONS
Section 2.1Purchase and Sale of the Subject Interests and Blocker Shares. Subject to the terms and conditions set forth herein, at the Closing:
(a)Purchase of the Blocker Shares. Blocker Sellers shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Blocker Sellers, all of Blocker Sellers’ right, title and interest in and to the Blocker Shares, free and clear of all Liens (other than Liens arising under the Governing Documents of the Blockers and applicable securities Laws), in consideration of an aggregate amount in cash equal to the portion of the Purchase Price allocated to the Blocker Shares, allocated among the Blocker Sellers as set forth on the Payment Schedule (the aggregate amount payable pursuant to this Section 2.1(a), the “Blocker Consideration”).
(b)The Merger. In accordance with the Act, at the Effective Time, Merger Sub shall be merged with and into the Partnership, and the separate existence of Merger Sub shall cease. The consummation of the Merger at the Effective Time shall be evidenced by the filing of a certificate of merger in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. Following the Merger, the Partnership shall continue as the Surviving Partnership and shall be a wholly-owned Subsidiary of Buyer, including through the Subject Interests held indirectly by Buyer through its ownership of the Blockers.
(c)The Merger Consideration and the Blocker Consideration (to be delivered in the manner described in this Article II) shall be, collectively, an aggregate amount equal to the Initial Purchase Price and shall be allocated as set forth on the Payment Schedule. The Initial Purchase Price shall be subject to adjustment after the Closing pursuant to Section 2.3. At least five (5) Business Days prior to the Closing Date, Seller Representative shall prepare and deliver to Buyer and the Paying Agent the Payment Schedule and during the period between delivery thereof and two (2) Business Days prior to the Closing Date, Seller Representative shall review and consider in good faith any comments provided by Buyer to the Payment Schedule; provided that in no event shall the foregoing delay the Closing or require Seller Representative to make any changes to the Payment Schedule. Notwithstanding any error in the Payment Schedule, in no event will Buyer be liable for payment of any consideration under this Agreement other than payment of the Purchase Price.
Section 2.2Effect of the Merger.
(a)General Effect. The effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Act. Without limiting the foregoing, all of the assets, property, rights, privileges, powers and franchises of the Partnership and Merger Sub shall vest in the Surviving Partnership, and the Surviving Partnership shall be subject to all of the liabilities, obligations and duties of the Partnership and Merger Sub.
(b)General Partner and Officers.
(i)At the Effective Time, each of the officers of Merger Sub immediately prior to the Effective Time, if any, shall be an officer of the Surviving Partnership, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Partnership’s certificate of limited partnership and limited partnership agreement.
(ii)At the Effective Time, the general partner of Merger Sub immediately prior to the Effective Time shall continue as the general partner of the Surviving Partnership in accordance with the Surviving Partnership’s certificate of limited partnership and limited partnership agreement.
(c)Organizational Documents.
(i)At the Effective Time, the certificate of limited partnership of the Partnership shall be amended and restated to be in the form of the certificate of limited partnership of Merger Sub and, as so amended and restated, shall be the certificate of limited partnership of the Surviving Partnership, until amended in accordance with applicable Laws and the terms thereof.
(ii)At the Effective Time, the limited partnership agreement of the Partnership shall be amended and restated to be in the form of the limited partnership agreement of Merger Sub and, as so amended and restated, shall be the limited partnership agreement of the Surviving Partnership, until amended in accordance with applicable Laws and the terms thereof.
(d)Conversion of Interests. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Partnership or any other Person, (i) all of the Subject Interests held by the Non-Blocker Holders shall be cancelled and be automatically converted into the right to receive the applicable Non-Blocker Holder’s portion of the Purchase Price, allocated among such Non-Blocker Holders as set forth on the Payment Schedule, on the terms and subject to the conditions set forth in this Article II (the aggregate amount payable under this Section 2.2(d)(i), the “Merger Consideration”) and pursuant to the Paying Agent Agreement, (ii) all of the Subject Interests held by each Blocker shall not be converted but shall remain outstanding as partnership interests of the Surviving Partnership, with the result that the percentage of the total issued and outstanding partnership interests of the Surviving Partnership held by each Blocker after the Effective Time will be equal to the percentage of the total issued and outstanding Subject Interests held by such Blocker after giving effect to the ECP Equity Transfers and immediately prior to the Effective Time, and (iii) each of the issued and outstanding limited liability company interests of Merger Sub shall be automatically converted into and become a limited partnership interest of the Surviving Partnership, with the result that the percentage of the total issued and outstanding limited partnership interests of the Surviving Partnership held directly by Buyer after the Effective Time will be equal to the aggregate percentage of the total issued and outstanding Subject Interests held by the Non-Blocker Holders immediately prior to the Effective Time.
Section 2.3Post-Closing Adjustment.
(a)Estimated Adjustment Statement. At least five (5) Business Days prior to the Closing Date, Seller Representative shall prepare and deliver to Buyer the Estimated Adjustment

Statement, together with reasonable supporting detail, including a calculation of the Estimated Adjustment Amount and components thereof. During the period between delivery of the Estimated Adjustment Statement and two (2) Business Days prior to the Closing Date, Seller Representative shall review and consider in good faith any comments provided by Buyer to the Estimated Adjustment Statement; provided that in no event shall the foregoing delay the Closing or require Seller Representative to make any changes to the Estimated Adjustment Statement.
(b)Delivery of Letters of Transmittal. At least two (2) Business Days prior to the Closing Date, Seller Representative shall deliver to each Non-Blocker Holder a letter of transmittal in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith (such letter of transmittal to include a customary release of Buyer) (a “Letter of Transmittal”) for use in effecting the surrender of its Subject Interests in exchange for its portion of the Purchase Price, pursuant to the Paying Agent Agreement and as allocated and set forth on the Payment Schedule.
(c)Prior to the Closing Date, the Paying Agent, Buyer and Seller Representative shall enter into the Paying Agent Agreement. On the Closing Date, Buyer shall transfer, or cause to be transferred, to the Paying Agent via wire transfer of immediately available funds, cash in an amount equal to the Merger Consideration in accordance with Section 2.5(c)(iii)(C). Buyer and Seller Representative shall cause the Paying Agent to hold such funds and deliver them in accordance with the terms and conditions hereof and the terms and conditions of the Paying Agent Agreement. Upon the later to occur of the Effective Time or the date that a Non-Blocker Holder delivers their duly executed respective Letter of Transmittal to the Paying Agent in accordance with the Paying Agent Agreement, with respect to such Non-Blocker Holder, Buyer and Seller Representative shall cause the Paying Agent to effect the exchange of such Non-Blocker Holder’s portion of the Purchase Price in cash for such Non-Blocker Holder’s Subject Interests, and, effective at the Effective Time, the Subject Interests so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.3(c), the Subject Interests of each Non-Blocker Holder shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the applicable Non-Blocker Holder’s portion of the Purchase Price as Merger Consideration. No interest or amounts shall be paid or accrue on any cash payable upon surrender of any Subject Interests.
(d)Closing Adjustment Certificate. As promptly as practicable after the Closing, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller Representative the Closing Adjustment Certificate. If Buyer fails to deliver the Closing Adjustment Certificate within such ninety (90) day period, the Estimated Adjustment Statement delivered by Seller Representative pursuant to Section 2.3(a) shall be deemed to be the Closing Adjustment Certificate and the Final Adjustment Certificate for all purposes under this Agreement. Buyer shall (i) permit Seller Representative and its representatives to have reasonable access to the books, records and other documents (including financial information and working papers) used to prepare the Closing Adjustment Certificate and provide Seller Representative with copies thereof (as reasonably requested by Seller Representative) and (ii) provide Seller Representative and its representatives reasonable access to Buyer’s and the Surviving Partnership’s senior finance and accounting employees and advisors involved in the preparation of the Closing Adjustment Certificate; provided, that (A) such reasonable access shall only be granted upon advance written notice, during normal business hours and in a manner to not unreasonably interfere with the operations and businesses of Buyer, the Partnership, or the Harvestone Entities and (B) Buyer shall have no obligation to provide information or access to the financial information or working papers if doing so would, as determined by external legal counsel, result in the waiver of any attorney-client privilege or violate any applicable Law; provided, that Buyer will use commercially reasonable efforts to redact or otherwise provide the information, financial information or working papers in a manner that would not jeopardize attorney-client privilege or violate applicable Law.
(e)Notice of Disagreement. The Closing Adjustment Certificate shall become final and binding upon the Parties on the date that is sixty (60) days after receipt of the Closing Adjustment Certificate by Seller Representative (the “Final Settlement Date”) unless Seller Representative gives written notice of its disagreement (“Notice of Disagreement”) to Buyer prior to such date. If a Notice of Disagreement is received by Buyer, then the Closing Adjustment Certificate (as revised in accordance with Section 2.3(f), if applicable) shall become final and binding on the Parties on, and the Final Settlement Date shall be, the earlier of (i) the date upon which Seller Representative and Buyer agree in writing with respect to all matters specified in the Closing Adjustment Certificate and (ii) the date upon which the Final Adjustment Certificate is issued by the Independent Accounting Firm.
(f)Final Adjustment Certificate. During the first twenty (20) days after the date upon which Buyer receives a Notice of Disagreement, the Parties shall attempt to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such twenty (20)-day period (or earlier by mutual agreement to arbitrate) the Parties have not reached agreement with respect to all matters specified in the Notice of Disagreement, the matters that remain in dispute may as promptly as reasonably possible thereafter be submitted to the Independent Accounting Firm by either Seller Representative or Buyer for review and resolution. The Seller Representative and Buyer shall promptly provide their respective assertions regarding any amounts set forth in the Notice of Disagreement that remain in dispute in writing to the Independent Accounting Firm and to each other for the settlement of such amounts. The Seller Representative and Buyer shall instruct the Independent Accounting Firm to render a decision (which decision shall include a written statement of findings and conclusions, including a written explanation of its reasoning with respect to such findings and conclusions) resolving the matters in dispute in accordance with this Section 2.3(f), and the Final Adjustment Certificate reflecting such decision, as soon as reasonably practicable (and in any event within thirty (30) days following the Seller Representative’s and Buyer’s submissions), unless the Parties reach agreement on all amounts that remain in dispute prior thereto and withdraw the dispute. The Independent Accounting Firm shall (i) act as an expert and not as an arbitrator, (ii) address only those items in dispute and all determinations shall be based solely on the written presentations of Seller Representative and Buyer and their respective representatives, and not by independent review, and (iii) for each item, not assign a value greater than the greatest value for such item claimed by either Seller Representative or Buyer or smaller than the smallest value for such item claimed by either Seller Representative or Buyer. The decision of the Independent Accounting Firm shall be final and binding on the Parties. Judgment may be entered upon the determination of the Independent Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. As used in this Agreement, the term “Final Adjustment Certificate” shall mean the Closing Adjustment Certificate delivered (or deemed delivered) pursuant to Section 2.3(d), as subsequently adjusted, if applicable, pursuant to this Section 2.3(f) to reflect any subsequent written agreement between the Parties with respect thereto and, if submitted to the Independent Accounting Firm, any amendments or modifications to the Closing Adjustment Certificate decided by the Independent Accounting Firm.
(g)Costs and Expenses. The costs and expenses of the Independent Accounting Firm in connection with resolving such disputed matters pursuant to Section 2.3(f) shall be borne by Buyer, on the one hand, and Seller Representative, on the other hand, based upon the percentage that the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyer claims the Adjustment Amount is one thousand dollars ($1,000) less than the amount determined by Seller Representative, and Seller

Representative contests only five hundred dollars ($500) of the amount claimed by Buyer, and if the Independent Accounting Firm ultimately resolves the dispute by awarding Buyer three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Seller Representative and forty percent (40%) (i.e., 200 ÷ 500) to Buyer. Prior to the Independent Accounting Firm’s determination of disputed matters pursuant to Section 2.3(f), (i) Buyer, on the one hand, and Seller Representative, on the other hand, shall each pay fifty percent (50%) of any retainer paid to the Independent Accounting Firm and (ii) during the engagement of the Independent Accounting Firm, the Independent Accounting Firm will bill fifty percent (50%) of the total charges to each of Buyer, on the one hand, and Seller Representative, on the other hand. All costs and expenses of the Paying Agent shall be paid by Buyer.
(h)Final Settlement and Adjustment to Purchase Price; Payment.
(i)(x) If the Adjustment Amount set forth on the Final Adjustment Certificate is less than the Estimated Adjustment Amount, then an amount equal to the Estimated Adjustment Amount minus the Adjustment Amount set forth on the Final Adjustment Certificate will be the “Shortfall Payment” and (y) if the Adjustment Amount set forth on the Final Adjustment Certificate is greater than the Estimated Adjustment Amount, then an amount equal to the Adjustment Amount set forth on the Final Adjustment Certificate minus the Estimated Adjustment Amount will be the “Excess Payment”.
(ii)Any Shortfall Payment or Excess Payment, as applicable, shall be paid as follows:
(A)in the event of an Excess Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, (1) Buyer shall, subject to Section 2.3(h)(v), pay or cause to be paid in immediately available funds by wire transfer to Paying Agent (to one or more accounts designated by Paying Agent) an aggregate amount in cash equal to the Excess Payment and (2) Buyer and Seller Representative shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to Paying Agent an amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, and Buyer and Seller Representative shall cause the Paying Agent to promptly distribute such funds in accordance with the Paying Agent Agreement and the Payment Schedule;
(B)in the event of a Shortfall Payment, then, promptly following the determination of the Adjustment Amount set forth on the Final Adjustment Certificate, and in any event within five (5) Business Days thereafter, Buyer and Seller Representative shall, subject to Section 2.3(h)(iv), execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer (1) to Buyer an amount in cash equal to the lesser of (x) the Shortfall Payment and (y) the amount of funds available in the Purchase Price Adjustment Escrow Account, and (2) if any funds remain immediately after such payment to Buyer, to one or more accounts designated by Paying Agent an aggregate amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, and Buyer and Seller Representative shall cause the Paying Agent to promptly distribute such funds in accordance with the Paying Agent Agreement and the Payment Schedule; or

(C)in the event that the Adjustment Amount set forth on the Final Adjustment Certificate is equal to the Estimated Adjustment Amount, Buyer and Seller Representative shall execute joint instructions to the Escrow Agent to pay in immediately available funds by wire transfer to one or more accounts designated by Paying Agent an aggregate amount in cash equal to the balance of funds remaining in the Purchase Price Adjustment Escrow Account, and Buyer and Seller Representative shall cause the Paying Agent to promptly distribute such funds in accordance with the Paying Agent Agreement and the Payment Schedule.
(iii)The amount of any Shortfall Payment or Excess Payment, as applicable, to be made after the Closing Date pursuant to this Section 2.3(h) shall bear interest from and including the date on which such Excess Payment or Shortfall Payment, as applicable, becomes payable pursuant to Section 2.3(h)(ii) to but excluding the date of payment at a rate per annum (calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed) equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the Closing Date. Such interest shall be payable at the same time as the payment to which it relates.
(iv)In no event shall Buyer or Merger Sub be entitled to, and in no event shall Seller Representative have any liability with respect to, payment pursuant to this Section 2.3(h) of any amount in excess of the Purchase Price Adjustment Escrow Amount and the funds in the Purchase Price Adjustment Escrow Account are Buyer’s and Merger Sub’s sole and exclusive remedy with respect to any Shortfall Payment.
(v)In no event shall Seller Representative, Holders, or Blocker Sellers be entitled to, and in no event shall Buyer have any liability with respect to, any payment pursuant to Section 2.3(h)(ii)(A)(1) of any amount in excess of an amount equal to the Purchase Price Adjustment Escrow Amount and an amount equal to the Purchase Price Adjustment Escrow Amount payable by Buyer is Seller Representative’s, Holders’, and Blocker Sellers’ sole and exclusive remedy with respect to any Excess Payment payable pursuant to Section 2.3(h)(ii)(A)(1).
(i)Tax Treatment. Any payments made pursuant to this Section 2.3 shall be treated as adjustments to the Purchase Price for applicable income Tax purposes to the extent permitted by applicable Law.
(j)Notwithstanding anything else contained herein, the portion of any component for the calculation of the Purchase Price that is attributable to a Blocker (rather than a Harvestone Entity) shall be included solely in the calculation of the portion of the Purchase Price payable with respect to such Blocker.
Section 2.4Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages by email at 9:00 a.m. Central Time on the third Business Day after the conditions set forth in Section 2.5 have been satisfied, or, if permissible, waived in writing by the Party entitled to the benefit of the same (other than those conditions that by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). On the Closing Date, Buyer, Merger Sub and the Partnership shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware as provided in the Act. The Merger shall become effective at such time as the Certificate of Merger has been duly filed or at such later time as may be agreed by

Buyer and Seller Representative in writing and specified in the Certificate of Merger (the “Effective Time”).
Section 2.5Conditions to the Obligations of the Parties.
(a)Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:
(i)Hart-Scott-Rodino Act. All waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act, and any commitment to, or agreement (including any timing agreement) with, any Governmental Entity to delay the consummation of, or not to consummate before a certain date, the transactions contemplated hereby, shall have expired or been terminated.
(ii)No Orders or Illegality. There shall not be any Law in effect that enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby.
(b)Conditions to Obligations of Buyer and Merger Sub. The obligation of Buyer and Merger Sub to consummate the transactions to be performed by Buyer and Merger Sub in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(i)Representations and Warranties. (A) The representations and warranties regarding the Harvestone Entities set forth in Article III of this Agreement, Blockers set forth in Article IV of this Agreement and Blocker Sellers set forth in Article V of this Agreement (in each case, other than Fundamental Seller Representations) shall be true and correct as of the Closing Date (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date), except, in each case, to the extent such failure of such representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect; and (B) the Fundamental Seller Representations shall be true and correct as of the Closing Date other than in de minimis respects (or if such Fundamental Seller Representations expressly relate to a specific date, such Fundamental Seller Representations shall be true and correct in all material respects as of such date).
(ii)Performance and Obligations of the Partnership. The Partnership, Blockers, and the Blocker Sellers shall, or shall cause the applicable Harvestone Entity to, have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by a Harvestone Entity, a Blocker, or a Blocker Seller on or prior to the Closing Date.
(iii)Deliveries and Closing Actions. At the Closing:
(A)Seller Representative shall deliver to Buyer a duly executed certificate from an authorized Person of the Partnership, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(b)(i) and Section 2.5(b)(ii) have been satisfied;
(B)Seller Representative shall deliver to Buyer one or more counterparts to the Escrow Agreement duly executed by Seller Representative and the Escrow Agent;

(C)each Blocker Seller shall deliver to Buyer a duly executed counterpart to an assignment assigning such Blocker Seller’s Blocker Shares in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith (the “Assignment Agreement”);
(D)Seller Representative shall deliver invoices, wire instructions and duly executed and properly completed W-9s, where necessary or required by applicable Law, for each recipient of Outstanding Transaction Expenses pursuant to Section 2.5(c)(iii)(F) and each recipient of repaid Indebtedness pursuant to Section 2.5(c)(iii)(G);
(E)each Holder identified on the Payment Schedule that is a “U.S. person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Buyer and the Paying Agent a duly executed and properly completed IRS Form W-9, valid as of the Closing Date;
(F)the ECP Equity Transfers shall have occurred in accordance with Section 7.16;
(G)Seller Representative shall deliver to Buyer the written resignations, effective as of the Closing, of all directors, officers, and managers of the Acquired Entities;
(H)Seller Representative shall deliver to Buyer customary payoff letters with respect to the Indebtedness set forth on Schedule 2.5(b)(iii)(H), in which the payee shall agree that upon payment of the amount specified in such payoff letter, (1) all outstanding obligations of the Acquired Entities arising under or related to the applicable Indebtedness shall be repaid, discharged and extinguished in full, (2) all Liens in connection therewith shall be released and (3) the payee shall take all actions reasonably requested by Buyer to evidence and record such discharge and release as promptly as practicable;
(I)Seller Representative shall have delivered all notices or received all consents, approvals, authorizations and waivers listed on Schedule 2.5(b)(iii)(I);
(J)Seller Representative shall deliver to Buyer one or more counterparts to the Paying Agent Agreement duly executed by Seller Representative and the Paying Agent;
(K)if ECP V, ECP GP or any other Non-Blocker Holder that directly holds Subject Interests immediately prior to the Effective Time is not a “U.S. person” within the meaning of Section 7701(a)(30) of the Code, Seller Representative shall cause the Partnership to deliver to Buyer and the Paying Agent a duly executed and completed statement satisfying Treasury Regulations Section 1.1445-11T(d)(2), if the Partnership is eligible to provide such statement;
(L)each Holder identified on the Payment Schedule that is not a “U.S. person” within the meaning of Section 7701(a)(30) of the Code shall deliver to Buyer and the Paying Agent the applicable duly executed and properly completed IRS Form W-8, and any other certificate or documentation reasonably requested by Buyer or the Paying Agent under Sections 1445 or 1446(f) of the Code to determine, reduce or eliminate applicable withholding, in each case valid as of the Closing Date;
(M)Seller Representative shall deliver to Buyer the written consent of (x) the HLCP GP Board, with respect to the Partnership, and (y) the requisite limited partners of the Partnership, each approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and
(iv)Since the date of this Agreement, no Material Adverse Effect shall have occurred.
(c)Conditions to Obligations of Blocker Sellers and the Partnership. The obligation of Blocker Sellers and the Partnership to consummate the transactions to be performed by Blocker Sellers and the Partnership in connection with the Closing is subject to the satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:
(i)Representations and Warranties. The representations and warranties of Buyer and Merger Sub set forth in Article VI of this Agreement shall be true and correct as of the Closing Date in all material respects (or if such representations and warranties expressly relate to a specific date, such representations and warranties shall be true and correct as of such date in all material respects).
(ii)Performance and Obligations of Buyer and Merger Sub. Buyer and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Buyer and Merger Sub on or prior to the Closing Date; provided, that the covenants to deliver monetary amounts pursuant to Section 2.5(c)(iii)(A)(y), Section 2.5(c)(iii)(B), Section 2.5(c)(iii)(C), Section 2.5(c)(iii)(F) and Section 2.5(c)(iii)(G) shall have been complied with in all respects.
(iii)Deliveries and Closing Actions. At the Closing:
(A)Buyer shall deliver to Seller Representative (x) a duly executed certificate from an officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 2.5(c)(i) and Section 2.5(c)(ii) have been satisfied and (y) the Seller Representative Expense Amount by wire transfer of immediately available funds to an account designated in writing by Seller Representative, which Seller Representative Expense Amount shall not bear interest and shall be used by Seller Representative in accordance with Section 9.13(c);
(B)Buyer shall deliver to the Escrow Agent, by wire transfer of immediately available funds to (1) the account designated in writing by the Escrow Agent (the “Purchase Price Adjustment Escrow Account”) an amount equal to the Purchase Price Adjustment Escrow Amount, (2) the account designated in writing by the Escrow Agent (the “Indemnity Escrow Account”) an amount equal to the Indemnity Escrow Amount, each to be held pursuant to an escrow agreement, dated as of the Closing Date, by and among Buyer, Seller Representative and the Escrow Agent, in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith (the “Escrow Agreement”);

(C)Buyer shall deliver to the Paying Agent, by wire transfer of immediately available funds to the account designated in writing by the Paying Agent, an amount equal to the Merger Consideration plus the Blocker Consideration, to be held pursuant to a paying agent agreement, dated prior to the Closing Date, by and among Buyer, Seller Representative and the Paying Agent, in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith (the “Paying Agent Agreement”);
(D)Buyer shall deliver to Seller Representative a counterpart to each of the Escrow Agreement and the Paying Agent Agreement, each duly executed by Buyer;
(E)Buyer shall deliver to Seller Representative a counterpart to the Assignment Agreement duly executed by Buyer;
(F)Buyer shall pay each Outstanding Transaction Expense by wire transfer of immediately available funds in the amounts as have been designated in the Estimated Adjustment Statement to the accounts designated by such payees;
(G)Buyer shall pay all Indebtedness set forth on Schedule 2.5(b)(iii)(H) pursuant to the payoff letters delivered by Seller Representative pursuant to Section 2.5(b)(iii)(H) to the payees set forth on such payoff letters, by wire transfer of immediately available funds to the accounts designated by the applicable payees; and
(H)Buyer shall (i) provide replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to the Credit Support Obligations in form and substance reasonably satisfactory to Seller Representative and the respective banks or other applicable counterparties, and (ii) obtain a complete and unconditional release of Holders and their respective Affiliates, as applicable, in form and substance reasonably satisfactory to Seller Representative, with respect to all such Credit Support Obligations.
(d)Frustration of Closing Conditions. None of Blocker Sellers, the Partnership, Merger Sub or Buyer may rely on the failure of any condition set forth in this Section 2.5 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under this Agreement, including as required by Section 7.2.
(e)Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 2.5 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.
Section 2.6Purchase Price Allocation.
(a)For U.S. federal and applicable state income tax purposes, the Parties intend that (i) each Blocker Redemption, and if any Blocker Seller causes the applicable Blocker to use Cash to redeem applicable Blocker Shares pursuant to Section 7.1(b), such redemption, shall together be treated as a transaction integrated with the sale by the applicable Blocker Seller of the applicable Blocker pursuant to Section 2.1(a) in accordance with Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Rev. Rul. 55-745, such that the applicable Blocker Seller shall be treated as surrendering a portion of its Blocker Shares in a redemption that qualifies for sale or exchange treatment under Section 302(b) of the Code; (ii) the purchase of the Blocker Shares shall be treated as a taxable purchase and sale of corporate stock; and (iii) the Merger shall be treated as a taxable purchase and sale of partnership interests ((i) through (iii) collectively, the “Intended

Tax Treatment”). The Parties shall file all Tax Returns consistent with the Intended Tax Treatment unless required by a contrary “determination” (within the meaning of Section 1313(a) of the Code).
(b)For U.S. federal (and relevant state and local) income Tax purposes, Buyer and Blocker Sellers agree to allocate the Purchase Price (other than the Blocker Consideration) plus a “ratable share” of the applicable liabilities of the Harvestone Entities and any other items properly treated as consideration for such income Tax purposes (such ratable share determined under applicable Law based on the Subject Interests held by the Non-Blocker Holders) (such amount, collectively, the “Tax Consideration”) among a ratable share of the assets of the Harvestone Entities in accordance with Section 755 of the Code, the Treasury Regulations promulgated thereunder, and based on the methodologies set forth on Schedule 2.6(b) (the “Allocation Schedule”). Buyer shall prepare and deliver to Seller Representative a draft allocation in accordance with the Allocation Schedule setting forth Buyer’s determination of the allocation of the Tax Consideration among the assets of the Harvestone Entities within sixty (60) days following the determination of the Purchase Price pursuant to Section 2.3 (the “Purchase Price Allocation”) for Seller Representative’s review and comment. If Seller Representative disputes the Purchase Price Allocation, Seller Representative shall notify Buyer within thirty (30) days of delivery of the Purchase Price Allocation. Buyer and Seller Representative shall work in good faith to resolve any disputes relating to the Purchase Price Allocation within thirty (30) days after receipt of Seller Representative’s notice and use commercially reasonable efforts to agree on such Purchase Price Allocation; provided, however, if Buyer and Seller Representative are unable to agree on such Purchase Price Allocation during the thirty (30) day period following the delivery of such draft allocation, any disputed items shall be resolved by the Independent Accounting Firm applying, mutatis mutandis, the procedures set forth in Section 2.3(f). If the Purchase Price is adjusted pursuant to this Agreement, Buyer and Seller Representative shall cooperate with each other in order to adjust the Purchase Price Allocation utilizing the same methodology set forth in the Allocation Schedule and the same procedure set forth in this Section 2.6(b).
(c)Buyer and Blocker Sellers shall (and shall cause each of their respective Affiliates to) file all Tax Returns consistent with the final Purchase Price Allocation (as agreed to by Buyer and Seller Representative or finally determined by the Independent Accounting Firm).
Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE HARVESTONE ENTITIES
As an inducement to Buyer and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, the Partnership hereby represents and warrants to Buyer and Merger Sub that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
Section 3.1Organization; Authority; Enforceability. Each of the Harvestone Entities is (a) duly formed, validly existing, and in good standing (or the equivalent) under the Laws of the State of Delaware and (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified or to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Harvestone Entities. The Partnership has the

power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Partnership has been duly authorized in accordance with the Governing Documents of the Partnership. No other limited partner proceedings on the part of the Partnership are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Partnership and constitutes the valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 3.2Noncontravention. Except as set forth on Schedule 3.2, and except as may result from any facts or circumstances solely caused by Buyer, Merger Sub or any of their respective Affiliates, the consummation of the transactions contemplated hereby by the Partnership (including the ECP Equity Transfers, the Blocker Acquisition and the Merger) does not (a) conflict with or result in any breach of any of the terms, conditions or provisions of the Governing Documents of the Harvestone Entities, (b) result in a violation of Law by the Harvestone Entities, (c) require the giving of any notice to, or the obtaining of any consent, approval, authorization or waiver from, any Person pursuant to any Material Contract, any Material Lease or any Material Right-of-Way, or (d) conflict with or result in any breach of any of the material terms, conditions or provisions of, constitute a default under (whether with or without the giving of notice, the passage of time or both), or give rise to any right of termination, cancellation or acceleration (including accelerated payments) or payment of any additional amounts under, any Material Contract, any Material Lease or any Material Right-of-Way, except, in the case of each of clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults or other consequences as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole.
Section 3.3Capitalization.
(a)The limited partner and general partner interests, and other Equity Interests, of the Partnership are listed on Schedule 3.3(a), and other than as listed on Schedule 3.3(a), the Partnership does not have any other authorized or issued Equity Interests.
(b)Except for this Agreement and the transactions contemplated hereby, or as set forth on Schedule 3.3(b):
(i)there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Harvestone Entities are a party or which are binding upon the Harvestone Entities providing for the issuance, disposition or acquisition of any of the Equity Interests of the Harvestone Entities; and
(ii)the Harvestone Entities are not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person.
Section 3.4Subsidiaries; Non-Wholly Owned Entities.
(a)Schedule A-1 sets forth the ownership structure of the Partnership Subsidiaries as of the date hereof, and with respect to each such Partnership Subsidiary (i) its name and jurisdiction of organization, formation or incorporation, (ii) its form of organization, formation or incorporation, (iii) the issued and outstanding Equity Interests of such Partnership Subsidiary and (iv) the names of the record owners of the outstanding Equity Interests of the Partnership Subsidiaries.
(b)Schedule A-2 sets forth the Non-Wholly Owned Entity Interests as of the date hereof, and with respect to each such Non-Wholly Owned Entity (i) its name and jurisdiction of organization, formation or incorporation, (ii) its form of organization, formation or incorporation, and (iii) the names of the record owners of the Non-Wholly Owned Entity Interests.
(c)Except as reflected on Schedule A-1, all of the outstanding Equity Interests of the Partnership Subsidiaries are held, directly or indirectly, by the Partnership, in each case, free and clear of all Liens other than Securities Liens. The Partnership Subsidiaries are the only Subsidiaries of the Partnership. Except for this Agreement and the transactions contemplated hereby, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Partnership Subsidiary is a party or which are binding upon any Partnership Subsidiary providing for the issuance, disposition or acquisition of any Equity Interests of any Partnership Subsidiary. No Partnership Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Partnership Subsidiaries’ Equity Interests.
(d)The Partnership has made available to Buyer true, complete and correct copies of the Governing Documents of the Non-Wholly Owned Entities.
(e)Other than its interests in the Partnership Subsidiaries, the Non-Wholly Owned Entities and any subsidiaries of the Non-Wholly Owned Entities, the Partnership does not own, directly or indirectly, any Equity Interests in any Person.
Section 3.5Financial Statements.
(a)Attached as Schedule 3.5(a) are copies of: (i) the audited consolidated balance sheets of the Partnership as of December 31, 2023, December 31, 2024, and December 31, 2025, and the related statements of operations and cash flows for the twelve months ended December 31, 2023, December 31, 2024 and December 31, 2025; and (ii) the unaudited consolidated balance sheet of the Partnership as of September 30, 2026 (the “Balance Sheet Date” and such unaudited consolidated balance sheet, the “Latest Balance Sheet”), and the related statements of operations and cash flows for the nine months then ended (the items described in the foregoing clauses (i) and (ii), collectively, the “Financial Statements”). Except as set forth on Schedule 3.5(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, each Financial Statement (A) presents fairly in all material respects the financial condition of the Partnership taken as a whole as of the respective dates thereof or the operating results of the Partnership for the periods covered thereby, and (B) has been prepared in accordance with GAAP, in all material respects, applied on a consistent basis through the periods covered thereby, except as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to the Latest Balance Sheet.
(b)Except as set forth on Schedule 3.5(b), no Harvestone Entity is party to any off balance sheet arrangement (as defined in item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended), synthetic lease, sale/leaseback arrangement, arrangement providing for the factoring of receivables or any other transaction involving the use of any special purpose entity for any of the foregoing.
(c)Except as set forth on Schedule 3.5(c), no Harvestone Entity has Liabilities that would be material to the Harvestone Entities, taken as a whole, except (i) obligations under Contracts to which a Harvestone Entity is a party that do not arise from or relate to any breach or default by a Harvestone Entity; (ii) Liabilities reflected in, reserved against or otherwise described in the Financial Statements or the notes thereto or on Schedule 3.5(a); (iii) Liabilities which have arisen after the Balance Sheet Date in the ordinary course of business; and (iv) Liabilities not required to be disclosed or reflected on financial statements prepared in accordance with the Accounting Principles.

(d)The Harvestone Entities maintain a system of internal accounting controls that are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with the appropriate officer’s general or specific authorization and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain proper accountability for items. Since December 6, 2022, neither any Harvestone Entity nor, to the Knowledge of the Partnership, any employee of any Harvestone Entity, has received written notice of any Proceeding regarding the accounting and auditing practices, procedures or methodologies of any of the Harvestone Entities or their internal accounting controls, except for such actions, claims or proceedings that would not reasonably be expected to be material to the Harvestone Entities, taken as a whole.
Section 3.6No Material Adverse Effect. Since the Balance Sheet Date, there has been no Material Adverse Effect.
Section 3.7Absence of Certain Developments. Except as set forth on Schedule 3.7 or as described in the audited Financial Statements, since the Balance Sheet Date, other than in the ordinary course of business or as required by applicable Law, as of the date hereof, no Harvestone Entity has:
(a)sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Intellectual Property;
(b)made any amendment to its Governing Documents;
(c)made or granted any bonus or any material increase in base salary to any director or senior executive;
(d)amended (other than as required by applicable Law or as part of an annual renewal for health or welfare benefits), terminated or adopted any Employee Benefit Plan;
(e)effectuated any reduction in force, early retirement program, or other voluntary or involuntary employment termination program, or otherwise implemented any employee layoff, in each case, not in compliance with the WARN Act;
(f)made any changes to its material accounting policies, methods or practices;
(g)made, changed or revoked any Income Tax election or other material election relating to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax liability, filed any material amended Tax Return, surrendered any right to claim any refund of material Taxes, prepared or filed any Tax Return with respect to Income Taxes or other material Tax Return inconsistent with past practice, entered into any Tax allocation, sharing, indemnity or similar agreement, waived or extended (or consented to extend) any statute of limitations in connection with a material Tax, made any voluntary Tax disclosure or Tax amnesty or similar filing with respect to a material Tax or Tax Return, entered into any “closing agreement” as defined under Section 7121 of the Code or any analogous provision of state, local or non-U.S. law (or any similar agreement), requested any ruling or similar guidance with respect to Taxes, changed any material method of accounting for Tax purposes;
(h)(x) other than as described in this Agreement, issued, sold, delivered, redeemed or purchased any Equity Interests, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in Cash, securities or property) in respect of, any Equity Interests or (z) adjusted, split, combined or reclassified any of its Equity Interests;

(i)amended or terminated any Material Contract;
(j)entered into, materially amended, terminated, surrendered or assigned any Material Lease or Material Right-of-Way, or waived any material right thereunder;
(k)(x) incurred or guaranteed any additional Indebtedness for Borrowed Money or (y) made any loans or advances to any other Person, other than advances to employees in the ordinary course of business;
(l)other than inventory and other assets acquired in the ordinary course of business, acquired properties or assets, including Equity Interests of another Person, with a value in excess of $250,000, whether through merger, consolidation, share exchange, business combination or otherwise;
(m)adopted a plan of complete or partial liquidation or dissolution;
(n)instituted or settled any Proceeding for an amount in excess of $250,000; or
(o)authorized or entered into any Contract to do any of the foregoing.
Section 3.8Real Property; Rights-of-Way.
(a)Schedule 3.8(a) sets forth a true and complete list of all Owned Real Property and identifies the applicable Harvestone Entity that owns each parcel. The facilities owned or operated by the Harvestone Entities are referred to collectively as the “Harvestone Facilities.” Each Harvestone Entity has good and valid fee simple title to the Owned Real Property owned by it, free and clear of all Liens other than Permitted Liens. No Harvestone Entity has entered into any Contract for sale, option, right of first refusal, right of first offer, Lease, license, occupancy arrangement, pending subdivision or partition, or other agreement or commitment relating to the transfer, possession or use of the Specified Land, except as set forth on Schedule 3.8(a) and except for Permitted Liens.
(b)Schedule 3.8(b) sets forth a true and complete list of all Material Leases and identifies the applicable landlord and tenant party thereto. The Partnership has made available to Buyer true, complete and correct copies of each Material Lease, including all material amendments, addenda, assignments, side letters and recorded memoranda thereof. Each Material Lease is valid and in full force and effect against the applicable Harvestone Entity and, to the Knowledge of the Partnership, the counterparty thereto. The applicable Harvestone Entity holds a valid leasehold or subleasehold interest in and to the Leased Real Property, free and clear of all Liens other than Permitted Liens and obligations owing by the lessee under such Material Lease. No Harvestone Entity is in material default under any Material Lease or has received or delivered any written notice of an uncured material default, termination, nonrenewal, reassignment or clawback thereunder. All material rent, royalties, assessments and other amounts presently due under each Material Lease have been paid.
(c)Except as set forth on Schedule 3.8(c), the Harvestone Entities own or have the right to use, subject to Permitted Liens, all easements and rights-of-way (collectively, the “Rights-of-Way”) necessary to use, own and operate their assets and properties in substantially the same manner as such assets and properties are currently used, owned and operated and to conduct construction activities underway as of the date hereof in accordance with plans made available to Buyer. No Harvestone Entity has received any written notice of termination of, or an uncured material default under, any material Right-of-Way (a “Material Right-of-Way”).

(d)Except as set forth on Schedule 3.8(d), (i) no Harvestone Entity has received written notice of any pending condemnation or eminent-domain proceeding that would materially affect any Harvestone Entity’s interest in any Owned Real Property, Leased Real Property or Material Right-of-Way, and (ii) no Harvestone Entity has granted a leasehold, subleasehold or similar right or interest in any material portion of the Owned Real Property or Leased Real Property.
Section 3.9Tax Matters.
(a)All Tax Returns with respect to Income Taxes and other material Tax Returns required to be filed by any Harvestone Entity or with respect to Taxes for which any Harvestone Entity is liable have been timely filed, taking into account any valid extensions of time to file, and each such Tax Return is true, correct and complete in all material respects.
(b)All Income Taxes and other material Taxes due and payable by any Harvestone Entity, whether or not shown as due on any Tax Return, have been timely paid.
(c)Each Harvestone Entity has duly and timely deducted or withheld and paid over to the appropriate Taxing Authority all material Taxes required to have been deducted or withheld from any amounts paid or owing to any employee, independent contractor, service provider, partner, member, equityholder, creditor or other Person and has complied in all material respects with all related information reporting and record retention requirements, including the timely filing of all applicable Forms W-2 and 1099.
(d)No Taxing Authority has asserted in writing that any Harvestone Entity is required to file any Tax Return or pay any Tax in a jurisdiction in which such Harvestone Entity does not currently file Tax Returns or pay Taxes, which assertion has not been fully withdrawn, resolved or satisfied.
(e)No audit, examination, investigation, claim, proposed adjustment, deficiency, assessment by a Taxing Authority or other administrative or judicial proceeding relating to income and other material Taxes of any Harvestone Entity is pending or has been threatened in writing. No Harvestone Entity has received any written notice of deficiency, proposed adjustment, assessment or other written assertion of unpaid Taxes that has not been fully withdrawn, resolved or satisfied, and all prior audits, examinations and other proceedings relating to Taxes of a Harvestone Entity have been finally resolved and all amounts required to be paid in connection therewith have been paid.
(f)No waiver or extension of any statute of limitations or other period for the assessment or collection of any Tax of a Harvestone Entity is currently in effect, other than any automatic extension of the time to file a Tax Return, and no request for any such waiver or extension is pending.
(g)No Harvestone Entity has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(h)Each of the Harvestone Entities is, and has since inception been, treated as a Tax Partnership or a Disregarded Entity for U.S. federal income Tax purposes, except for Harvestone Commodities II, LLC, which is, and has since its inception been, treated as a “C corporation” for U.S. federal income Tax purposes.
(i)No Harvestone Entity is subject to any closing agreement pursuant to Section 7121 of the Code, private letter ruling, technical advice memorandum, offer in compromise or other similar ruling, agreement or arrangement with a Taxing Authority with respect to Taxes that will bind or otherwise affect such Harvestone Entity after the Closing, and no request for any such ruling, agreement or arrangement is pending.
(j)Each Harvestone Entity has timely collected, remitted and reported to the appropriate Taxing Authority all material sales, use, excise, value added and similar transaction Taxes required to have been collected and remitted with respect to sales, leases or services provided by such Harvestone Entity. Each Harvestone Entity has timely paid or self-assessed all material sales, use and similar Taxes required to have been paid or self-assessed with respect to purchases made by such Harvestone Entity. Each Harvestone Entity has complied in all material respects with all applicable Laws relating to record retention in connection with such Taxes, and for each sale, lease, service or purchase treated as exempt from any such Tax, the applicable Harvestone Entity has obtained and retained a valid exemption, resale or direct-pay certificate or other documentation sufficient under applicable Law to support such treatment. There are no Tax credits, grants or similar amounts that are or would reasonably be expected to be subject to clawback or recapture from the Harvestone Entities as a result of (A) the transactions contemplated by this Agreement or any Transaction Document or (B) a failure by any Harvestone Entity to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
(k)There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of any Harvestone Entity.
(l)No Harvestone Entity will be required to include or accelerate the recognition of any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any Post-Closing Tax Period as a result of (i) any change in, or improper use of, a method of accounting for any Pre-Closing Tax Period, including any adjustment pursuant to Section 481(a) of the Code, (ii) any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into before the Closing, (iii) any intercompany transaction, installment sale or open transaction entered into before the Closing, (iv) the receipt of any prepaid amount or deferred revenue received or accrued before the Closing, (v) any ECP Equity Transfer, or (vi) any debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code.
(m)No Harvestone Entity has any liability for Taxes of any other Person pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, or otherwise by operation of Law.
(n)No Harvestone Entity is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or similar agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes).
(o)No Harvestone Entity has conducted a trade or business, maintained a permanent establishment, branch, office, fixed place of business or other taxable presence, or otherwise become subject to Tax or been required to file any Tax Return, in any jurisdiction outside the United States.
(p)No Harvestone Entity has been either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify, in whole or in part, for nonrecognition treatment under Section 355 or Section 361 of the Code.

(q)No Harvestone Entity has any Liability with respect to any escheat, unclaimed property or similar applicable Law. Each Harvestone Entity is, and has at all times been, in compliance with any escheat, unclaimed or abandoned property or similar applicable Law in all material respects, and has timely paid, remitted or delivered to each applicable jurisdiction all escheatable or unclaimed or abandoned property required by any applicable Law to be paid, remitted or delivered to such jurisdiction. No Harvestone Entity holds any property or owes any amount that is or may become abandoned, unclaimed or escheatable under applicable Law, and no facts or circumstances exist that would reasonably be expected to give rise to any claim, proceeding or Liability under any applicable Law (whether or not such Liability is asserted, assessed or becomes payable before or after the Closing Date).
(r)None of the (i) goodwill, (ii) going concern value or (iii) other intangible assets of any Harvestone Entity that would not be amortizable prior to the enactment of Code Section 197 was held by any Harvestone Entity or any related Person (within the meaning of Code Section 197(f)(9)(C)) on or before August 10, 1993 or would reasonably be expected to constitute anti-churning property under Code Section 197(f)(9)(A).
(s)No Harvestone Entity treated as a C corporation for U.S. federal income tax purposes has experienced an “ownership change” within the meaning of Section 382 or Section 383 of the Code before the Closing, and no Tax attribute of such Harvestone Entity is subject to limitation under Section 382, 383 or 384 of the Code or any analogous provision of state or local Law.
Section 3.10Contracts.
(a)Except as set forth on Schedule 3.10(a) and any purchase or work orders, as of the date hereof, no Harvestone Entity is a party to, or bound by, any:
(i)Contract relating to Indebtedness for Borrowed Money or letter of credit arrangements;
(ii)license or royalty Contract with respect to any Intellectual Property pursuant to which: (w) any Harvestone Entity is a party as licensee or licensor or otherwise grants or receives any other right or interest in Intellectual Property, including any royalty arrangement, (x) any Harvestone Entity acquires, assigns, transfers or otherwise obtains ownership of, or any rights in, material Intellectual Property, (y) any Harvestone Entity grants or receives any consent to use, covenant not to sue, waiver, release or other restriction or authorization relating to material Intellectual Property, or (z) any Harvestone Entity enters into any coexistence agreement, marketing partnership or other arrangement relating to the ownership, development, use or exploitation of Intellectual Property (other than (A) Contracts relating to commercially available off-the-shelf software licensed for less than $75,000 in annual fees; (B) non-disclosure agreements granting a limited right to use confidential information subject to customary protections to preserve confidentiality and proprietary rights, entered into in the ordinary course of business; (C) offer letters, employment agreements, invention assignment agreements, individual consulting agreements, and individual contracting agreements, in each case, entered into in the ordinary course of business; (D) Contracts entered into in the ordinary course of business under which any Harvestone Entity grants or is granted the right to use any feedback, suggestions, or comments; and (E) non-exclusive licenses that are ancillary or incidental to the primary purpose of the applicable Contract, entered into in the ordinary course of business);
(iii)Contract that provides for aggregate future payments to or from a Harvestone Entity in excess of $1,000,000 in any calendar year, other than those that can be terminated without material penalty by such Harvestone Entity upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the ordinary course of business;
(iv)Contract that establishes any joint venture, partnership, strategic alliance or other similar collaboration;
(v)power of attorney;
(vi)other than this Agreement, Contract for the sale, transfer or acquisition of any material asset, Equity Interest or business of the Harvestone Entities (other than those providing for sales, transfers or acquisitions of assets in the ordinary course of business) or for the grant to any Person of any preferential rights to purchase any asset, Equity Interest or business of any Harvestone Entity, in each case, under which there are material outstanding obligations of any Harvestone Entity;
(vii)Contract that contains a provision expressly prohibiting or materially restricting any Harvestone Entity from competing in any jurisdiction other than in respect of confidentiality agreements entered into in the ordinary course of business;
(viii)swap, exchange, commodity option or hedging Contract that is expected to remain outstanding following the Closing;
(ix)Contract that contains a most favored nation or similar provision;
(x)Contract under which any Harvestone Entity has created, incurred, assumed or guaranteed any outstanding Indebtedness;
(xi)Contract with any Material Customer or Material Supplier;
(xii)Contract with a Governmental Entity (excluding permits);
(xiii)Affiliate Contract;
(xiv)Tax Equity Document; or
(xv)Contract involving the settlement of any Proceeding or threatened Proceeding.
(b)As of the date hereof, each Contract listed on Schedule 3.10(a) (each, a “Material Contract”) is legal, valid, binding and enforceable against the applicable Harvestone Entity and, to the Knowledge of the Partnership, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. No Harvestone Entity is in material breach or default under any Material Contract and, to the Knowledge of the Partnership, no other party thereto is in material breach or default thereunder. No Harvestone Entity has received written notice of termination, non-renewal, material breach or default that remains unresolved as of the date hereof under any Material Contract or of any material dispute from any counterparty under any Material Contract.
Section 3.11Intellectual Property and Privacy
.

(a)Schedule 3.11(a) contains a correct, current and complete list, as of the date hereof, of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: (A) the title, mark, or design; (B) the jurisdiction by or in which it has been issued, registered or filed; (C) the Patent, registration or application serial number; (D) the issue, registration or filing date; (E) the current status; and (F) expiration or renewal date; (ii) social media accounts or user names (including “handles”), associated web addresses, URLs, websites and web pages, and social media sites and pages; (iii) all material unregistered Trademarks included in the Intellectual Property Assets; and (iv) all material proprietary Software included in the Intellectual Property Assets.
(b)One or more Harvestone Entities are the sole and exclusive legal and beneficial owners of the Intellectual Property Registrations and all other Intellectual Property Assets, and, except as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole, have the valid and enforceable right to use all other Intellectual Property used or held for use by the Harvestone Entities for the conduct of the business of the Harvestone Entities as conducted as of the date hereof, in each case, free and clear of any Liens other than Permitted Liens.
(c)Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby, will result in the loss or material impairment of any right of the Harvestone Entities to own or use any Intellectual Property Assets or Licensed Intellectual Property.
(d)Except as set forth on Schedule 3.11(d), all Intellectual Property Registrations are subsisting and in full force and effect, and the Harvestone Entities have taken commercially reasonable steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property, and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets. Except as set forth on Schedule 3.11(d), the Harvestone Entities have entered into binding, valid and enforceable written contracts with each current and former employee and independent contractor who developed any material Intellectual Property for the Harvestone Entities, pursuant to which such employee or independent contractor has effectively assigned to the applicable Harvestone Entity all of his or her right, title and interest in and to such Intellectual Property, or such right, title, and interest in and to such Intellectual Property has vested in a Harvestone Entity by operation of Law.
(e)Except as set forth on Schedule 3.11(e), since December 6, 2022, the Harvestone Entities have not infringed, misappropriated, or otherwise violated the Intellectual Property of any Person or breached or defaulted under any Contract relating to the Intellectual Property of any Person, in any material respect. There are no Proceedings (including any opposition, cancellation, revocation, review, or other proceeding) pending or, to the Knowledge of the Partnership, threatened (including in the form of offers to obtain a license): (i) alleging any such infringement, misappropriation, or other violation of the Intellectual Property of any Person by the Harvestone Entities or any breach of or default under any Contract relating to the Intellectual Property of any Person by any Harvestone Entity; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Intellectual Property Registrations (other than office actions and similar proceedings in connection with the prosecution of applications for the registration or issuance of any Intellectual Property Registrations); or (iii) by the Harvestone Entities or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. The Harvestone Entities are not subject to any outstanding Proceeding (including any motion or petition therefor) that does or would reasonably be expected to restrict or impair the use of any Intellectual Property Assets or material Licensed Intellectual Property.

(f)Except as set forth on Schedule 3.11(f), (i) all Business IT Systems are in good working condition and are sufficient for the operation of the business of the Harvestone Entities as currently conducted in all material respects; and (ii) there has been no known malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack or ransomware, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in material disruption or material damage to the Harvestone Entities and that has not been remedied. The Harvestone Entities have taken commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems. The Harvestone Entities have: (A) conducted periodic cybersecurity risk assessments and vulnerability testing of the Business IT Systems and have remediated all material vulnerabilities identified through such assessments and testing; (B) implemented and maintained information security policies, access controls, password requirements and authentication procedures relating to the Business IT Systems, and have periodically reviewed and updated such policies, controls, requirements and procedures; (C) implemented and maintained commercially reasonable data backup, disaster recovery and business continuity procedures relating to the Business IT Systems, including periodic testing of backup and recovery capabilities; and (D) implemented and maintained commercially reasonable policies and procedures relating to the Business IT Systems that are designed to prevent unauthorized access to or use of the Business IT Systems. There are no known bugs, viruses or defects, design or documentation errors, corruption, or malicious computer code or programs that can cause material harm to Software owned or developed by the Harvestone Entities.
(g)The Harvestone Entities currently comply, and since December 6, 2022 have complied, in all material respects with all (i) applicable Laws, statutes, directives, rules, regulations and guidance, (ii) contractual obligations, and (iii) internal and public-facing privacy and/or security policies of the Harvestone Entities, if any, relating to (x) the privacy of users of any of the Harvestone Entities’ web properties, products and/or services; (y) the collection, use, storage, retention, disclosure, transfer, disposal, or any other processing of any personal information or personally identified behavioral information that is protected under applicable privacy laws and collected or used by the Harvestone Entities and/or by third parties having access to such information (“Private Information”); and (z) the transmission of marketing and/or commercial messages through any means, including, without limitation, via email, text message, social media, telephone, and/or facsimile, in each case to the extent legally binding on the Harvestone Entities. To the Knowledge of the Partnership, no third party acting on behalf of the Harvestone Entities who has accessed, stored, or processed Private Information has engaged in any act or omission that has caused or would reasonably be expected to cause any Harvestone Entity to violate any of the foregoing laws, contractual obligations or privacy and/or security policies in any material respect or has materially breached any contractual obligation owed to a Harvestone Entity relating to the processing or protection of Private Information. There is no Proceeding pending against the Harvestone Entities by any private party, the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, foreign or domestic, with respect to the collection, use, retention, disclosure, transfer, storage or disposal of the Private Information. The Harvestone Entities have taken commercially reasonable steps to protect the Private Information against unauthorized access, use, modification, or disclosure. Except as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole, since December 6, 2022, there has been no unauthorized access to, disclosure of and/or other misuse of any of the Private Information held by the Harvestone Entities, or held by any third party having access to such information. The Harvestone Entities maintain a publicly available privacy policy addressing their collection, use, disclosure and other processing of Private Information, and have periodically reviewed and updated such privacy policy in a manner designed to accurately reflect their current data processing practices and comply with applicable privacy laws. The Harvestone Entities do not use, and since December 6, 2022 have not used, cookies, web beacons, tracking pixels or other similar tracking technologies on their websites or other online properties to collect or otherwise process Private Information in violation of applicable Law.
Section 3.12Litigation. Except as set forth on Schedule 3.12, (i) since December 6, 2022, there have been no Proceedings brought by or against the Harvestone Entities that were material to the Harvestone Entities, taken as a whole, and (ii) as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Partnership, threatened, against any Harvestone Entity that would, individually or in the aggregate, reasonably be expected to be material to the Harvestone Entities, taken as a whole. No Harvestone Entity is subject to or bound by any material order or judgment of any Governmental Entity.
Section 3.13Brokerage. Except for arrangements for which Holders shall be solely responsible or that will be included in the calculation of Outstanding Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Harvestone Entity.
Section 3.14Benefit Plans.
(a)Schedule 3.14(a) sets forth a complete list of each material Harvestone Entity Benefit Plan. “Harvestone Entity Benefit Plan” shall mean any Employee Benefit Plan, providing compensation or other employee benefits to any current or former director, officer or employee of any Harvestone Entity, in each case, which is maintained, sponsored or contributed to by any Harvestone Entity or under which any Harvestone Entity has any material obligation or liability, excluding any plan or program that is sponsored solely by a Governmental Entity. Notwithstanding the foregoing, Schedule 3.14(a) need not identify an employment agreement or offer letter if such employment agreement or offer letter relates to an employee whose base salary does not exceed $250,000 or does not materially deviate from the form offer letter listed on Schedule 3.14(a); provided, that Schedule 3.14(a) shall identify any employment agreement or offer letter that contains severance provisions in excess of three (3) months of base pay or provisions for individualized transaction bonus arrangements, regardless of the employee’s base salary.
(b)With respect to each material Harvestone Entity Benefit Plan, Blocker Sellers have delivered or made available to Buyer or its representatives copies of, to the extent applicable, (i) such Harvestone Entity Benefit Plan and all amendments thereto, or, if such Harvestone Entity Benefit Plan is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description for such Harvestone Entity Benefit Plan and all summaries of material modifications thereto to the extent not included in the most recent summary plan description; (iii) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service; (iv) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such Harvestone Entity Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code; (v) all material Contracts and service provider Contracts; (vi) all non-routine or material notices and correspondence to or from any Governmental Entity within the past three (3) years; (vii) all coverage, nondiscrimination, top heavy and Code Section 415 tests for the three most recently completed plan years; (viii) a sampling of Forms 1094-C and 1095-C (and/or 1094-B and 1095-B) for each of the three preceding calendar years; and (ix) documentation for any corrections completed under Internal Revenue Service or Department of Labor correction programs from the past three (3) years.
(c)Except as would not reasonably be expected to be material to the Harvestone Entities or to otherwise cause material Liability: (i) each Harvestone Entity Benefit Plan has been established and administered in accordance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code; (ii) each Harvestone Entity Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws and related guidance to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter; (iii) to the Partnership’s Knowledge, none of the Harvestone Entities, nor any ERISA Affiliate or any other Person has breached any fiduciary duty imposed upon it by ERISA or any other applicable Law with respect to which a Harvestone Entity or any ERISA Affiliate has (or could have) any current or future Liability (including any contingent Liability); (iv) no prohibited transaction within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code (and not otherwise exempt under Section 408 of ERISA and Section 4975(c)(2) or 4975(d) of the Code) has occurred due to any action or inaction by the Partnership or a Harvestone Entity, or to the Knowledge of the Partnership, any other Person; and (v) all contributions, premiums and other payments due or required to be paid to (or with respect to) such Harvestone Entity Benefit Plan have been timely paid in accordance with the terms of such Harvestone Entity Benefit Plan and applicable Law or, if not yet due, have been properly and adequately accrued in accordance with accounting principles.
(d)No Harvestone Entity Benefit Plan is a pension plan that is subject to Title IV of ERISA and none of the Harvestone Entities nor any ERISA Affiliate has since December 6, 2022, adopted, sponsored, maintained, participated in or contributed to or been required to adopt, sponsor, maintain, participate in, or has or could reasonably be expected to have any current or future Liability or obligation (including any contingent Liability or obligation) under or with respect to: (i) any “single employer plan,” as defined in Section 4001(a)(15) of ERISA, including any such plan that is or, at any time, was subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) a multiemployer plan as defined in Section 3(37) of ERISA; (iii) any multiple employer plan within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code; (iv) any “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA; or (v) any voluntary employees’ beneficiary association. No Harvestone Entity Benefit Plan provides post-retirement health, welfare or life insurance benefits to any current or former employees, officers, directors, or other service providers of any Harvestone Entity other than health continuation coverage pursuant to COBRA at the participant’s sole cost (other than under an employment agreement, offer letter or severance agreement, plan or policy requiring the Partnership or any of its Subsidiaries to pay or subsidize COBRA premiums after the Closing Date for a terminated employee or the employee’s dependents for a period of six (6) or fewer months).
(e)The Partnership and each Harvestone Entity are and, at all relevant times, have been in compliance in all material respects with the Patient Protection and Affordable Care Act, Pub. L. No. 111 148, the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111 152, and all regulations and guidance issued thereunder, including the employer shared responsibility provisions relating to the offer of medical coverage that qualifies as “minimum essential coverage” that is “affordable” and provides “minimum value” to “full time employees” and their “dependents” (as those terms are defined in Section 4980H of the Code and the related Treasury Regulations), and the applicable information reporting requirements under Sections 6055 and 6056 of the Code. Each Harvestone Entity Benefit Plan that is a group health plan has been operated in compliance with all applicable requirements of the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code, and any similar state applicable Laws.
(f)No material actions, suits, claims or Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Partnership, threatened against or with relation to any Harvestone Entity Benefit Plan. No Harvestone Entity Benefit Plan is or, to the Knowledge of the Partnership, reasonably could be expected to be the subject of any audit, examination, investigation or other Proceeding by any Governmental Entity or a participant in any amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity, and to the Knowledge of the Partnership, no such audit, examination, investigation or other Proceeding is or reasonably could be expected to be contemplated or under consideration by any Governmental Entity.
(g)Each Harvestone Entity Benefit Plan that is subject to Section 409A of the Code is and has been administered in all material respects compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.
(h)Except as set forth on Schedule 3.14(h), neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (alone or in combination with any other event) (i) entitle any current or former employee, officer, director or individual independent contractor of any of the Harvestone Entities to any material compensation or benefits, including any severance pay, (ii) require a contribution or payment by any Harvestone Entity to any Harvestone Entity Benefit Plan or (iii) result in any excess parachute payments within the meaning of Section 280G of the Code. None of the Harvestone Entities has any obligation to reimburse or otherwise “gross-up” any Person for the interest or additional Tax set forth under Section 409A(a)(1)(B) or the excise Tax under Section 4999 of the Code.
Section 3.15Labor Relations.
(a)The Partnership has provided a true, correct and complete list of all persons who are employees of the Harvestone Entities as of the date hereof (including any individuals on a leave of absence of any nature, paid or unpaid, authorized or unauthorized), which list sets forth for each such individual the following: (i) name or employee ID; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee, (v) target commission, bonus or other short-term cash incentive-based compensation; and (vi) exempt and non-exempt classifications for purposes of the Fair Labor Standards Act.
(b)The Harvestone Entities are not, and have not during the past three (3) years been, parties to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not during the past three (3) years been, any Union representing or purporting to represent any employee of the Harvestone Entities, and no Union or group of employees is seeking or has sought during the past three (3) years to organize employees for the purpose of collective bargaining.
(c)There have not been any representation questions, arbitration proceedings, labor strikes, slowdowns or stoppages, labor grievances or other labor disputes pending or, to the Knowledge of the Partnership, threatened, with respect to the employees of any Harvestone Entity.
(d)There are no charges, complaints, petitions or other proceedings pending or, to the Knowledge of the Partnership, threatened against any Harvestone Entity before the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor, Occupational Safety and Health Administration or any other Governmental Entity relating to employment or labor matters. The Harvestone Entities are, and have been in the last three (3) years, in material compliance with all applicable Laws pertaining to employment and employment practices (including all applicable Laws relating to labor relations, employee classification, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and the termination of employees).
(e)The Harvestone Entities are in compliance in all material respects with the terms and provisions of the Immigration Act. Except as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole, for the employees of the Harvestone Entities for whom compliance with the Immigration Act is required, the Harvestone Entities have obtained and retained a complete and accurate copy of each such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records or documents required to be prepared, procured or retained pursuant to the Immigration Act. No Harvestone Entity is subject to any material inspection, complaint or investigation by or with any Governmental Entity relating to its compliance with the Immigration Act and no material Proceeding has been initiated or, to the Knowledge of the Partnership, threatened against any Harvestone Entity, by reason of any actual or alleged failure to comply with the Immigration Act. During the past three (3) years, no Harvestone Entity has received any material citation, fine, Notice of Intent to Fine, Cease and Desist Order or similar written notice from any Governmental Entity alleging a violation of the Immigration Act that remains unresolved.
(f)In the past three (3) years, no Harvestone Entity or Affiliate thereof has effectuated any of the following, to the extent any liability remains outstanding, (i) a “plant closing” (as defined in the WARN Act or any similar state, local or foreign Law) affecting any site of employment or one or more Harvestone Facilities or units within any site of employment or facility of any Harvestone Entity or Affiliate thereof or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of any Harvestone Entity or Affiliate thereof.
(g)There are no pending or, to the Knowledge of the Partnership, threatened material internal or external complaints involving the Harvestone Entities that concern discrimination, harassment, retaliation, wage/hour, leave or safety.
Section 3.16Insurance. As of the date hereof, the Harvestone Entities have in place policies of insurance (collectively, the “Insurance Policies”) in amounts and scope of coverage as set forth on Schedule 3.16(a) and each such policy is in full force and effect in all material respects and all premiums are currently paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, no Harvestone Entity has received written notice of cancellation or nonrenewal of any Insurance Policy (other than in connection with ordinary course renewals or replacements). Except as set forth on Schedule 3.16(b), there is no material claim pending under any Insurance Policy as to which coverage has been denied or disputed in writing by the applicable insurer, and no Harvestone Entity has failed to give timely notice of any material claim under any Insurance Policy.
Section 3.17Compliance with Laws; Permits.
(a)Except as set forth on Schedule 3.17(a), or as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole, each Harvestone Entity is, and since December 6, 2022 has been, in compliance with all applicable Laws, and no written notices have been received by any Harvestone Entity from any Governmental Entity alleging a violation of any such Laws, which notices remain unresolved.
(b)The Harvestone Entities have obtained all permits material to the ownership and use of their assets and properties and the conduct of their business as currently conducted and are in compliance with all material terms and conditions of such permits and such permits are disclosed on Schedule 3.17(b)(i). Except as disclosed in Schedule 3.17(b)(ii), no Proceeding is pending or, to the Knowledge of the Partnership, threatened, against any Harvestone Entity to suspend, revoke, withdraw, materially modify or limit any such permit. To the Knowledge of the Partnership, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, or lapse of any material permit required to be set forth on Schedule 3.17(b)(i).
(c)Since December 6, 2022, the Harvestone Entities have conducted their exports and related transactions in material compliance with all applicable U.S. and Canadian export, reexport and antiboycott Laws, including the Export Administration Regulations administered by the U.S. Commerce Department’s Bureau of Industry and Security, and the Export and Import Permits Act administered by Global Affairs Canada (collectively, “Export Control Laws”). The Harvestone Entities maintain policies and procedures reasonably designed to promote compliance with applicable Export Control Laws and Sanctions. No Harvestone Entity has engaged in an internal investigation relating to any actual material violation of Export Control Laws and, to the Knowledge of the Partnership, there have been no internal or external allegations that any Harvestone Entity has materially violated any Export Control Laws.
(d)The Harvestone Entities are, and since December 6, 2022 have been, in material compliance with all applicable customs and import Laws and regulations, including those overseen by U.S. Customs and Border Protection and the Canada Border Services Agency, with respect to all imports undertaken, facilitated or arranged by or on behalf of any Harvestone Entity, including imports for which a Harvestone Entity has acted as importer of record. No Harvestone Entity has acted as importer of record in the United States since December 6, 2022.
Section 3.18Environmental Matters. Except as set forth on Schedule 3.18 or as would not reasonably be expected to be material to the Harvestone Entities, taken as a whole, (a) the Harvestone Entities are and, since December 6, 2022, have been in compliance with all applicable Environmental Laws; (b) the Harvestone Entities have obtained, and are in compliance with all material terms and conditions of, all material permits required under applicable Environmental Laws for the ownership and use of their assets and properties and the conduct of their business as currently operated, and no Proceeding is pending or, to the Knowledge of the Partnership, threatened, to suspend, revoke, withdraw, modify or limit any such material permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Harvestone Entities to use such permits; (c) since December 6, 2022, the Harvestone Entities have not received any written notice regarding any actual or alleged violation by any Harvestone Entity of, or Liabilities of any Harvestone Entity under, applicable Environmental Laws, which notice remains unresolved, and to the Knowledge of the Partnership, no facts, circumstances, or events exist or have occurred that would be reasonably likely to give rise to any Proceeding, citation, directive or enforcement action relating to any violation of or Liabilities under applicable Environmental Laws; (d) to the Knowledge of the Partnership, no Harvestone Entity has treated, disposed of or released any Hazardous Materials on the Owned Real Property, Leased Real Property or Rights-of-Way, or to any other real property, in quantities or in concentrations that require investigation, reporting to Governmental Entities or remediation by the Harvestone Entities pursuant to applicable Environmental Laws, where the cost of such investigation, reporting to Governmental Entities or remediation would reasonably be expected to result in a Liability to the Harvestone Entities under Environmental Laws; and (e) there are no Proceedings pending against any Harvestone Entity under applicable Environmental Laws (of which such Harvestone Entity has been served notice) which, if adversely determined, would reasonably be expected to result in a material Liability of the Harvestone Entities, and no Harvestone Entity is subject to any outstanding judgment, order or decree of any Governmental Entity under applicable Environmental Laws which has or would reasonably be expected to result in a material Liability to the Harvestone Entities. The

Partnership has delivered or made available to Buyer all material environmental assessment reports, material permits held by the Harvestone Entities under Environmental Laws and material documents pertaining to the Harvestone Entities’ compliance with Environmental Laws held by the Harvestone Entities in their possession or control.
Section 3.19Material Customers. Schedule 3.19 sets forth with respect to the Harvestone Entities (i) the top ten (10) customers, by aggregate dollar amount of paid consideration, of the Harvestone Entities, taken as a whole, for 2025 and year-to-date for 2026 as of the Balance Sheet Date (together, the “Material Customers”); and (ii) the aggregate dollar amount of consideration paid by each Material Customer during such periods. In the last three (3) years, no Harvestone Entity has received any written notice that any of the Material Customers has ceased, or intends to cease, to use the goods or services or to otherwise terminate or materially reduce its relationship with any Harvestone Entity.
Section 3.20Material Suppliers. Schedule 3.20 sets forth with respect to the Harvestone Entities (i) the top ten (10) suppliers, by aggregate dollar amount of purchases, of the Harvestone Entities, taken as a whole, for 2025 and year-to-date for 2026 as of the Balance Sheet Date (together, the “Material Suppliers”); and (ii) the aggregate dollar amount of purchases from each Material Supplier during such periods. In the last three (3) years, no Harvestone Entity has received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to any Harvestone Entity or to otherwise terminate or materially reduce its relationship with any Harvestone Entity.
Section 3.21Accounts Payable. All trade accounts payable of the Harvestone Entities reflected on the Latest Balance Sheet or arising after the Balance Sheet Date arose from bona fide transactions or obligations incurred in the ordinary course of business consistent with past practice and are reflected in all material respects in the Financial Statements or the Harvestone Entities’ books and records. No such amount is delinquent under its applicable payment terms, except for amounts being disputed in good faith for which adequate reserves have been established.
Section 3.22Accounts Receivable. The accounts receivable of the Harvestone Entities reflected on the Latest Balance Sheet or arising after the Balance Sheet Date (a) arose from bona fide transactions entered into in the ordinary course of business and (b) constitute valid obligations of the applicable account debtors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles. Except to the extent reflected in the reserves for doubtful accounts established in accordance with the Accounting Principles, consistently applied, to the Knowledge of the Partnership, no such account receivable is subject to any pending or threatened dispute, setoff, defense or counterclaim that would reasonably be expected to be material to the Harvestone Entities, taken as a whole.
Section 3.23International Trade; Sanctions; Customs. Since December 6, 2022, the Harvestone Entities and each of their directors, officers and employees have complied in all material respects with all applicable Sanctions. Since December 6, 2022, none of the Harvestone Entities or any of their respective Affiliates or any of their respective managers, directors, officers, employees or, to the Knowledge of the Partnership, any agents or other Persons acting on behalf of any of the foregoing, has violated, or is in violation of, applicable Anti-Corruption Laws, AML Laws or Sanctions, or to the Knowledge of the Partnership, is or has been subject to any investigation by any Governmental Entity with respect to any actual or alleged breach of any applicable Anti-Corruption Laws, AML Laws or Sanctions. None of the Harvestone Entities or any of their respective Affiliates is located, organized or resides in a Sanctioned Country. None of the Harvestone Entities or any of their respective Affiliates or any of their respective directors, officers, or, to the Knowledge of the Partnership, any of their respective employees is a Sanctioned Person. Since December 6, 2022, the Harvestone Entities have not, directly or, to the Knowledge of the Partnership, indirectly engaged in any transaction, sale, shipment or other dealing prohibited by applicable Sanctions with or involving a Sanctioned Person or Sanctioned Country. The Harvestone Entities have obtained and maintained each material license, authorization and approval required under applicable Sanctions and Export Control Laws. Each Harvestone Entity is, and for the last three (3) years has been, in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other applicable anti-corruption or anti-bribery Laws of any jurisdiction where the Harvestone Entities presently conduct business operations.
Section 3.24Inventory. With respect to the inventory of the Harvestone Entities (including merchandise, supplies, raw materials, work-in-process and finished goods) reflected on the Latest Balance Sheet or acquired or produced since the Balance Sheet Date, except as would not be materially adverse to the Harvestone Entities, taken as a whole: (a) such inventory consists of a quality that is usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down, or for which adequate reserves have been established, in each case in accordance with the Accounting Principles, consistently applied; (b) such inventory has been valued in accordance with the Accounting Principles, consistently applied; (c) except as set forth on Schedule 3.24, none of such inventory is held on consignment by or for any Harvestone Entity; and (d) such inventory is located at a Harvestone Facility, other than inventory in transit in the ordinary course of business, inventory held by customers or distributors in the ordinary course of business, and inventory located at the third-party locations set forth on Schedule 3.24.
Section 3.25Title to Assets. Except as set forth on Schedule 3.25, the Harvestone Entities have good title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all of their tangible personal property that is material to the Harvestone Entities, free and clear of all Liens other than Permitted Liens.
Section 3.26Condition of Assets. Except as set forth on Schedule 3.26, all equipment and vehicles that are material to the Harvestone Entities’ business are, taking into account the age and history of such equipment and vehicles, in good condition and repair, ordinary wear and tear excepted, are usable in the ordinary course of business, have no material deferred maintenance obligations, and have been maintained in all material respects in compliance with all applicable warranties.
Section 3.27Tax Credits.
(a)The Transferred Credits were “eligible credits” as defined in Section 6418(f)(1) of the Code, and no portion of any Transferred Credit constitutes a business credit carryforward or business credit carryback under Section 39 of the Code.
(b)As of each Tax Credit Transfer Date, the applicable Tax Credit Transferor was an “eligible taxpayer” under Section 6418(f)(2) of the Code.
(c)With respect to each Tax Credit Transfer Agreement, the applicable Tax Credit Transferor was not related to the applicable Tax Credit Transferee for purposes of Sections 267(b) and 707(b)(1) of the Code.
(d)Tax Credit Transferor has not made a direct pay election under Section 6417 of the Code with respect to any applicable Transferred Credits.
(e)With respect to each Tax Credit Transfer Agreement, the applicable Tax Credit Transferor has not made an election to transfer the applicable Transferred Credits to any other Person other than the applicable Tax Credit Transferee, and no Transferred Credit has otherwise been sold, assigned, pledged or committed to any other Person.
(f)Neither the applicable Tax Credit Transferor nor any of its Affiliates has claimed or used any applicable Transferred Credit as a credit against its own U.S. federal income tax liability.

(g)For each Pre-Closing Tax Period and Straddle Period, Tax Credit Transferor is or will be eligible for Section 45Z Tax Credits or Section 45Q Tax Credits for the applicable taxable period in an amount no less than the amount of the Transferred Credits.
(h)For each taxable year for which any Section 45Z Tax Credit was determined with respect to the Blue Flint Project, no credit other than the Section 45Z Tax Credit was claimed with respect to the Blue Flint Project to the extent such claim would cause the Blue Flint Project not to constitute a “qualified facility” under Section 45Z(d)(4) of the Code.
(i)With respect to each Transferred Credit for the 2025 taxable year, each Transfer Election Statement was timely and validly filed in compliance with Section 6418 of the Code.
(j)(i) No Tax Credit Transferor is in material breach or default under any Tax Credit Transfer Agreement, (ii) no amount is currently due and payable by any Tax Credit Transferor to any Tax Credit Transferee under any indemnity provision of any Tax Credit Transfer Agreement, and (iii) no Tax Credit Transferor has received written notice from any Tax Credit Transferee asserting any claim for indemnification with respect to any Transferred Credit.
(k)Tax Credit Transferor has provided Tax Credit Transferee with the information and documentation required to be provided by the eligible taxpayer under Section 6418 of the Code.
(l)All Tax Credit Filings filed or furnished by or on behalf of any Tax Credit Transferor with respect to any Tax Credit are true, correct and complete in all material respects and were timely filed or furnished. No Tax Credit Transferor has received written notice from the IRS or any other Governmental Entity asserting or proposing the disallowance, reduction or recapture of any Tax Credit, the invalidity or ineffectiveness of any Transfer Election, or any material deficiency in any Tax Credit Filing or related substantiation.
(m)The Blue Flint Project has duly and timely complied with all registration requirements under Section 4101 of the Code and the Treasury Regulations promulgated thereunder, and all registrations required thereunder have been valid and effective at all applicable times. No action has been taken or omitted to be taken that would reasonably be expected to result in the revocation, suspension, termination or invalidation of any such registration for any Pre-Closing Tax Period or Straddle Period.
(n)Each agreement pursuant to which a Tax Credit Transferor has agreed to sell or transfer Tax Credits in accordance with the requirements under Section 6418 of the Code and the Treasury Regulations promulgated thereunder is included in Schedule 1.1(c).
(o)Each Transferred Credit is attributable to the 2025 or 2026 taxable year.
Section 3.28Affiliate Transactions. Except for employment agreements, the Governing Documents of each Harvestone Entity, or as disclosed in Schedule 3.28, there are no loans, Leases, commitments, guarantees, agreements or other transactions or arrangements (oral or written) between any Harvestone Entity, on the one hand, and any Affiliate thereof or any current or former director, officer, limited partner, member or employee of such Harvestone Entity or any immediate family member or Affiliate of any of the foregoing, on the other hand.
Section 3.29Product Liability. The Harvestone Entities have not received any written notice of any alleged material Liability, nor, to the Knowledge of the Partnership, have any reason to believe that there may be any material Liability, arising out of any injury to any individual or any property as a result of the ownership, possession or use of any product manufactured, marketed, distributed or sold by or on behalf of the Harvestone Entities, and to the Knowledge of the Partnership, no such material Liabilities exist.
Section 3.30Exclusive Representations and Warranties. The representations and warranties made in this Article III (as qualified by the Disclosure Schedules) are the exclusive representations and warranties made by the Partnership with respect to the Harvestone Entities, including the assets of each of them, or the subject matter of this Agreement and (a) Blocker Sellers, Blockers and the Partnership hereby disclaim any other express or implied representations or warranties made by any Person with respect to the Harvestone Entities or with respect to the subject matter of this Agreement and (b) none of the Partnership, Blocker Sellers or Blockers is, directly or indirectly, and no other Person on behalf of the Partnership, Blocker Sellers or Blockers is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Harvestone Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article III and the Disclosure Schedules relating thereto) and without limiting the terms of any other Transaction Document expressly containing representations and warranties, it is understood that any other materials, including any due diligence materials, made available to Buyer, Merger Sub or their respective Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Partnership, Blocker Sellers, Blockers or their respective Affiliates or representatives
Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE BLOCKERS
As an inducement to Buyer and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Blocker Seller (severally, and not jointly) hereby represents and warrants to Buyer and Merger Sub that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations or warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
Section 4.1Organization; Authority; Enforceability.
(a)With regard to the Blocker owned by such Blocker Seller, such Blocker (i) is a corporation duly incorporated and validly existing under the Laws of the State of Delaware and (ii) has requisite corporate power and authority to own, lease and operate its assets and to conduct its business, in each case, as currently conducted. The execution, delivery and performance by each Blocker Seller of the Transaction Documents to which it is (or, at the Closing, will be) a party and the consummation of the transactions contemplated thereby have been (or, at the Closing, will be) duly authorized and approved by all necessary action, if any, on the part of the Blockers.
(b)On or prior to the date hereof, such Blocker Seller has made available to Buyer true and complete copies of the Governing Documents of the Blocker owned by such Blocker Seller in full force and effect as of the date hereof.
(c)The Blocker owned by such Blocker Seller is duly qualified or licensed to do business and in good standing under the Laws of each jurisdiction in which such qualification is required by applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to have an adverse effect on such Blocker’s ownership of the Equity Interests or the consummation of the transactions contemplated hereby or by the Transaction Documents.

(d)The Blocker owned by such Blocker Seller is not in violation of any of the provisions of the Governing Documents of the Blockers.
(e)Schedule 4.1(e) sets forth a true and complete list of the Blockers and, with respect to each Blocker, the issued and outstanding Equity Interests thereof and the holders of such Equity Interests.
Section 4.2No Conflicts. The execution, delivery and performance by such Blocker Seller of this Agreement and the other Transaction Documents to which it is (or, at the Closing, will be) a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not (a) conflict with or violate the Governing Documents of the Blocker owned by such Blocker Seller, (b) conflict with or result in any breach of or default under (or an event that, with or without notice or lapse of time, or both would constitute a breach of or default under), violation of, or give rise to a right of termination, cancellation or acceleration of any obligation under, any Contract to which the Blocker owned by such Blocker Seller is a party or by which any of its properties or assets are bound, (c) contravene or violate any Laws applicable to the Blocker owned by such Blocker Seller or its assets, or (d) result in the creation of any Lien upon any assets of the Blocker owned by such Blocker Seller (other than Permitted Liens), except, in the case of clauses (b), (c) and (d) above, as would not, individually or in the aggregate, be material to the Blocker owned by such Blocker Seller or reasonably be expected to have an adverse effect on the ownership of the Equity Interests by the Blocker owned by such Blocker Seller or otherwise materially delay or impair any Blocker’s ability to perform any of its obligations under this Agreement or any other Transaction Document or to consummate the transactions contemplated hereby.
Section 4.3Governmental Consents. No consent of, with or to any Governmental Entity is required to be obtained or made by the Blocker owned by such Blocker Seller which has not been obtained or made in connection with the execution, delivery and performance by such Blocker Seller of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) compliance with applicable requirements of the HSR Act and the consents set forth on Schedule 4.3 or (b) consents that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to (i) be material to the Acquired Entities (taken as a whole) or (ii) materially impair (A) the ability of the Blockers (taken as a whole) to own Equity Interests or operate in the ordinary course of business or (B) the consummation of the transactions contemplated by the Transaction Documents.
Section 4.4Equity Interests of the Blockers.
(a)The Equity Interests of the Blockers reflected as directly owned by Blocker Sellers as set forth on Schedule 4.4(a) have been duly authorized and validly issued in compliance with applicable Laws and the Governing Documents of the applicable Blocker and represent 100% of the issued and outstanding Equity Interests of the applicable Blocker.
(b)No Blocker owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Schedule 4.4(b).
(c)Except for this Agreement and the transactions contemplated by the ECP Equity Transfers, there are no rights to which any Blocker Seller or Acquired Entity is a party or by which it is bound (i) obligating it to issue, sell, pledge, transfer or repurchase, redeem or otherwise dispose of, or cause to be issued, sold, pledged, transferred or repurchased, redeemed or otherwise disposed of, any Equity Interests in any Blocker or (ii) obligating such Blocker to issue or grant such right. There are no voting trusts or other agreements or understandings to which any Blocker Seller or Acquired Entity is a party with respect to the voting of any Equity Interests in any Blocker.

Section 4.5Proceedings; Orders. There are no, and since the formation of the Blockers, there have been no (a) Proceedings pending, threatened in writing or, to the Knowledge of the Partnership, threatened orally against any Blocker or affecting any of its assets or (b) orders by which any Blocker or any of its assets is bound, in the case of each of clauses (a) and (b), except as would not, individually or in the aggregate, reasonably be expected to be material to the Blockers taken as a whole or materially impair the ability of the Blockers (taken as a whole) to own the Equity Interests or operate in the ordinary course of business.
Section 4.6Blocker Tax Matters. Except as set forth on Schedule 4.6:
(a)All Tax Returns with respect to Income Taxes and other material Tax Returns required to be filed by any Blocker or with respect to Taxes for which any Blocker is liable have been timely filed, taking into account any valid extensions of time to file, and each such Tax Return is true, correct and complete in all material respects.
(b)All Income Taxes and other material Taxes due and payable by any Blocker, whether or not shown as due on any Tax Return, have been timely paid.
(c)Each Blocker has duly and timely deducted or withheld and paid over to the appropriate Taxing Authority all material Taxes required to have been deducted or withheld from any distribution, redemption, payment or other amount paid or owing to any equityholder, service provider, creditor or other Person, and has complied in all material respects with all related information-reporting and record-retention requirements, including the timely filing of all applicable Forms 1099, 1042 and 1042-S and all analogous state, local and non-U.S. forms.
(d)No Taxing Authority has asserted in writing that any Blocker is required to file any Tax Return or pay any Tax in a jurisdiction in which such Blocker does not currently file Tax Returns or pay Taxes, which assertion has not been fully withdrawn, resolved or satisfied.
(e)No audit, examination, investigation, claim, proposed adjustment, deficiency, assessment by a Taxing Authority or other administrative or judicial proceeding relating to income and other material Taxes of any Blocker is pending or has been threatened in writing. No Blocker has received any written notice of deficiency, proposed adjustment, assessment or other written assertion of unpaid Taxes that has not been fully withdrawn, resolved or satisfied, and all prior audits, examinations and other proceedings relating to Taxes of a Blocker have been finally resolved and all amounts required to be paid in connection therewith have been paid.
(f)No waiver or extension of any statute of limitations or other period for the assessment or collection of any Tax of a Blocker is currently in effect, other than any automatic extension of the time to file a Tax Return, and no request for any such waiver or extension is pending.
(g)No Blocker has participated in any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code or Treasury Regulation Section 1.6011-4(b)(2).
(h)Each of the Blockers is, and has since inception been, properly classified as a C corporation for U.S. federal income Tax purposes.
(i)No Blocker is subject to any closing agreement pursuant to Section 7121 of the Code, private letter ruling, technical advice memorandum, offer in compromise or other similar ruling, agreement or arrangement with a Taxing Authority with respect to Taxes that will bind or otherwise affect such Blocker after the Closing, and no request for any such ruling, agreement or arrangement is pending.

(j)There are no Liens for Taxes (other than for Taxes not yet due and payable) upon any of the assets of any Blocker.
(k)No Blocker will be required to include or accelerate the recognition of any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any Post-Closing Tax Period as a result of (i) any change in, or improper use of, a method of accounting for any Pre-Closing Tax Period, including any adjustment pursuant to Section 481(a) of the Code; (ii) any closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into before the Closing; (iii) any intercompany transaction, installment sale or open transaction entered into before the Closing; (iv) the receipt of any prepaid amount or deferred revenue received or accrued before the Closing; (v) any ECP Equity Transfer, Blocker Redemption or other distribution or redemption by a Blocker occurring on or before the Closing; or (vi) any debt instrument held on or before the Closing Date that was acquired with “original issue discount” as defined in Section 1273(a) of the Code or is subject to the rules set forth in Section 1276 of the Code (collectively, (i) through (vi), the “Tax Accrual Amounts”).
(l)No Blocker has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code that filed a consolidated U.S. federal income Tax Return or a member of any consolidated, combined, unitary or similar group for state, local or non-U.S. Tax purposes. No Blocker has any liability for Taxes of any other Person, including any Splitter, Aggregator I, Aggregator II, Aggregator GP or Holder, pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, as a transferee or successor, by Contract or otherwise by operation of Law.
(m)No Blocker is a party to or bound by any Tax allocation, Tax sharing, Tax indemnification, Tax receivable or similar agreement or arrangement (for the avoidance of doubt excluding the Partnership Agreement of the Partnership).
(n)No Blocker has conducted a trade or business, maintained a permanent establishment, branch, office, fixed place of business or other taxable presence, or otherwise become subject to Tax, in any jurisdiction outside the United States.
(o)No Blocker has been either a “distributing corporation” or a “controlled corporation” in any distribution intended to qualify, in whole or in part, for nonrecognition treatment under Section 355 or Section 361 of the Code.
(p)Each Blocker Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.
(q)No Blocker has experienced an “ownership change” within the meaning of Section 382 or Section 383 of the Code before the Closing, and no Tax attribute of a Blocker is subject to limitation under Section 382, 383 or 384 of the Code or any analogous provision of state or local Law.
(r)Each Blocker was formed solely for the purpose of allowing the applicable Blocker Seller (or such Blocker Seller’s predecessor-in-interest) to hold its direct or indirect interest in the Partnership (and other reasons incident to such purpose) and the Blockers have not had and do not have any employees or sponsored, maintained or contributed to any Employee Benefit Plans and have no liabilities, assets, operations or business activities other than their direct or indirect ownership of the Partnership, the ECP Equity Transfers and immaterial obligations incident to such purposes and the maintenance of their existence as C corporations.

(s)No Blocker has any Liability with respect to any escheat, unclaimed property or similar applicable Law. Each Blocker is, and has at all times been, in compliance with any escheat, unclaimed or abandoned property or similar applicable Law in all material respects, and has timely paid, remitted or delivered to each applicable jurisdiction all escheatable or unclaimed or abandoned property required by any applicable Law to be paid, remitted or delivered to such jurisdiction. No Blocker holds any property or owes any amount that is or may become abandoned, unclaimed or escheatable under applicable Law, and no facts or circumstances exist that would reasonably be expected to give rise to any claim, proceeding or Liability under any applicable Law (whether such Liability is asserted, assessed or becomes payable before or after the Closing Date).
(t)Each Blocker has timely collected, remitted and reported to the appropriate Taxing Authority all sales, use, excise, value added and similar transaction Taxes required to have been collected and remitted with respect to sales, leases or services provided by such Blocker. Each Blocker has timely paid or self-assessed all sales, use and similar Taxes required to have been paid or self-assessed with respect to purchases made by such Blocker. Each Blocker has complied in all material respects with all applicable Laws relating to record retention in connection with such Taxes, and for each sale, lease, service or purchase treated as exempt from any such Tax, the applicable Blocker has obtained and retained a valid exemption, resale or direct-pay certificate or other documentation sufficient under applicable Law to support such treatment. There are no Tax credits, grants or similar amounts that are or would reasonably be expected to be subject to clawback or recapture from the Blockers as a result of (A) the transactions contemplated by this Agreement or any Transaction Document or (B) a failure by any Blocker to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.
Section 4.7Exclusive Representations and Warranties. The representations and warranties made in this Article IV are the exclusive representations and warranties made by Blocker Sellers with respect to Blockers, including the assets of each of them, or the subject matter of this Agreement and the Partnership, Blocker Sellers and Blockers hereby disclaim any other express or implied representations or warranties made by any Person with respect to Blockers or with respect to the subject matter of this Agreement. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article IV and in Article III, Article V and the Disclosure Schedules relating thereto) and without limiting the terms of any other Transaction Document expressly containing representations and warranties, it is understood that any other materials, including any due diligence materials, made available to Buyer, Merger Sub or their respective Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Partnership, Blocker Sellers, Blockers or their respective Affiliates or representatives.
Section 4.8No Other Representations or Warranties. Each Blocker Seller, the Partnership, and Seller Representative on behalf of the Holders, severally and not jointly, acknowledge and agree that, except for the representations and warranties contained in Article VI, in any certificate delivered by Buyer or Merger Sub pursuant to this Agreement or in any other Transaction Document, neither Buyer, Merger Sub nor any of their respective Affiliates or representatives or any other Person makes any express or implied representation or warranty with respect to Buyer, Merger Sub or any of their respective Affiliates, or with respect to any other information provided or made available to such Blocker Seller or any of its Affiliates or representatives in connection with the transactions contemplated hereby. Each Blocker Seller acknowledges and agrees that, except for and to the extent of the representations and warranties contained in Article VI, in any certificate delivered by Buyer or Merger Sub pursuant to this Agreement or in any other Transaction Document, neither Buyer, Merger Sub nor any of their respective Affiliates or representatives or any other Person will have, or be subject to, any liability or other obligation to such Blocker Seller, its Affiliates or representatives or any other Person resulting from such Blocker Seller’s use of, or the use by any of its Affiliates or representatives of, any information made available to such Blocker Seller or any of its Affiliates or representatives. Each Blocker Seller acknowledges and agrees that it is not relying on any representation or warranty of Buyer, Merger Sub or any of their respective Affiliates or representatives or any other Person, other than those representations and warranties specifically and expressly set forth in Article VI, in any certificate delivered by Buyer or Merger Sub pursuant to this Agreement or in any other Transaction Document. Each Blocker Seller acknowledges and agrees that Buyer, Merger Sub and their respective Affiliates disclaim any and all representations and warranties, whether express or implied, except for the representations and warranties contained in Article VI, in any certificate delivered by Buyer or Merger Sub pursuant to this Agreement or in any other Transaction Document.
Article V
REPRESENTATIONS AND WARRANTIES OF BLOCKER SELLERS
As an inducement to Buyer and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Blocker Seller (severally, and not jointly) hereby represents and warrants to Buyer and Merger Sub that the following representations and warranties are true and correct as of the date of this Agreement and as of the Closing Date (except, as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):
Section 5.1Organization; Authority; Enforceability. Such Blocker Seller is a limited partnership, duly formed, validly existing and in good standing under the Laws of the State of Delaware and qualified to do business as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not be reasonably likely to be material to such Blocker Seller’s ability to consummate the transactions contemplated by this Agreement. Such Blocker Seller has the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No other proceedings on the part of such Blocker Seller are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Blocker Seller and constitutes the valid and binding agreement of such Blocker Seller, enforceable against such Blocker Seller in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
Section 5.2Noncontravention. Except as may result from any facts or circumstances relating solely to Buyer, Merger Sub or any of their respective Affiliates, the consummation of the transactions contemplated hereby by such Blocker Seller does not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of the Governing Documents of such Blocker Seller, (b) result in a violation of Law by such Blocker Seller or (c) conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under (whether with or without the giving of notice, the passage of time or both), any Material Contract, except, in the case of each of clauses (b) and (c), for such violations, conflicts, breaches or defaults as would not reasonably be expected to be material to such Blocker Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 5.3Ownership. Such Blocker Seller directly or indirectly holds the Subject Interests set forth opposite such Blocker Seller’s name on Schedule 5.3 free and clear of all Liens other than Securities Liens. Except as set forth on Schedule 5.3, such Blocker Seller is not a party to (a) any option, warrant, purchase right or other Contract or commitment (other than this

Agreement) that could require such Blocker Seller to sell, transfer or otherwise dispose of any of the Subject Interests, or (b) any voting trust, proxy, or other Contract or understanding with respect to the voting of the Subject Interests.
Section 5.4Litigation. There is no Proceeding pending before any Governmental Entity (of which such Blocker Seller has been served notice), against or affecting such Blocker Seller or any of its properties or rights with respect to the transactions contemplated hereby that would prevent or impair Blocker Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 5.5Brokerage. Except for arrangements for which Blocker Sellers shall be solely responsible or that will be included in the calculation of Outstanding Transaction Expenses, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Blocker Seller.
Section 5.6Exclusive Representations and Warranties. The representations and warranties made in this Article V are the exclusive representations and warranties made by Blocker Sellers with respect to Blocker Sellers, including the assets of each of them, or the subject matter of this Agreement and the Partnership, Blocker Sellers and Blockers hereby disclaim any other express or implied representations or warranties made by any Person with respect to Blocker Sellers or with respect to the subject matter of this Agreement. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in this Article V and in Article III, Article IV and the Disclosure Schedules relating thereto) and without limiting the terms of any other Transaction Document expressly containing representations and warranties, it is understood that any other materials, including any due diligence materials, made available to Buyer, Merger Sub or their respective Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Partnership, Blocker Sellers, Blockers or their respective Affiliates or representatives.
Article VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
As an inducement to Blocker Sellers and the Partnership to enter into this Agreement and consummate the transactions contemplated hereby, each of Buyer and Merger Sub hereby represents and warrants that each of the following representations is true and correct as of the date of this Agreement and as of the Closing Date:
Section 6.1Organization; Authority; Enforceability.
(a)Buyer is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer and no other proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
(b)Merger Sub is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite partnership action on the part of Merger Sub and no other proceedings on the part of Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Merger Sub constitute valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.
(c)Merger Sub was formed for the purpose of entering into the transactions contemplated by this Agreement, and since its inception, Merger Sub has neither had any assets or liabilities other than its rights and obligations under this Agreement nor had any activities other than entering into this Agreement and the transactions contemplated hereby.
Section 6.2Noncontravention. The consummation of the transactions contemplated hereby by Buyer and Merger Sub does not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of the Governing Documents of Buyer or Merger Sub, (b) result in a violation of Law by Buyer or Merger Sub or (c) conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under (whether with or without the giving of notice, the passage of time or both), any Contract to which Buyer or Merger Sub is bound, except, in the case of each of clauses (b) and (c), for such violations, conflicts, breaches or defaults as would not reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 6.3Governmental Consents. No consent, clearance, approval or waiting period expiration or termination of, or filing or notification with or to, any Governmental Entity is required to be obtained or made by Buyer, Merger Sub or any of their respective Affiliates, which has not been obtained or made, in connection with the execution, delivery and performance by Buyer or Merger Sub of this Agreement or any other Transaction Document to which it is (or, at the Closing, will be) a party, or the consummation of the transactions contemplated hereby or thereby, other than (a) compliance with applicable requirements of the HSR Act and the consents, clearances, approvals, waiting period expirations or terminations, filings or notifications set forth on Schedule 6.3 or (b) consents, clearances, approvals, waiting period expirations or terminations, filings or notifications that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.
Section 6.4Brokerage. Except for arrangements for which Buyer or Merger Sub shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer, Merger Sub or any of their respective Affiliates.
Section 6.5Litigation. There is no Proceeding pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer, Merger Sub, any of their respective properties or rights or any of their respective Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby. None of Buyer, Merger Sub or any of their respective Affiliates is subject to any order by a Governmental Entity that prohibits the consummation of the transactions contemplated by this Agreement or would, individually or in the aggregate, reasonably be expected to be material to Buyer’s or Merger Sub’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
Section 6.6Solvency. After giving effect to the transactions contemplated by this Agreement (and assuming (a) the representations and warranties of the Partnership and the Blocker Sellers contained in Article III, Article IV and Article V are true and correct in all material respects and (b) the Partnership and the Blocker Sellers have each complied in all material respects with their respective obligations under this Agreement), including any repayment or refinancing of debt, the payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby, and payment of all related fees and expenses, Buyer, Merger Sub and the Acquired Entities will be Solvent immediately after consummation of the transactions contemplated hereby.
Section 6.7Investment Intent.
(a)Buyer understands and acknowledges that the acquisition of the Subject Interests and Blocker Shares involves substantial risk. Buyer and its representatives have experience as investors in Equity Interests and other securities of companies such as the ones being purchased pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Subject Interests and Blocker Shares.
(b)Buyer is acquiring the Subject Interests and Blocker Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Subject Interests or Blocker Shares, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.
(c)Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.
(d)Buyer understands and acknowledges that the Subject Interests and Blocker Shares have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Subject Interests or Blocker Shares and that there can be no assurance that a public market will develop.
Section 6.8Funds.
(a)Buyer understands and acknowledges that receipt or availability of funds or financing by Buyer, Merger Sub or any of their respective Affiliates is not a condition to Buyer’s and Merger Sub’s obligations hereunder. As of the execution of this Agreement, Buyer has, and as of Closing, Buyer will have, sufficient unrestricted cash on hand or other sources of immediately available funds to enable Buyer and Merger Sub to purchase the Subject Interests and Blocker Shares at the Closing in accordance with the terms and conditions of this Agreement and to make all other necessary payments of fees and expenses in connection with the transactions contemplated hereby, including any adjustment payments to the Initial Purchase Price pursuant to Section 2.3.
(b)Concurrently with the execution of this Agreement, Buyer has delivered to Seller Representative a true, correct and complete copy of the executed Debt Commitment Letter (including all exhibits, schedules and annexes thereto) and any fee letter or engagement letter related thereto (provided, that provisions in any such fee letter or engagement letter related to fees and economic terms and "flex" provisions may be redacted in a manner customary for transactions of this type, none of which redacted provisions would reasonably be expected to adversely affect the conditionality, enforceability, availability or termination of the Debt Financing).
(c)Without limiting Section 6.8(a), Buyer's obligations under this Agreement are not in any way contingent upon or otherwise subject to Buyer's consummation of any financing arrangements, Buyer’s obtaining of any financing or the availability, grant, provision or extension of any financing to Buyer or any of its Affiliates (including the Debt Financing).
Section 6.9Foreign Control. Neither Buyer nor Merger Sub is (a) a “foreign person” within the meaning of 31 C.F.R. § 800.224 or (b) acting on behalf of a foreign government (as contemplated by 31 C.F.R. § 800.222). No national or subnational government of any foreign state that is not an excepted foreign state under 31 C.F.R. § 800.218 has a “substantial interest” in Buyer or Merger Sub within the meaning of 31 C.F.R. § 800.244.
Section 6.10Unlawful Payments; Anti-Money Laundering and Sanctions. None of Buyer, Merger Sub or any of their respective Affiliates or any of their respective managers, directors, officers, employees or, to Buyer’s Knowledge, any agents or other Persons acting on behalf of any of the foregoing, has violated or is in violation of applicable Anti-Corruption Laws, AML Laws or Sanctions, or to Buyer’s Knowledge, is or has been subject to any investigation by any Governmental Entity with respect to any actual or alleged breach of any applicable Anti-Corruption Laws, AML Laws or Sanctions. None of Buyer, Merger Sub or any of their respective Affiliates is located, organized or resident in a Sanctioned Country. None of Buyer, Merger Sub or any of their respective Affiliates or any of their respective directors, officers, or, to Buyer’s Knowledge, any of their respective employees is a Sanctioned Person.
Section 6.11Exclusive Representations and Warranties. Each of Buyer and Merger Sub acknowledges and agrees (a) that the representations and warranties made in Article III, Article IV and Article V (as qualified by the Disclosure Schedules) are the exclusive representations and warranties made by the Partnership, Blocker Sellers and Blockers with respect to the Acquired Entities and Blocker Sellers, including the assets of each of them, or the subject matter of this Agreement, (b) that the Partnership, Blocker Sellers and Blockers have disclaimed any other express or implied representations or warranties, at law or in equity, made by any Person with respect to Holders, Blocker Sellers and the Acquired Entities or with respect to the subject matter of this Agreement, including with respect to the business, assets, risks, liabilities (including the nature or extent thereof), operations, prospects (including the effectiveness or success of any operations) or condition (financial or otherwise) of the Acquired Entities, the merchantability or fitness for any particular purpose of any assets, whether the Acquired Entities possess sufficient real property or personal property to operate their business, or the accuracy or completeness of any confidential information memoranda, documents, projections, material or other information (financial or otherwise) regarding the Acquired Entities furnished or made available to Buyer, Merger Sub or their respective Affiliates, advisors or representatives in any data rooms, management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby, and (c) that none of the Partnership, Non-Blocker Holders, Blocker Sellers or Blockers are, directly or indirectly, and no other Person on behalf of the Partnership, Blocker Sellers or Blockers is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Acquired Entities. Except as otherwise expressly set forth in this Agreement (including the representations and warranties set forth in Article III, Article IV, Article V, and the Disclosure Schedules relating thereto), Buyer and Merger Sub agree that any other materials, including any due diligence materials, made available to Buyer, Merger Sub or their respective Affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Partnership, Blocker Sellers, Blockers or their respective Affiliates or representatives, and the assets and properties of the Acquired Entities are being transferred “as is, where is, with all faults” via the sale of the Subject Interests and Blocker Shares. Buyer specifically disclaims that it is relying upon or has relied upon any representations or warranties, except for the representations and warranties in Article III, Article IV, and Article V (in each case, as modified by the Disclosure Schedules), that may have been made by any Person, and acknowledges and agrees that the Blocker Sellers and Holders have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. Furthermore, Buyer and Merger Sub (for themselves and on Behalf of their respective Affiliates, representatives and financing sources, if any), have conducted an independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Acquired Entities, and Buyer, Merger Sub, their respective Affiliates and their respective advisors and representatives have had access to the personnel, properties, premises and records of Holders and the Acquired Entities for such purpose. In entering into this Agreement, each of Buyer and Merger Sub has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any Acquired Entity or Holders or of any Acquired Entity’s or Holders’ respective employees, directors, managers, officers, representatives or any other Person (other than the representations and warranties expressly set forth in Article III, Article IV, and Article V, as modified by the Disclosure Schedules). Without limiting the generality of the foregoing, (x) neither the Partnership nor Blocker Sellers make any representation or warranty regarding any third-party beneficiary rights or other rights which Buyer or Merger Sub might claim under any studies, reports, tests or analyses prepared by any third parties for Holders, the Acquired Entities or any of their respective Affiliates, even if the same were made available for review by Buyer, Merger Sub or their respective Affiliates or representatives.
Article VII
ADDITIONAL AGREEMENTS
Section 7.1Interim Covenants.
(a)Affirmative and Negative Covenants of the Partnership. From the date hereof until the earlier of (i) the date this Agreement is terminated pursuant to Article VIII and (ii) the Closing Date, unless (w) Buyer shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (x) as otherwise contemplated or permitted by this Agreement (including Section 2 of Appendix I) or as required by applicable Law or required by or requested in writing by a Governmental Entity, (y) as set forth on Schedule 7.1(a) or (z) as required by any Contract to which any Acquired Entity is a party and made available to Buyer or Merger Sub (including any Material Contracts) and such requirement does not arise from any material breach or default by a Harvestone Entity, each Acquired Entity shall operate its business in the ordinary course of business and no Acquired Entity shall take or omit to take any action that would have required disclosure pursuant to Section 3.7 if such action had been taken after the Balance Sheet Date and prior to the date of this Agreement; provided, that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Buyer or Merger Sub, directly or indirectly, the right to control or direct in any manner the operations of any Acquired Entity prior to the Closing; (B) prohibit or restrict any Acquired Entity’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit or similar facility) so long as such Indebtedness is discharged at the Closing; (C) prohibit or restrict any Acquired Entity from hiring or terminating the employment of any non-officer level employee in the ordinary course of business; (D) prohibit or restrict any Acquired Entity from making capital expenditures in the ordinary course of business consistent with past practice; (E) restrict the ability of any Acquired Entity to declare or pay any Cash distributions prior to the Closing; (F) prohibit or restrict the consummation of the ECP Equity Transfers in accordance with this Agreement or to require the consent of any Party in connection therewith, or (G) prohibit or restrict, in the case of an emergency for the safety of individuals or the environment, any

Acquired Entity’s ability to take commercially reasonable actions that would otherwise be prohibited by this Section 7.1(a) in order to prevent the occurrence of, or mitigate the existence of, the emergency situation; provided, further, that in the case of clause (G), Seller Representative shall provide prompt notice to Buyer upon the occurrence of such emergency and upon the taking of such action(s). Notwithstanding anything to the contrary in this Agreement, from the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date, (i) unless otherwise required by applicable Law and only to the extent such Tax Credit Filing does not impair any applicable Transferred Credits, the Harvestone Entities shall not, and no party to this Agreement shall cause any Harvestone Entity to, make any Tax Credit Filings prior to Closing without the express written consent of Buyer and (ii) no Acquired Entity shall, without Buyer’s prior written consent, materially increase or materially modify the base salary, wages, bonus opportunities or other incentive compensation of any employee, except as required by applicable Law or pursuant to the express terms of any Contract or Employee Benefit Plan in effect as of the date hereof and made available to Buyer prior to such date (in each case, other than merit-based increases to base salary in the ordinary course of business consistent with past practice or renewals of group health or welfare plans in the ordinary course of business consistent with past practice).
(b)Notwithstanding anything to the contrary in Section 7.1(a), prior to the Closing, each Blocker Seller shall have the right to cause the applicable Blocker to use Cash to redeem applicable Blocker Shares in a transaction integrated with the sale by the applicable Blocker Seller of the applicable Blocker pursuant to Section 2.1(a) and the Blocker Redemptions in accordance with Zenz v. Quinlivan, 213 F.2d 914 (6th Cir. 1954) and Rev. Rul. 55-745, such that the applicable Blocker Seller shall be treated as surrendering a portion of its Blocker Shares in a redemption that qualifies for sale or exchange treatment under Section 302(b) of the Code.
(c)Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.5.
(d)Access to Information.
(i)From the date hereof until the earlier of (A) the date this Agreement is terminated pursuant to Article VIII and (B) the Closing Date (the “Pre-Closing Period”), upon reasonable prior notice, the Partnership shall, and shall cause the Acquired Entities to, afford the representatives of Buyer reasonable access, during normal business hours, to the properties, books and records of the Acquired Entities and furnish to the representatives of Buyer such additional financial and operating data and other information regarding the business of the Acquired Entities as Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions and preparing to operate the business of the Acquired Entities following the Closing, in each case at the sole cost and expense of Buyer. BUYER AND MERGER SUB SHALL PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS HOLDERS, THEIR AFFILIATES (INCLUDING, PRIOR TO THE CLOSING, THE ACQUIRED ENTITIES) AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, ENGINEERS, CONSULTANTS AND OTHER ADVISORS AND REPRESENTATIVES FROM AND AGAINST ANY AND ALL PROCEEDINGS, LIABILITIES AND LOSSES ARISING OUT OF, RESULTING FROM, OR CAUSED BY THE ACTS OR OMISSIONS OF BUYER, MERGER SUB, THEIR RESPECTIVE AFFILIATES, OR ANY PERSON ACTING ON EITHER

BUYER’S, MERGER SUB’S OR THEIR RESPECTIVE AFFILIATES’ BEHALF IN CONNECTION WITH ITS PHYSICAL ACCESS OF THE ASSETS AND PROPERTIES OF THE ACQUIRED ENTITIES PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING ANY SITE VISITS (OTHER THAN, IN EACH CASE, ANY SUCH PROCEEDINGS, LIABILITIES OR LOSSES ARISING OUT OF, RESULTING FROM OR CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY HOLDER, ANY OF THE ACQUIRED ENTITIES OR ANY OF ITS OR THEIR RESPECTIVE REPRESENTATIVES). The foregoing indemnification and hold harmless obligation shall survive the Closing or termination of this Agreement for six (6) months from the Closing Date or such termination. Buyer and Merger Sub shall comply fully with all rules, regulations, policies and instructions, including all health and safety policies and procedures, issued by any Acquired Entity or any third-party operator and provided to Buyer or Merger Sub regarding Buyer’s or Merger Sub’s actions while upon, entering or leaving any property, including any insurance requirements that any Acquired Entity reasonably may impose on contractors authorized to perform work on any property owned or operated by any Acquired Entity.
(ii)Notwithstanding anything in this Agreement to the contrary:
(A)in no event shall Holders, the Partnership or their respective Affiliates be obligated to provide any (1) access or information in violation of any applicable Law, (2) information with respect to bids, the identity of any bidder, confidentiality or non-disclosure agreements, letters of intent, expressions of interest or other proposals received in connection with transactions comparable to those contemplated by this Agreement or any information or analysis relating to any such communications, (3) information the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege) available to any of Holders, any Acquired Entity or any of their respective Affiliates relating to such information, (4) information the disclosure of which would cause Holders, any Acquired Entity or any of their respective Affiliates to breach a confidentiality obligation to which it is bound or (5) any Tax Return of Holders or their respective Affiliates (other than the Harvestone Entities);
(B)the investigation contemplated by Section 7.1(d)(i) shall not unreasonably interfere with any of the businesses, personnel or operations of any Holder, any Acquired Entity or any of their respective Affiliates, and shall not include any “Phase II” environmental site assessments or any other invasive or intrusive investigations or other testing, analysis or sampling of any media (including with respect to environmental matters) without the Partnership’s prior written consent (which consent may be withheld in the Partnership’s sole reasonable discretion);
(C)the auditors and accountants of any Holder, any Acquired Entity or any of their respective Affiliates shall not be obligated to make any work papers available to any Person except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after such Person has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants; and
(D)if so requested by Holders, Buyer and Merger Sub shall enter into a customary joint defense agreement or common interest agreement with Holders,

the Acquired Entities or any of their respective Affiliates with respect to any information provided to Buyer or Merger Sub, or to which Buyer or Merger Sub gains access, pursuant to this Section 7.1(d) or otherwise.
(e)Exclusivity. In consideration of the time, effort and other expense expended by Buyer in connection with the transactions contemplated hereby, each of the Partnership, Seller Representative and Blocker Sellers agrees that it will not, and will cause its controlled Affiliates and direct each of its respective non-controlled Affiliates and representatives not to, after the date of this Agreement and until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII (i) initiate, solicit, encourage, or otherwise knowingly facilitate any inquiries or proposals or enter into or continue any discussions, negotiations, understandings, arrangements or agreements (other than with Buyer or its Affiliates or representatives) relating to any sale of the assets of the Acquired Entities not sold in the ordinary course of business or the Subject Interests (other than the ECP Equity Transfers) (an “Alternative Transaction”); (ii) provide any assistance, information, documents or data to, or otherwise cooperate or have discussions with any Person (other than Buyer or its representatives) in connection with any inquiry, offer, proposal or agreement relating to an Alternative Transaction (other than responding to a Person pursuing an Alternative Transaction to inform them that the Partnership, Seller Representative, Blocker Sellers, or any of their respective Affiliates and representatives, as applicable, will not be engaging in such Alternative Transaction); or (iii) provide any access to the personnel, offices, facilities, properties or the books and records of any Blocker Seller or the Partnership to any Person (other than Buyer or its representatives) in connection with an Alternative Transaction. In the event a bona fide inquiry, offer, proposal or agreement relating to an Alternative Transaction is received in writing by any of the Partnership, Seller Representative, a Blocker Seller or any of their Affiliates or representatives, Seller Representative will promptly notify Buyer of the receipt of such bona fide inquiry, offer, proposal, or agreement and Seller Representative will not engage in discussions or negotiations with respect to such inquiry, offer, proposal, or agreement from such Person (other than responding to such Person to inform them that the Partnership, Seller Representative, Blocker Sellers, or any of their respective Affiliates and representatives, as applicable, will not be engaging in such Alternative Transaction).
(f)Communications. Prior to the Closing, without the prior written consent of Blocker Sellers (which consent shall not be unreasonably withheld, conditioned or delayed with respect to (x) contacts reasonably necessary for post-Closing transition and integration of the Harvestone Entities, (y) communications between Buyer and any of the Acquired Entities’ insurance providers or brokers related to the post-Closing insurance portfolio of the Acquired Entities, and (z) communications necessary to deliver all notices and obtain all consents, approvals, authorizations and waivers listed on Schedule 2.5(b)(iii)(I)), Buyer and Merger Sub shall not (and shall not permit any of their respective Affiliates or their respective employees, counsel, accountants, consultants, financing sources or other representatives to) (i) contact any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of any Acquired Entity, or any Affiliate thereof, in respect of the transactions contemplated hereby, or to otherwise discuss the business or operations of the Acquired Entities, or (ii) make any announcement or communication to any supplier, customer, distributor, contractor or employee of any Acquired Entity. Notwithstanding anything in this Section, Seller Representative shall be entitled to participate in any contact or communication permitted pursuant to this Section 7.1(f).
(g)Real Property, Access and Contractual Covenants. Without limiting Section 7.1(a), during the Pre-Closing Period:

(i)Except as set forth on Schedule 7.1(a), no Acquired Entity shall, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (A) sell, assign, transfer, convey, exchange, contribute, mortgage, pledge or otherwise encumber any Owned Real Property or any material leasehold or easement interest, other than Permitted Liens arising by operation of Law in the ordinary course of business, (B) grant or create any option, right of first refusal or right of first offer affecting any Owned Real Property or Leased Real Property, (C) subdivide, partition, combine, effect any lot-line adjustment with respect to any Owned Real Property or (D) materially amend, extend, renew, terminate, surrender or assign any Material Lease or Material Right-of-Way, or waive any material right thereunder. Notwithstanding anything in this Section 7.1(g) to the contrary, each Acquired Entity shall be permitted to enter into Contracts and other Liens that constitute Permitted Liens without the consent of Buyer;
(ii)the Partnership shall, and shall cause each applicable Acquired Entity to, timely pay all material rent, royalties, assessments and other material amounts under any Material Lease or Material Right-of-Way, and all material real property Taxes with respect to any Owned Real Property or Leased Real Property, in each case prior to the same becoming delinquent, except for amounts being contested in good faith in accordance with the applicable agreement and applicable Law and for which adequate reserves have been established in accordance with GAAP;
(iii)the Partnership shall promptly provide Buyer with written notice and copies of any written notice, claim, demand or other material correspondence received or delivered by any Acquired Entity relating to (A) any material default, termination, nonrenewal, reassignment, clawback or material dispute under any Material Lease or Material Right-of-Way, (B) any pending condemnation or eminent-domain proceeding, or any such proceeding threatened in writing, affecting any Owned Real Property, Leased Real Property or Material Right-of-Way, or (C) any claim challenging title to, or the validity, priority, enforceability or continued availability of, any material interest in any Owned Real Property, Leased Real Property or Material Right-of-Way; and at Buyer’s sole cost and expense, the Partnership shall, and shall cause the applicable Harvestone Entities to, reasonably cooperate with Buyer’s title companies and surveyors, including by providing existing title policies, commitments, surveys and exception documents in the Partnership’s possession, facilitating reasonable non-invasive access during normal business hours and in a manner and at such times as to not unreasonably interfere with the business to the applicable properties in accordance with Section 7.1(d), and executing an owner’s affidavit from an Acquired Entity in a customary form to be mutually agreed by Buyer and Seller Representative acting reasonably and in good faith; provided, that no Acquired Entity shall be required to incur any material unreimbursed cost or assume any new material Liability in connection therewith; and
(iv)Except as set forth in Section 7.1(d)(ii)(B), Buyer and its employees, agents, third-party advisors and representatives shall be permitted reasonable access to the Harvestone Facilities and each parcel of real property that contain any assets of the Harvestone Entities, for the purpose of conducting a physical, non-invasive inspection of such assets. Notwithstanding the access right in this Section 7.1(g)(iv), no event, fact, circumstance, or discovery shall permit Buyer or Merger Sub to terminate this Agreement other than as set forth in Section 8.1.
(h)Pre-Closing Access. From the date hereof until five (5) Business Days prior to the Closing Date, the Partnership, Seller Representative and the Blocker Sellers shall provide reasonable access to diligence materials and provide reasonable responses to any diligence requests or confirmations necessary to be answered or provided in order to remove any conditional exclusions included in the R&W Insurance Policy. Notwithstanding the foregoing, none of the Partnership, Seller Representative or Blocker Seller shall have any obligation to provide any information pursuant to this Section 7.1(h) if doing so would, as determined by external legal counsel, (i) result in the waiver of any attorney-client privilege, (ii) violate any applicable Law or (iii) breach any confidentiality obligations. Any information provided pursuant to this Section 7.1(h) may be provided via a “clean room” limited to only specified individuals as recommended by external legal counsel. In no event shall the failure to provide information under this Section 7.1(h) or the failure to have any conditional exclusions included in the R&W Insurance Policy be removed through diligence, delay, impair, or otherwise impact the Closing.
Section 7.2Antitrust Laws.
(a)The Parties will, and will cause their respective Affiliates to, (i) cause the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby to be filed no later than twenty (20) Business Days after the date of execution of this Agreement, (ii) supply as promptly as practicable any additional information or documents that are requested under the HSR Act or any other Antitrust Laws by a Governmental Entity in connection with the transactions contemplated hereby and (iii) otherwise use reasonable best efforts to cause the expiration or termination of all applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby as promptly as practicable. The Parties shall use reasonable best efforts to obtain as promptly as practicable, and to cooperate with each other to obtain, all authorizations, approvals, clearances, consents, actions or non-actions of any Governmental Entity that are necessary to consummate the transactions contemplated hereby. Each Party shall promptly inform the other Parties of any material communication with any Governmental Entity regarding any of the transactions contemplated hereby. If a Party or any of its Affiliates receives any request for information or documents from any Governmental Entity with respect to the transactions contemplated hereby, then such Party shall make, or cause to be made, as promptly as practicable, a response in compliance with such request. Buyer shall pay the HSR Act filing fee.
(b)Each Party shall, and shall cause its Affiliates to, (i) keep the other Party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and promptly furnish the other with copies of notices or other substantive communications with any Governmental Entity or other Person with respect to such transactions, (ii) give the other Party a reasonable opportunity to review in advance, and consider in good faith the views and input of the other Party in connection with, any proposed communication to any Governmental Entity relating to the transactions contemplated by this Agreement and (iii) not participate in any substantive meeting, conference, or discussion, either in person or by telephone or videoconference, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party the opportunity to attend and participate. Buyer and Merger Sub shall not, and shall cause their respective Affiliates not to, without prior written notice to Seller Representative “pull-and-refile,” pursuant to 16 C.F.R. § 803.12, any filing made under the HSR Act. Buyer and Merger Sub shall not, and shall cause their Affiliates not to, without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed) (x) extend, delay or restart the waiting, review or investigation period under any applicable Antitrust Law or (y) offer, negotiate or enter into any commitment or agreement, including any timing agreement, with any Governmental Entity to delay the consummation of, to extend the review or investigation period applicable to, or not to close before a certain date, the transactions contemplated hereby.  Notwithstanding anything to the contrary herein, Buyer and Merger Sub, after consulting in good faith with Seller Representative, shall (i) control the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Entity in connection with the transactions contemplated by this Agreement and (ii) coordinate the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Entity in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before, or any negotiations with, any Governmental Entity relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto.
(c)Each Party shall, and shall cause its Affiliates to, use reasonable best efforts to (i) comply with a request for additional information and documentary material under the HSR Act (commonly known as a “second request”) or from any Governmental Entity pursuant to any Antitrust Law in connection with the transactions and (ii) resolve objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition through merger or acquisition (collectively, “Antitrust Laws”). In connection with and without limiting the foregoing, each of Buyer and Merger Sub agrees to, and to cause their respective Affiliates to, with cooperation from Seller Representative, Blocker Sellers, and the Harvestone Entities upon request from Buyer and Merger Sub, take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Governmental Entity or other Person so as to enable the Parties to close the transactions contemplated by this Agreement as promptly as practicable (and in any event prior to the Outside Date), including taking all such action as may be necessary or advisable to resolve such objections, if any, as any Governmental Entity or other Person may assert under any applicable Antitrust Laws with respect to the transactions contemplated hereby, including but not limited to (x) causing their respective Affiliates to contest, resist, defend, litigate on the merits and appeal, including through the issuance of a final, non-appealable order or other Law, any Proceeding brought by a Governmental Entity or other Person, whether judicial or administrative, challenging or seeking to delay, restrain or prohibit the consummation of the transactions contemplated hereby; and (y) offering, proposing, negotiating, agreeing and committing to and effecting, by consent decree, hold separate order or otherwise, (i) divestitures, sales, transfers or other dispositions of, licenses of, or hold separate or similar arrangements with respect to, any assets, businesses or interests of Merger Sub or the Acquired Entities, (ii) the termination, amendment, assignment or creation of relationships, contractual rights or obligations, ventures or other arrangements of Buyer, Merger Sub, or the Acquired Entities, (iii) conduct of business restrictions, including restrictions on Buyer’s, Merger Sub’s or their respective Affiliates’ ability to manage, operate or own any assets, businesses or interests, (iv) any other change or restructuring of Merger Sub or the Acquired Entities and other actions and non-actions with respect to assets, businesses or interests of Merger Sub or the Acquired Entities. Notwithstanding the foregoing or anything to the contrary in this Section 7.2 or elsewhere in this Agreement, neither Buyer, Merger Sub, nor their respective Affiliates shall be required to commit to any divestiture of any businesses or assets or securities of Buyer or Merger Sub that generated in the aggregate revenue in excess of $250,000,000 during the 12 calendar months ended December 31, 2025.
(d)Buyer and Merger Sub shall not, and shall cause their respective Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or Equity Interests, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, would reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any clearances, approvals or consents of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Entity seeking or entering an order or other Law prohibiting the consummation of the transactions contemplated by this Agreement; (iii) increase the risk of not being able to remove any such order or other Law on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.
Section 7.3R&W Insurance Policy. Should Buyer, Merger Sub or their respective Affiliates acquire a representation and warranty insurance policy in connection with the transaction (the “R&W Insurance Policy”), then such R&W Insurance Policy shall expressly provide that (and each of Buyer and Merger Sub expressly acknowledges that) the insurer shall have no, and shall waive and not pursue any and all rights of subrogation or contribution against Holders or any of their respective equityholders, members, directors, officers, employees or agents, except in the case of Blocker Sellers’ Fraud. The R&W Insurance Policy shall further provide that (a) Buyer, Merger Sub, their respective Affiliates, and the insurers and underwriters shall not amend, delete, modify or waive the foregoing waiver without Blocker Sellers’ prior written consent and (b) Holders shall be the express third-party beneficiaries of such waiver. Buyer shall pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commission, and other fees and expenses of the R&W Insurance Policy. Buyer shall also satisfy on a timely basis all conditions necessary for the issuance of or continuance of coverage under the R&W Insurance Policy. From and after issuance of the R&W Insurance Policy, Buyer shall not amend, modify, or otherwise change, terminate, cancel, or waive any provision of the R&W Insurance Policy or any of the coverage thereunder in a manner adverse to any Holder; provided that, for the avoidance of doubt, the foregoing shall not be interpreted to in any way limit Buyer’s rights to pursue claims, secure recovery, or otherwise exercise rights afforded to the Insured (as defined in the R&W Insurance Policy) against the insurer(s) under the R&W Insurance Policy.
Section 7.4Certain Tax Matters.
(a)Buyer shall be responsible for, and shall cause to be prepared and filed all income Tax Returns of the Acquired Entities for any Pre-Closing Tax Period or any Straddle Period, and any Pass-Through Tax Returns relating to any Pre-Closing Tax Period or Straddle Period, in each case that are required to be filed after the Closing Date (such Tax Returns, the “Buyer Prepared Income Tax Returns”). All Buyer Prepared Income Tax Returns shall be prepared in accordance with the historic past practice of the Acquired Entities to the extent supportable at a “more likely than not” (or higher) standard of confidence. In the case of any Buyer Prepared Income Tax Return that is a Pass-Through Tax Return that would reasonably be expected to materially affect the Tax liability of any Non-Blocker Holder, Buyer shall deliver a copy of each such Buyer Prepared Income Tax Return to the Seller Representative no later than thirty (30) calendar days prior to filing such Tax Return (taking into account applicable extensions) for its review and comment. Buyer shall incorporate all reasonable comments received from Seller Representative in writing within fifteen (15) calendar days of delivery of such Buyer Prepared Income Tax Return that is a Pass-Through Tax Return and shall consider in good faith all reasonable comments received within such time period from Seller Representative with respect to all other Buyer Prepared Income Tax Returns. Buyer shall use commercially reasonable efforts to deliver final Schedules K-1 and K-3 (and similar state and local forms) of the Partnership’s Pass-Through Tax Returns to the Seller Representative no later than May 15 of the year immediately following the tax year that is the subject of such Pass-Through Tax Return. The Parties agree that all income Tax deductions in connection with the payment of any fees and expenses payable by the Acquired Entities or Holders arising from, incurred in connection with, or incident to this Agreement and the transactions contemplated hereby (including, for the avoidance of doubt, any Outstanding Transaction Expenses), and expenses relating to the existing Indebtedness of the Acquired Entities (including any deferred financing costs, loan fees, any costs related to the redemption of any Indebtedness, any costs related to prepayment penalties or premiums and any accrued (and not previously deducted) original issue discount on any Indebtedness) or other amounts taken into account as a liability in Adjusted Working Capital that will be paid at or before Closing (collectively, “Transaction Tax Deductions”), shall be reported on the Tax Returns of the Acquired Entities for the Pre-Closing Tax Period, solely to the extent (i) such deductions are “more likely than not” deductible in such Pre-Closing Tax Period and (ii) the costs, fees and expenses giving rise to such Transaction Tax Deductions are economically borne by Holders. The Parties agree that seventy percent (70%) of any success-based fees shall be treated as deductible to the extent permitted pursuant to the safe-harbor election of Revenue Procedure 2011-29 and pursuant to applicable Law. Any “extraordinary items” (within the meaning of Section 1.706-4(e)(2) of the Treasury Regulations) arising on the Closing Date but after the Closing shall be consistently reported by the Parties in accordance with Section 1.706-4(e)(1) of the Treasury Regulations (without regard to Section 1.706-4(e)(3) of the Treasury Regulations). With respect to any Pass-Through Tax Returns relating to a Straddle Period, such Tax Returns shall adopt the “interim closing” method, calendar day convention, as provided in Treasury Regulation Section 1.706-4. With respect to any Pass-Through Tax Return for a tax period that includes the Closing Date, an election shall be validly and timely made pursuant to Section 754 of the Code (and any similar provision of state or local Law) if such an election is not already in effect, and the Parties hereto shall take all actions necessary in furtherance of the foregoing.
(b)Buyer shall be responsible for, and shall cause to be prepared and filed, all other Tax Returns of the Acquired Entities; provided, that with respect to any such Tax Return that would reasonably be expected to materially and adversely affect the calculation of Adjusted Working Capital, (i) Buyer shall cause such Tax Returns to be prepared in accordance with past practice to the extent supportable at a “more likely than not” (or higher) standard of confidence, (ii) at least ten (10) days prior to filing any such Tax Return, Buyer shall deliver a draft copy of such Tax Return to Seller Representative for its review and comment, and (iii) Buyer shall consider in good faith any reasonable comments timely provided by Seller Representative prior to filing.
(c)For purposes of calculating Adjusted Working Capital and the Income Tax Amount or as is otherwise necessary or relevant for purposes of this Agreement (i) the amount of any Taxes other than ad valorem or property Taxes of an Acquired Entity for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the end of the Closing Date, provided, that any exemptions or allowances calculated on an annual basis (such as for depreciation or amortization) shall be apportioned in the manner described in clause (ii) of this sentence, and (ii) the amount of ad valorem, property and similar Taxes of any Acquired Entity that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period that includes the Closing Date multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such taxable period.
(d)Buyer and the Acquired Entities shall promptly notify Seller Representative in writing upon receiving notice of any audit, assessment, litigation, contest or other Proceeding relating to Taxes with respect to any Pre-Closing Tax Period for any Pass-Through Income Tax Matter for which a Non-Blocker Holder would reasonably be expected to be liable under any provision of this Agreement or under Law for any Pre-Closing Tax Period (a “Tax Contest”), and shall promptly deliver to Seller Representative copies of all correspondence received in connection with any such Tax Contest. Subject to the remainder of this Section 7.4(d), Seller Representative shall have the right to control, at Holders’ expense, the conduct of any Tax Contest relating to any Pass-Through Tax Return relating to any taxable period ending on or before the Closing Date to the extent such Tax Contest would reasonably be expected to materially and adversely affect the Non-Blocker Holders (or their direct or indirect owners); provided that Buyer shall have the right to participate in any such Tax Contest, at Buyer’s expense, and Seller Representative shall not settle, compromise, or otherwise resolve any such Tax Contest without Buyer’s prior written consent, if such settlement, compromise or resolution could reasonably be expected to adversely affect Buyer or any Acquired Entity for any Post-Closing Tax Period. With respect to all Tax Contests that Seller Representative does not elect to control pursuant to the immediately preceding sentence, Buyer shall have the sole responsibility for, and shall control, at its own expense, such Tax Contest, including the disposition thereof. The Parties agree that (i) if permitted by applicable Law, the Acquired Entities shall elect, and Buyer shall cause such Acquired Entities to elect, into the Partnership Tax Audit Rules and (ii) no Acquired Entity shall permit, and Buyer and Merger Sub and their respective Affiliates shall not cause or permit, any election under Code Section 6226 or Code Section 6225(c) to be made with respect to a Pre-Closing Tax Period of any Acquired Entity; provided, that, Buyer shall be permitted to cause any Acquired Entity to make any election under Code Section 6225(c) to the extent such election solely relates to the interests in any Acquired Entity held directly or indirectly by any Blocker. If any Acquired Entity receives a notice of final partnership adjustment, Buyer shall cause such Acquired Entity to pay all amounts due by such Acquired Entity under subchapter C of chapter 63 within ten (10) days of notice and demand for payment, within the meaning of Treasury Regulations Section 301.6241-3(b)(3).
(e)Each Party shall cooperate (and cause its Affiliates to cooperate) fully, as and to the extent reasonably requested by each other Party, in connection with (i) the preparation and filing of Tax Returns pursuant to this Section 7.4, (ii) any Tax Contest with respect to Taxes and payments in respect thereof and (iii) the pre-filing registration and substantiation of any Tax Credits attributable to any Pre-Closing Tax Period or Straddle Period. Such cooperation shall include the provision of elections, statements, records, forms, documentation and other information which are reasonably relevant to any such Tax Returns, Tax Contest or Tax Credits, and making employees, outside advisors, consultants and other representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Acquired Entities relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Each Party shall furnish the other Parties with copies of all relevant correspondence received from any Taxing Authority in connection with any Tax Contest. Seller Representative shall not unreasonably withhold, condition or delay any signature, certification, consent, filing or other action reasonably requested by Buyer in connection with any Tax Credit.
(f)All transfer, documentary, sales, use, value added, goods and services, stamp, registration, notarial fees and other similar Taxes and fees (collectively, “Transfer Taxes”), shall be paid by Buyer and Buyer shall indemnify and hold Holders harmless against any and all such Transfer Taxes. Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, if required by applicable Law.
(g)Except as otherwise expressly provided in or contemplated by this Agreement or required by applicable Law, any transactions occurring or actions taken on the Closing Date but after the Closing by, or with respect to, any Acquired Entity shall be treated, and consistently reported by the Parties, as occurring in a Post-Closing Tax Period to the extent permitted under applicable Law at a “more likely than not” (or higher) standard of confidence.
(h)Except as otherwise expressly required or contemplated by this Agreement or required by applicable Law, after the Closing, Buyer shall not, and shall not permit the Acquired

Entities to, without the prior written consent of Seller Representative (such consent not to be unreasonably withheld, conditioned, or delayed): (i) extend or waive, or cause to be extended or waived or permit the Acquired Entities to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to any Pre-Closing Tax Period, (ii) make or change any Tax election or an accounting method or practice, that in any case, has retroactive effect to any taxable period ending on or prior to the Closing Date, (iii) prior to the final determination of any adjustment of the Initial Purchase Price pursuant to Section 2.3, initiate any voluntary disclosure or other communication with any Taxing Authority relating to any Tax payment or Tax Return filing obligation of the Acquired Entities for any Pre-Closing Tax Period, (iv) take any action on the Closing Date after the Closing outside the ordinary course of business or (v) file or amend any Tax Return of any Acquired Entity relating to any Pre-Closing Tax Period, in each case, if such action would reasonably be expected to materially and adversely affect Holders (or any of their direct or indirect owners) including by reducing amounts to which Holders would otherwise have been entitled to receive pursuant to this Agreement.
(i)Buyer and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required by applicable Law. Each Holder shall deliver an IRS Form W-9 or, if such Holder is not a U.S. person (as defined in Section 7701(a)(30) of the Code), the certificates and forms required by Section 2.5(b)(iii)(K) and Section 2.5(b)(iii)(L), as applicable, and any other Tax documentation reasonably requested by the applicable withholding agent, in each case properly completed and duly executed, and valid and accurate as of the payment date, provided, that, Seller Representative shall use commercially reasonable efforts to cause the Holders to deliver such forms, certificates and other documentation no later than two (2) Business Days prior to the Closing Date. Buyer shall promptly notify Seller Representative of any proposed withholding and prior to making such withholding shall reasonably cooperate to reduce or eliminate such withholding, in each case, except to the extent such withholding is required as a result of (i) a Holder’s failure to timely deliver required documentation pursuant to this Section 7.4(i) or Section 2.5(b) or (ii) the information contained in any such documentation. No payment shall be made free of withholding under Section 1445 or 1446(f) of the Code unless the applicable withholding agent has timely received documentation upon which it may rely under applicable Law. Amounts deducted and timely remitted to the applicable Taxing Authority shall be treated as paid to the applicable recipient.
(j)    Any Income Tax refund, overpayment or credit against Tax in lieu of a refund, of any Acquired Entity relating to Pre-Closing Tax Periods (or portions thereof) that (1) was claimed on or prior to the Closing Date but not received until after the Adjustment Time or (2) is claimed on an originally filed (i.e., not an amended) Income Tax Return that is due (taking into account applicable extensions) after the Closing Date, in each case except if and to the extent such refund, overpayment or credit against Tax in lieu of a refund or overpayment was taken into account to reduce the Income Tax Amount (a “Tax Refund”), shall be for the sole benefit of the applicable Holder to the extent actually received (or, in the case of a credit, to the extent used and such utilization results in a reduction of actual cash Taxes otherwise payable), which Tax Refund relates to the jurisdiction, type of Tax and entity and for the Pre-Closing Tax Period listed on Schedule 7.4(j), except to the extent such Tax Refund (i) is attributable to a change in applicable Law after the date hereof or to the use or carryback of any losses, deductions, credits or other Tax attributes attributable to a period (or portion thereof) beginning after the Closing Date, or (ii) is required to be paid to a third party pursuant to an agreement entered into prior to Closing. To the extent that Buyer, Merger Sub or any of their respective Affiliates (including any of the Acquired Entities and their Subsidiaries) receives or utilizes any Tax Refund (whether in cash or in the form of a credit or offset to Taxes otherwise payable), such Tax Refund, net of the amount of any Taxes and other reasonable out-of-pocket costs or expenses incurred by Buyer, Merger Sub or any of their respective Affiliates in respect of obtaining, receiving or paying such Tax Refund or the utilization of such credit against Taxes otherwise payable (net of (and without duplication for) reasonable out-of-pocket costs, Taxes or expenses incurred in connection therewith), shall be paid by Buyer to the Seller Representative (for distribution to applicable Holder) as soon as is reasonably practicable after receipt of such Tax Refund, or in the case of a Tax Refund that is a credit, the due date of the Tax Return (taking into account extensions obtained in the ordinary course) on which the credit is utilized, provided, that none of Buyer, Merger Sub or any of their respective Affiliates shall be required to file for any Tax Refund using IRS Form 1139, IRS Form 4466 or any similar form under applicable state, local or non-U.S. Law. The parties hereto agree that Tax Refunds for a Straddle Period shall be apportioned between the pre- and post-Closing portions of such period based on the amount of Tax Refund that would have been received with respect to the applicable Acquired Entity if the tax year of such Acquired Entity had ended on the Closing Date applying the methodology set forth in Section 7.4(c). Any Tax Refund shall be claimed in cash, rather than as a credit against future Tax liabilities, to the extent permitted by Law. Any payments made pursuant to this Section 7.4(j) shall be treated as an adjustment to the consideration payable for the shares of the applicable Blocker or the Partnership to the extent permitted by applicable Law, and Buyer shall (and shall cause the Acquired Entities to) use reasonable best efforts to cooperate in the distribution of Tax Refunds to the applicable Holder. Notwithstanding anything to the contrary in this Section 7.4(j), no amounts shall be paid pursuant to this Section 7.4(j) if and to the extent such amounts were used to reduce the Income Tax Amount.
Section 7.5Press Release. Any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of Buyer and Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, no such consent shall be required to the extent a public release is required by applicable Law or the requirements of any exchange on which a Party’s securities are listed; provided, further, that, if a Party is required to issue a public release or make a publicly available filing pursuant to applicable Law or the requirements of any exchange on which such Party’s securities are listed, the other Party shall have a reasonable opportunity to review and provide comments to such release in advance of its issuance. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective accountants, legal advisors, equityholders and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential). Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) nothing in this Section 7.5 shall prohibit or restrict the Blocker Sellers, Buyer, Guarantor, or any of their respective Affiliates or representatives from making statements or disclosures in the ordinary course of their respective investor relations activities, including during earnings calls, investor or analyst conferences, investor presentations, roadshows, or discussions or communications with investors, stockholders or securities analysts, in each case, without obtaining the prior consent of Buyer or Seller Representative, as applicable; provided, that any statements or disclosures concerning this Agreement or the transactions contemplated hereby are not materially inconsistent with information previously publicly disclosed or are otherwise made in compliance with applicable Laws, including applicable securities Laws and (ii) no consent to or review of the contents of any public release or announcement shall be required in connection with any such public release or announcement that covers the same subject matter of any public release or announcement previously made or previously approved in accordance with the terms hereof.
Section 7.6Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided, that Buyer shall pay and be fully responsible for all (x) filing fees under the HSR Act and other Antitrust Laws and under any such other Laws applicable to Buyer or Merger Sub and (y) (i) fees, costs and expenses incurred in respect of any financing by Buyer, Merger Sub and their respective Affiliates of the transactions contemplated hereby, (ii) premiums, Taxes, fees, commissions, costs and expenses incurred in respect of the R&W Insurance Policy, (iii) Transfer Taxes incurred in connection with this Agreement pursuant to Section 7.4(f) and (iv) fees, costs, and expenses of the Tail Policy pursuant to Section 7.9.
Section 7.7Further Assurances. Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.
Section 7.8Release
.
(a)Effective as of the Closing (but only if the Closing actually occurs), each of Buyer and Merger Sub, on its own behalf and on behalf of its direct and indirect equityholders, Affiliates (including the Acquired Entities following the Closing), and their respective Affiliates and representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasor”), hereby absolutely and unconditionally releases and forever discharges each Holder, each Holder’s past, present and future direct and indirect equityholders, Affiliates and representatives, and each of its and their respective Affiliates and representatives, and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Holder Releasee”) from, and agrees not to assert any cause of action or Proceeding with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, including claims under Environmental Laws, which have been or could have been asserted against any Holder Releasee, which any Buyer Releasor has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date (1) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, or (2) in respect of matters relating to Holders’ ownership or operation of the Subject Interests, the Blocker Shares or the Acquired Entities, or their respective businesses or the assets, business, operations, conduct, services, products or employees or other service providers of the Acquired Entities (and any predecessors); provided, however, that nothing contained in this Section 7.8 shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of (i) any Person under this Agreement (including the rights of the Buyer Indemnified Parties to recover from the Indemnity Escrow Funds in accordance with Appendix I) or any other agreement delivered or required to be delivered pursuant hereto, (ii) any Person for a claim under any R&W Insurance Policy against the applicable insurer or (iii) any Person for a claim against another Person for Fraud committed by such Person. Each Holder Releasee shall be a third-party beneficiary of this Section 7.8.
(b)Effective as of the Closing (but only if the Closing actually occurs), Seller Representative (on behalf of the Holders, to the extent of its authority under this Agreement) and each Blocker Seller, on its own behalf and on behalf of its controlled Affiliates and their respective heirs, executors, administrators, successors and permitted assigns (each, a “Seller Releasor”), hereby absolutely and unconditionally releases and forever discharges Buyer, Merger Sub, each of their respective past, present and future direct and indirect equityholders, Affiliates and representatives (including, following the Closing, the Acquired Entities), and each of the respective heirs, executors, administrators, successors and permitted assigns of each of the foregoing (each, a “Buyer Releasee”) from, and agrees not to assert any cause of action or

Proceeding with respect to, any Losses or Liabilities whatsoever, of any kind or nature, whether at law or in equity, which have been or could have been asserted against any Buyer Releasee, which any Seller Releasor has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date (1) in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, or (2) solely with respect to the Acquired Entities and their respective directors, managers, officers, employees and other service providers (in each case, in such capacity), in respect of the Holders’ ownership of the Subject Interests or the assets, business, operations, conduct, services, products, employees or other service providers of the Acquired Entities (and any predecessors); provided, however, that nothing contained in this Section 7.8(b) shall release, waive, discharge, relinquish or otherwise affect (i) the rights or obligations of any Person under this Agreement, any other agreement delivered or required to be delivered pursuant hereto, or the Confidentiality Agreement, (ii) any right to indemnification, exculpation or advancement of expenses (including under the Governing Documents of any Acquired Entity, any indemnification agreement or any D&O insurance or tail policy), (iii) any right to accrued but unpaid compensation, bonuses, expense reimbursement, benefits or distributions, (iv) any claim that cannot be released or waived as a matter of applicable Law, or (v) any claim against a Person for Fraud committed by such Person. Each Buyer Releasee shall be a third-party beneficiary of this Section 7.8(b).
Section 7.9Directors and Officers.
(a)Buyer acknowledges that (i) each Person that prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of any Holder or Acquired Entity or who, at the request of any Holder or Acquired Entity, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the Governing Documents of any Acquired Entity or in any agreement with any Acquired Entity in effect as of the date hereof (collectively, “D&O Provisions”), (ii) such D&O Provisions are rights of Contract, (iii) each Indemnified Person is entitled to make claims under any such D&O Provisions and (iv) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Acquired Entities’ obligations, with respect to claims arising from facts or events that occurred on or before the Closing. In the event of any such claim, Buyer and the applicable Acquired Entity shall reasonably cooperate with the Indemnified Person in the defense of any such legal proceeding.
(b)At or prior to the Closing Date, the Partnership shall purchase (at Buyer’s sole cost and expense), and the Surviving Partnership shall maintain in effect for a period of six (6) years thereafter, (i)(A) a tail policy to the current policy of directors’ and officers’ liability insurance and (B) tail policies for cyber insurance and any other insurance policy maintained by the Acquired Entities that do not remain in place after the Closing; provided the Partnership shall only be required to use reasonable best efforts to procure the policies contemplated by this limb (B), which tail policies shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date (for the tail policy described in limb (A)) or three (3) years after the Closing Date (for the tail policies described in limb (B)) with respect to claims arising from facts or events that occurred on or before the Closing, and the Partnership shall use reasonable best efforts to obtain such tail policies containing substantially the same coverage and amounts as, and containing terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by the Acquired Entities’ respective fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Acquired Entities’ existing policies (collectively, the “Tail Policy”). Buyer shall cause each Acquired Entity to maintain the Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by each Acquired Entity, as applicable, and no other party shall have any further obligation to purchase or pay for such insurance pursuant to this Section 7.9. No claims made under or in respect of such Tail Policy shall be settled without the prior written consent of Seller Representative, not to be unreasonably withheld, conditioned or delayed.
(c)Buyer shall, or shall cause the Acquired Entities to, pay all expenses, including reasonable and documented attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.9; provided, that, Buyer shall not be required to pay such amounts if a court of competent jurisdiction determines that such Indemnified Person’s claims were without merit.
(d)The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of any Acquired Entity, any other indemnification arrangement, any Law or otherwise. The provisions of this Section 7.9 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons, each of whom is an intended third-party beneficiary of this Section 7.9.
(e)In the event Buyer, any Acquired Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the applicable Acquired Entity shall assume the obligations set forth in this Section 7.9.
(f)From and after the Closing Date, Buyer shall assume, be jointly and severally liable for, and honor, guarantee and stand surety for, and shall cause each Acquired Entity to honor, in accordance with their respective terms, each of the covenants contained in this Section 7.9 without limit as to time.
Section 7.10Access to Books and Records. From and after the Closing, Buyer, the Surviving Partnership and their respective Affiliates shall (at the sole expense of Seller Representative and Holders) make or cause to be made available to Seller Representative and Holders all books, records, Tax Returns and documents of the Acquired Entities (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding, (b) preparing reports to Governmental Entities or (c) such other purposes for which access to such documents is determined by Seller Representative or Holders to be reasonably necessary, including preparing and delivering any accounting or other statement provided for under this Agreement or otherwise, preparing Tax Returns or responding to or disputing any Tax audit, or the determination of any matter relating to the rights and obligations of Seller Representative or Holders or any of their respective Affiliates under this Agreement and any documents referred to herein. Buyer shall (at its sole expense) cause the Acquired Entities to maintain and preserve all such Tax Returns, books, records and other documents for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller Representative and Holders at the end of any such period. Notwithstanding anything herein to the contrary, Buyer shall not be required to provide any access or information to Seller Representative or Holders, their respective Affiliates or any representatives of any of the foregoing which Buyer reasonably believes it or, after the Closing, any Acquired Entity, is prohibited from providing to Seller Representative or Holders, their respective Affiliates or representatives of any of the foregoing by reason of applicable Law, or which (A) constitutes or allows access to information protected by attorney-client privilege, (B) Buyer or the Acquired Entities are legally required to keep confidential or (C) Buyer must prevent access to by reason of a Contract with a third party or which would otherwise expose Buyer or any of its Affiliates (including, after the Closing, each of the Acquired Entities) to a material risk of Liability.
Section 7.11Insurance. The Partnership and Seller Representative shall use reasonable best efforts to (a) maintain in full force and effect the Insurance Policies that do not require renewal after the date hereof but prior to the Closing, (b) renew any Insurance Policies set forth on Schedule 7.11 (such policies, the “Renewed Policies”) that are up for renewal after the date hereof but prior to the Closing and (c) ensure any notice, consent, or waiver required to be delivered under any Insurance Policy in connection with the transactions contemplated hereby is obtained prior to the Closing.
Section 7.12Employee Matters. With respect to each employee of the Partnership, other than those employees of the Partnership set forth on Schedule 7.12, as of immediately prior to the Closing (each such employee, a “Continuing Employee”), Buyer shall, or shall cause the applicable Affiliate to, during the period beginning on the Closing Date and ending on the first anniversary thereof, provide such Continuing Employee with (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such Continuing Employee immediately prior to the Closing Date, (ii) bonus and incentive compensation opportunities that are no less favorable in the aggregate than the bonus and incentive compensation opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (iii) employee benefits that are substantially similar in the aggregate to the benefits provided under any Employee Benefit Plans and any other benefit plans, programs or arrangements available to such Continuing Employee as of the Closing Date. Buyer further agrees that, from and after the Closing Date, Buyer shall, or shall cause the applicable Affiliate to, grant each Continuing Employee credit for any and all service with the Partnership (and any predecessor thereof) earned prior to the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation and paid time off accrual and severance benefit determinations under each benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the applicable Affiliate after the Closing Date (the “New Plans”). In addition, Buyer hereby agrees that Buyer shall, or shall cause the applicable Affiliate to, (i) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Continuing Employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Continuing Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. At or prior to the Closing, the Partnership and its subsidiaries shall be permitted to pay a cash payment equal to any accrued but unpaid bonus under the LTIP or any Cash Bonus Plan for any performance period that has been completed as of the Closing Date, with such amounts reasonably determined by the Partnership consistent with past practice pursuant the LTIP and Cash Bonus Plan, as applicable. With respect to any performance period that has not been fully completed as of the Closing Date, Buyer shall, or shall cause its subsidiaries to, (x) honor all obligations under the LTIP and Cash Bonus Plan and (y) make all payments and determinations thereunder consistent with past practice (including with respect to the timing thereof), with such amounts being no less than the amount included as an item of Indebtedness or as a liability in Adjusted Working Capital. Nothing contained herein, express or implied, is intended to confer any rights (including any third-party beneficiary rights), remedies or claims upon any employee of the Partnership, any Continuing Employee or any other Person, other than the Parties to this Agreement, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan.
Section 7.13Credit Support Obligations. Seller Representative may supplement the Credit Support Obligations set forth on Schedule 7.13 prior to the Closing solely to include additional Credit Support Obligations entered into in the ordinary course of business. Seller Representative shall deliver a final Schedule 7.13 no later than three (3) Business Days prior to the Closing, identifying for each item the obligor, beneficiary, amount, expiration and proposed replacement or release method. Buyer shall, at or prior to the Closing, (a) provide replacement guarantees, letters of credit, surety bonds or other assurances of payment with respect to all Credit Support Obligations set forth on Schedule 7.13, in form and substance reasonably satisfactory to Seller Representative and the applicable counterparty, and (b) obtain a complete and unconditional release of Holders and their Affiliates, in form and substance reasonably satisfactory to Seller Representative, with respect to all such Credit Support Obligations. To the extent a complete and unconditional release of Holders and their Affiliates has not been obtained with respect to any such Credit Support Obligation, Buyer shall indemnify, defend and hold harmless Holders from and against all damages or Losses arising out of or incurred with respect to such unreleased Credit Support Obligation.
Section 7.14No Survival.
(a)None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except those covenants and agreements contained herein and therein which by their terms expressly apply in whole or in part after the Closing (including Appendix I). Except as set forth in the preceding sentence, no Party or any of its respective Affiliates shall have any Liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder (provided, that nothing in this Section 7.14 shall limit (a) any claim or recovery that may be available to Buyer under any R&W Insurance Policy or (b) any claim of Fraud following the Closing). Without limiting the generality of the foregoing: (i) Buyer and Merger Sub hereby waive any statutory and common law remedies, including remedies that may be available under Environmental Laws, with respect to matters relating to the transactions contemplated by this Agreement; (ii) after the Closing Date, no Party may seek the rescission of the transactions contemplated by this Agreement; (iii) the provisions of and the limitation of remedies provided in this Section 7.14 were specifically bargained for between the Parties hereto and were taken into account by the Parties hereto in arriving at the Purchase Price; (iv) the Parties hereto have voluntarily agreed to define their rights, liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement; and (v) the Parties hereto each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties hereto specifically acknowledge that no Party hereto has any special relationship with another Party hereto that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
(b)From and after the Closing, the remedies provided in Section 2.3, Section 7.8, Section 7.9, Appendix I and this Section 7.14 shall be the sole and exclusive remedies for any and all claims against any Party or Holder to the extent arising under, out of, related to or in connection with this Agreement. Except as expressly provided in this Agreement, each Party hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it or any of its respective Affiliates may have against the other Parties or any of their Affiliates, or their respective representatives, with respect to the subject matter of this Agreement, whether under any contract, misrepresentation, tort, or strict liability theory, or under applicable Law, and whether at law or in equity. The provisions of this Section 7.14 will not, however, prevent or limit a cause of action (i) on account of Fraud, (ii) under Section 2.3 to enforce any decision or determination of the Independent Accounting Firm, (iii) under

Section 9.9 to obtain specific performance or obtain an injunction or injunctions to prevent breaches of any covenants set forth in this Agreement and to enforce specifically the terms and provisions hereof or (iv) against any Party for breach by such Party of any covenant or agreement under this Agreement or any other Transaction Document to the extent such covenant or agreement is to be performed after the Closing.
Section 7.15No Recourse
. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that any Party hereto may be a partnership or limited liability company, by each Party’s acceptance of the benefits of this Agreement, each Party hereby acknowledges and agrees that all claims, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are expressly limited to) the Parties. No Person who is not a Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Nothing in this Section 7.15 shall limit the rights of the Buyer Indemnified Parties to recover from the Indemnity Escrow Funds in accordance with, and subject to the limitations of, Appendix I. Each Nonparty Affiliate is an express third-party beneficiary of this Section 7.15.
Section 7.16ECP Equity Transfers.
(a)Prior to the Closing, Seller Representative will cause the ECP Equity Transfers to occur in accordance with and pursuant to the steps set forth in Exhibit A attached hereto.
(b)With respect to each transaction in the ECP Equity Transfers, prior to the Closing, Seller Representative shall, and shall cause Holders and the Acquired Entities to, (i) provide Buyer with a reasonable opportunity to review and comment on the documents intended by Holders to effect the ECP Equity Transfers, (ii) consider in good faith revising such documents to reflect reasonable comments from Buyer, (iii) bear all costs and expenses of the ECP Equity Transfers (except costs and expenses incurred by Buyer in reviewing and commenting on the ECP Equity Transfers process prior to Closing), and (iv) ensure that the ECP Equity Transfers, and the documents entered into in connection therewith, will not (A) include any representations, warranties, covenants or agreements of the Acquired Entities that survive the Closing (whether or not any claim has been made thereunder at or prior to the Closing) or (B) otherwise provide for the payment of any consideration or the incurrence of any Liability by any Acquired Entity that is not paid or otherwise satisfied in full prior to the Closing or included as a Liability in the Adjusted Working Capital, the Closing Indebtedness Amount or the Outstanding Transaction Expenses.
Section 7.17Merger Sub. During the Pre-Closing Period, Buyer shall take all actions necessary to (a) cause Merger Sub to comply with this Agreement, perform its obligations under this Agreement and to consummate the Merger, in each case, on the terms and subject to the conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments, or incur or guarantee any indebtedness or liabilities, in each case, other than as specifically contemplated by this Agreement.
Section 7.18Section 280G Matters. If (after consultation with Buyer) the Partnership reasonably determine that the 280G Evidence (as defined below) is necessary, no later than one (1) day prior to the Closing Date, the Partnership shall (or shall cause its applicable Affiliates to): (a) solicit, and use its reasonable best efforts to secure, from any Person who (i) is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder); and (ii) has a right or potential right to any payments or benefits in connection with the transactions contemplated by this Agreement that could reasonably be expected to constitute “excess parachute payments” pursuant to Section 280G of the Code, a waiver of all or a portion of such Person’s rights to receive or retain any such payments and/or benefits (such waived payments and benefits, the “Waived 280G Benefits”), such that no payments or benefits applicable to or that could be received or retained by such Person shall be deemed to be “parachute payments” pursuant to Section 280G of the Code, which waiver and the Waived 280G Benefits shall include any payments or benefits pursuant to any Buyer Arrangement (as defined below); and (b) following the Partnership’s receipt of all such obtained and executed waivers, submit for approval by the equityholders entitled to vote on such matters the Waived 280G Benefits, to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and the rules, regulations and guidance thereunder. The Partnership shall not pay or provide or permit any “disqualified individual” to retain any of the Waived 280G Benefits, if such Waived 280G Benefits are not approved by the equityholders as contemplated above. To the extent any arrangements are entered into between the Buyer and/or its Affiliates, on the one hand, and a Disqualified Individual on the other hand (the “Buyer Arrangements”), Buyer shall provide to the Partnership a copy of such Buyer Arrangements (or the material terms thereof to the extent no contract, agreement or plan exists or has been drafted to date) at least ten (10) days prior to the Closing Date and the Partnership and the Buyer shall cooperate in good faith with respect to calculating the value of such Buyer Arrangements. Within a reasonable time period prior to soliciting the waivers described above, the Partnership shall provide to Buyer or its counsel for its review and comment drafts of the consent, waiver, disclosure statement and calculations necessary to effectuate the equityholder approval process described above and shall consider and incorporate in good faith Buyer’s reasonable and timely comments. Prior to the Closing Date, the Partnership shall deliver to Buyer evidence reasonably satisfactory to Buyer (the “280G Evidence”) that a vote of the equityholders was solicited in a manner intended to comply with Section 280G(b)(5) of the Code and the rules, regulations and guidance promulgated thereunder and that either (x) the requisite equityholder approval was received with respect to the Waived 280G Benefits in conformance with Section 280G of the Code and the regulations thereunder; or (y) such requisite equityholder approval has not been obtained with respect to the Waived 280G Benefits, and, as a consequence, the Waived 280G Benefits have not been and shall not be paid, retained or provided.
Section 7.19Cooperation with Financing Sources.
(a)During the Pre-Closing Period, (i) the Partnership shall provide, and shall cause the other Acquired Entities to furnish on a confidential basis and at Buyer’s sole cost and expense, in connection with debt financing, the financial information set forth in item (iii) of Exhibit C to the Debt Commitment Letter and (ii) the Partnership shall use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause the other Acquired Entities to provide to the extent within their applicable control, Buyer such customary cooperation as is reasonably requested by Buyer in writing and upon reasonable advance notice, at Buyer’s sole cost and expense, in connection with debt financing, if any, the Buyer may pursue, including to (A) without limitation to its obligations pursuant to Section 2.5(b)(iii)(H), obtain fully executed payoff letters and any related Lien releases, terminations and instruments of discharge, including UCC termination statements, in each case, to the extent required by Section 2.5(b)(iii)(H); and (B) furnish Buyer promptly, and in any event no later than three Business Days prior to the Closing Date, with all documentation and other information required by Governmental Entities under applicable “know your customer” rules and regulations and AML Laws, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, that has been reasonably requested by Buyer in writing at least ten (10) Business Days prior to the Closing Date.
(b)Notwithstanding anything to the contrary herein, none of the Blocker Sellers, the Holders, Seller Representative or the Acquired Entities, or any of their respective Affiliates or representatives, shall be required prior to the Closing to: (i) pay any commitment or other fee, bear any cost or expense, or incur any Liability or give any indemnity in connection with any financing; (ii) approve, execute or deliver any agreement, certificate or other document in connection with any financing that is effective prior to the Closing or that would not terminate without Liability upon termination of this Agreement); (iii) deliver any legal opinion, accountants’ comfort letter or reliance letter; (iv) prepare any financial statements or other information not produced in the ordinary course of business (other than the financial information described in Section 7.19(a)(i)), or any description of any financing, projections, risk factors or other forward-looking statements; (v) take any action that would unreasonably interfere with the business or operations of the Acquired Entities, cause significant competitive harm to any Acquired Entity if the Closing does not occur, or subject any director, manager, officer or employee to personal Liability; (vi) take any action that would conflict with or violate any Law, Governing Document or Material Contract, or cause any condition in Section 2.5 to fail to be satisfied; (vii) disclose information that would jeopardize any attorney-client privilege or breach any confidentiality obligation (provided, that the Partnership shall notify Buyer that information is being withheld in reliance on this clause (vii) and use commercially reasonable efforts to provide such information in a manner that would not jeopardize such privilege or breach such obligation); or (viii) permit any Lien on any of its assets. Nothing in this Section 7.19 shall limit Section 7.1(c).
(c)Buyer shall promptly upon request by Seller Representative (whether or not the Closing occurs) reimburse the Blocker Sellers and the Acquired Entities for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Section 7.19, and shall indemnify and hold harmless the Blocker Sellers, the Holders, Seller Representative, the Acquired Entities and their respective Affiliates and representatives from and against all Losses suffered or incurred in connection with any financing, any cooperation under this Section 7.19 or any information used in connection therewith, except to the extent arising from such Person’s gross negligence, bad faith, intentional misrepresentation, fraud or willful misconduct. This Section 7.19(c) shall survive the Closing or any termination of this Agreement; provided, that from and after the Closing, no Acquired Entity shall be entitled to reimbursement or indemnification under this Section 7.19(c).
(d)None of the Blocker Sellers, the Holders, Seller Representative or the Acquired Entities shall have any Liability to Buyer or its Affiliates in respect of any information provided under this Section 7.19, except to the extent arising from such Person’s willful misconduct, gross negligence, fraud or intentional misrepresentation.

(e)Notwithstanding anything to the contrary herein, the Partnership shall be deemed to have complied with this Section 7.19 unless (i) Buyer’s financing has not been obtained primarily as a result of the Partnership’s material breach of this Section 7.19, (ii) Buyer has given Seller Representative written notice of such breach reasonably in advance of the Closing and (iii) such breach has not been cured within a reasonable period thereafter. This Section 7.19 sets forth the sole obligations of the Blocker Sellers, the Holders and the Acquired Entities with respect to cooperation with any financing. Buyer acknowledges that obtaining any financing is not a condition to Closing, and Section 6.8 shall apply notwithstanding any failure to obtain financing.
Section 7.20Appendix. The Parties shall comply with the agreements, covenants, obligations and other terms set forth in Appendix I.
Section 7.21Inventory. Within the ten (10) day period preceding the Closing Date, the Partnership shall conduct, or cause to be conducted, a physical count of the Harvestone Entities’ inventory and shall use commercially reasonable efforts to permit Buyer and its representatives (including accountants and other auditors) to be present for and participate in such count, through a process coordinated in advance with Seller Representative and Buyer; provided, that any such presence or participation shall be subject to Section 7.1(d), including the indemnification, compliance and other obligations of Buyer and Merger Sub set forth therein.
Article VIII
TERMINATION
Section 8.1Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)by the mutual written consent of Seller Representative and Buyer;
(b)by either Seller Representative or Buyer by written notice to the other if any Law shall have been issued, entered, enacted or promulgated that permanently enjoins, prevents, prohibits or makes illegal the consummation of the transactions contemplated hereby and such Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement resulted in or was the primary cause of such Law;
(c)by either Seller Representative or Buyer by written notice to the other if the consummation of the transactions contemplated hereby shall not have occurred on or before November 3, 2027 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to (i) any Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement resulted in or was the primary cause of the failure of the consummation of the transactions contemplated hereby to occur on or before the Outside Date or (ii) Buyer, if Seller Representative is entitled to terminate this Agreement pursuant to Section 8.1(f);
(d)by Seller Representative, if Buyer or Merger Sub breaches in any material respect any of their respective representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Blocker Sellers’ obligations to consummate the transactions contemplated hereby set forth in Section 2.5(a) or Section 2.5(c) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Buyer or Merger Sub by Seller Representative, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to Seller Representative if the

Partnership or Blocker Sellers are then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;
(e)by Buyer, if the Partnership or Blocker Sellers breach in any material respect any of their respective representations or warranties contained in this Agreement or the Partnership or Blocker Sellers breach or fail to perform in any material respect any of their respective covenants or agreements contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Buyer’s or Merger Sub’s obligations to consummate the transactions contemplated hereby set forth in Section 2.5(a) or Section 2.5(b) not capable of being satisfied and (ii) after the giving of written notice of such breach or failure to perform to Seller Representative by Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and ten (10) Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to Buyer if Buyer or Merger Sub is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; and
(f)by Seller Representative if: (i) all of the conditions to Closing set forth in Section 2.5(a) and Section 2.5(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) Seller Representative has notified Buyer that Blocker Sellers and the Partnership are ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Buyer and Merger Sub fail to complete the Closing within two (2) Business Days after the delivery of such notification by Seller Representative.
Section 8.2Effect of Termination.
(a)In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided, that (a) the Confidentiality Agreement and the agreements contained in Section 7.5, Section 7.6, this Section 8.2 and Article IX of this Agreement shall survive any termination of this Agreement and remain in full force and effect and (b) no such termination shall (i) relieve any Party from any Liability arising out of or incurred as a result of its Willful Breach of the terms of this Agreement prior to such termination or (ii) impair the right of any Party hereto to compel specific performance by any other Party of such Party’s obligations under this Agreement.
(b)For the avoidance of doubt, and without limiting the Parties’ rights under this Section 8.2, Section 9.9 or elsewhere under this Agreement, for all purposes of this Agreement, the failure of Buyer or Merger Sub to consummate the Closing when required pursuant to, and in accordance with the terms of, and subject to the conditions of, this Agreement and to make the payments required by Section 2.5(c)(iii) when required shall be an intentional breach of this Agreement by Buyer and Merger Sub that is not capable of being cured, that has prevented consummation of the transactions contemplated hereby (including if such failure results from Buyer or Merger Sub being unable to obtain all or any portion of any contemplated financing for the transactions contemplated hereby or failing to take all actions when and in the manner required of it hereunder), and that gives rise to Seller Representative’s termination right pursuant to Section 8.1(d) or Section 8.1(f). For purposes of this Section 8.2(b) and without limiting Seller Representative’s rights under this Section 8.2, Buyer and Merger Sub shall conclusively be deemed obligated to consummate the Closing and to make the payments required by Section 2.5(c)(iii), as of a particular date, if (i) the conditions set forth in Section 2.5(b) would be satisfied if the Closing were to occur on such particular date and (ii) all conditions to Closing set forth in Section 2.5 (other than (A) the conditions set forth in Section 2.5(b), (B) those conditions which by their terms or nature are to be satisfied by performance at Closing and (C) any conditions that are not satisfied as a result of a breach by Buyer or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement) have been satisfied or duly waived in accordance with this Agreement on or prior to such particular date.
Article IX
MISCELLANEOUS
Section 9.1Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 9.2Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment), (b) when transmitted by email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), (c) on the next day if delivered by reputable overnight express courier (charges prepaid), or (d) three (3) calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Partnership, Buyer, Merger Sub and Seller Representative shall be sent to the addresses indicated below:

Notices to any Blocker Seller or Seller Representative, and prior to the Closing, the Partnership:

ECP V-D, LP
c/o ECP GP V, LLC
40 Beechwood Avenue
Summit, New Jersey 07901
Attention:     Peter Labbat
        Ray Multer
Email:        plabbat@ecpgp.com
    rmulter@ecpgp.com
with copies to (which shall not constitute notice): Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 Attention: Lauren A. Anderson Email: lauren.anderson@lw.com
Notices to Buyer and Merger Sub, and following the Closing, the Surviving Partnership:

C/o The Andersons, Inc.
1947 Briarfield Blvd.
Maumee, Ohio 43537
Attention: Emmanuel Ayuk, Executive Vice President, General Counsel, and Corporate Secretary
Email: emmanuel_ayuk@andersonsinc.com

with a copy to (which shall not constitute notice):

Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, MO 64112
Attention: Andrew Wilcox; Patrick Doherty
Email: awilcox@polsinelli.com; pdoherty@polsinelli.com

Section 9.3Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of Buyer and Seller Representative; provided, further, that Buyer may, without such consent but upon written notice to Seller Representative, (i) assign any of its rights (but not its obligations) to one or more Affiliates or acquisition vehicles, (ii) collaterally assign its rights to any financing source, and (iii) following the Closing, assign this Agreement in connection with an internal reorganization, in each case, so long as Buyer remains fully liable for all of its obligations hereunder. In the event the Surviving Partnership or any of its successors or assigns (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Surviving Partnership shall be deemed to have assumed the obligations set forth in Section 7.9. Notwithstanding anything to the contrary in this Section 9.3, in no event shall any assignment relieve the Guarantor from its obligations hereunder.
Section 9.4Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.
Section 9.5Headings. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.6Entire Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement, and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.
Section 9.7Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.
Section 9.8Governing Law; Waiver of Jury Trial; Jurisdiction
. The Laws of the State of Delaware shall exclusively govern (i) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware or the Federal District Court for the District of Delaware in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 9.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.
Section 9.9Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled.
Section 9.10No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Indemnified Persons, Nonparty Affiliates, Holder Releasees and, solely with respect to Appendix I, the Buyer Indemnified Parties, each of whom is an express third-party beneficiary hereunder and entitled to enforce certain obligations hereunder).
Section 9.11Acknowledgement and Waiver.
(a)It is acknowledged by each of the Parties that Holders have retained Latham & Watkins LLP (“Latham & Watkins”) to act as their counsel in connection with the transactions contemplated hereby and that Latham & Watkins has not acted as counsel for any other Person in connection with the transactions contemplated hereby for conflict of interest or any other purposes. Each of Buyer and Merger Sub agrees that any attorney-client privilege and the expectation of client confidence attaching as a result of Latham & Watkins’ representation of Holders related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, including all communications among Latham & Watkins and

Holders and/or their respective Affiliates in preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement, shall survive the Closing and shall remain in effect. Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Acquired Entities and Latham & Watkins related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement are hereby assigned and transferred to Holders, (ii) Buyer and Merger Sub, on behalf of themselves and on behalf of the Acquired Entities, hereby release all rights and interests to and in such communications and related materials, (iii) Buyer and Merger Sub, on behalf of themselves and on behalf of the Acquired Entities hereby release any right to assert or waive any privilege related to the communications referenced in this Section 9.11, and (iv) Buyer and Merger Sub, on behalf of themselves and on behalf of the Acquired Entities acknowledge and agree that all such rights shall reside with Holders.
(b)Each of Buyer and Merger Sub agrees that, notwithstanding any current or prior representation of the Acquired Entities by Latham & Watkins, Latham & Watkins shall be allowed to represent Holders or any of their respective Affiliates in any matters and disputes adverse to Buyer, Merger Sub and/or the Acquired Entities that either is existing on the date hereof or arises in the future and relates to this Agreement and the transactions contemplated hereby; and Buyer and Merger Sub, on behalf of themselves and the Acquired Entities hereby waive any conflicts or claim of privilege that may arise in connection with such representation. Further, each of Buyer and Merger Sub agrees that, in the event that a dispute arises after Closing among or between Buyer, Merger Sub or any Acquired Entity, on the one hand, and any Holder or any of its Affiliates on the other hand, Latham & Watkins may represent such Holder or Affiliate in such dispute even though the interests of such Holder or Affiliate may be directly adverse to Buyer, Merger Sub or an Acquired Entity and even though Latham & Watkins may have represented an Acquired Entity in a matter substantially related to such dispute.
(c)Each of Buyer and Merger Sub acknowledges that any advice given to or communication with any Holder or any of its Affiliates (other than the Acquired Entities) shall not be subject to any joint privilege and shall be owned solely by such Holder or Affiliate. Each of Buyer and Merger Sub hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Latham & Watkins.
Section 9.12Schedules and Exhibits
. All Schedules, Exhibits and Appendices attached hereto or referred to herein and the Recitals to this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (x) such other Section is referenced by applicable cross-reference or (y) it is reasonably apparent that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected herein and may be included solely for information purposes. No Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third-party may rely on any information disclosed or set forth therein. Moreover, in disclosing the information in the Schedules, Holders expressly do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 9.13Seller Representative.
(a)By execution hereof, each Blocker Seller irrevocably constitutes and appoints ECP V-D as Seller Representative and to act as agent and attorney-in-fact for and on its behalf regarding any matter under this Agreement or otherwise relating to the transactions contemplated hereby, including: (i) delivering and receiving notices, including service of process, with respect to any matter under this Agreement; (ii) executing and delivering any and all documents and taking any and all such actions as shall be required or permitted of Seller Representative pursuant to this Agreement, including any and all such documents and actions with respect to the final determination of any adjustment of the Initial Purchase Price pursuant to Section 2.3; (iii) providing notice of, demanding, pursuing or enforcing, in its discretion, any claim, including specific performance in accordance with the terms of Section 9.9, against Buyer or Merger Sub for a breach of this Agreement; (iv) taking, in its discretion, any and all actions, and delivering and receiving any and all notices hereunder, in respect of or in connection with any claim for Losses, including the negotiation, settlement or compromise of any disagreement or dispute with Buyer or Merger Sub in respect thereof; (v) withholding funds to pay expenses and obligations arising in its capacity as Seller Representative; (vi) executing and delivering, on behalf of Holders, any Contract, agreement, amendment or other document or certificate, including any settlement agreement or release of claims, to effectuate any of the foregoing or as may otherwise be specifically permitted by this Agreement, any such Contract, agreement, amendment or other document or certificate to have the effect of binding Holders as if each Holder, as applicable, had personally entered into such agreement; (vii) taking any and all actions contemplated to be taken by Seller Representative under Appendix I, including controlling the defense, negotiation and settlement of the Specified Matters and executing joint written instructions to the Escrow Agent; and (viii) engaging such attorneys, accountants, consultants and other Persons as Seller Representative, in its discretion, deems necessary or appropriate to accomplish any action required or permitted of it hereunder.
(b)Seller Representative will not be liable for any act taken or omitted to be taken as Seller Representative, while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to Seller Representative by Holders, the Partnership, Buyer, Merger Sub or any third-party or any other evidence deemed by Seller Representative to be reliable, and Seller Representative shall be entitled to act on the advice of its selected counsel. Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement or any related document or agreement if Seller Representative shall have received such advice or concurrence as it deems appropriate with respect to such inaction, or if Seller Representative shall not have been expressly indemnified to its satisfaction against any and all liability and expense that Seller Representative may incur by reason of taking or continuing to take any such action. Each Holder shall, based on their pro rata portion set forth on the Payment Schedule, indemnify Seller Representative from any Losses arising out of service in its capacity as Seller Representative hereunder or pursuant to any other Transaction Document.
(c)Seller Representative hereby accepts the foregoing appointment and agrees to serve as representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from Holders, pro rata based on their respective ownership of the Subject Interests as of immediately prior to Closing as set forth on the Payment Schedule, of fees and expenses incurred by Seller Representative in its capacity as such. In accordance with Section 2.5(c)(iii)(A), Buyer will, on behalf of Holders, on the Closing Date, pay the Seller Representative Expense Amount to Seller Representative by wire transfer of immediately available funds to an account designated by Seller Representative, as a fund for the fees and expenses incurred by Seller Representative in its capacity as such in connection with this Agreement (the “Seller Representative Expense Account”). Any balance of the Seller Representative Expense Account not used for such purposes (as determined by Seller Representative in good faith) shall be paid to Holders, pro rata based on their respective ownership of the Subject Interests as of immediately prior to Closing as set forth on the Payment Schedule and pursuant to the Paying Agent Agreement, as though such amount had not been held back and had instead been paid to Holders by Buyer in accordance with Section 2.5(c)(iii)(C).
(d)Subject to Section 9.13(e), from and after the date hereof, Buyer is entitled to deal with Seller Representative on all matters relating to this Agreement and related agreements. A decision, act, consent or instruction of Seller Representative constitutes a decision of Holders. Such decision, act, consent or instruction is final, binding and conclusive upon Holders and Buyer may rely upon any decision, act, consent or instruction of Seller Representative. The appointment and power of attorney made in this Section 9.13 shall to the fullest extent permitted by applicable Law be deemed an agency coupled with an interest and all authority conferred hereby shall to the fullest extent permitted by Law be irrevocable and not be subject to termination by operation of applicable Law, whether by the death or incapacity or liquidation or dissolution of a Holder or the occurrence of any other event or events. Any action taken by Seller Representative on behalf of Holders pursuant to this Agreement shall be as valid as if any such death, incapacity, liquidation, dissolution or other event had not occurred, regardless of whether or not Holders, Seller Representative, the Partnership, any related Person or Buyer shall have received notice of any such death, incapacity, liquidation, dissolution or other event. Notices or communications to or from Seller Representative will constitute notice to or from Holders.
(e)In the event of the incapacity of Seller Representative, Seller Representative or its trustee, receiver or personal representative, as applicable, shall promptly designate a substitute and give written notice to Holders of such substitute, which substitute shall from the time of such designation have all the rights and responsibilities of Seller Representative hereunder, as applicable.
Section 9.14Guarantee.
(a)Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, all of Buyer’s and Merger Sub’s obligations hereunder

(the “Guarantee”), including, for the avoidance of doubt, Buyer’s and Merger Sub’s obligations under Article II and Section 8.2. The Guarantee is valid and in full force and effect and constitutes the valid and binding obligation of the Guarantor, enforceable in accordance with its terms. The Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement (except to the extent such extension or modification affects Buyer’s and Merger Sub’s obligations hereunder) or any assumption without the consent of the Partnership and Seller Representative of any such guaranteed obligation by any other Party. The obligations of Guarantor hereunder shall not be affected by or contingent upon (i) the liquidation or dissolution of Buyer or Merger Sub, or the merger or consolidation of Buyer or Merger Sub with or into any Person or any sale or transfer by Buyer or Merger Sub of all or any part of its property or assets, (ii) the bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyer or Merger Sub, (iii) any modification, alteration, amendment or addition of or to this Agreement (except to the extent such modification, alteration, amendment or addition affects Buyer’s or Merger Sub’s obligations hereunder and then only to such extent) or (iv) any disability or any other defense of Buyer, Merger Sub or any other Person (with or without notice) which might otherwise constitute a legal or equitable discharge of a surety or a guarantor or otherwise. In connection with the foregoing, Guarantor waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest. The Acquired Entities and Blocker Sellers entered into this Agreement in reliance upon this Section 9.14. Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by Guarantor set forth in this Section 9.14 are knowingly made in contemplation of such benefits.
(b)Guarantor hereby represents and warrants as follows: (i) Guarantor is duly formed and validly existing under the Laws of the State of Ohio, and has all power and authority to execute, deliver and perform obligations created by this Section 9.14; (ii) the execution, delivery and performance of this Agreement by Guarantor has been duly and validly authorized and approved by all necessary corporate (or comparable) action; (iii) this Agreement has been duly and validly executed and delivered by Guarantor and constitutes a valid and legally binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms; (iv) all consents, approvals, authorizations of, or filings with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by Guarantor have been obtained or made; (v) the execution, delivery and performance by Guarantor of this Agreement do not and will not violate its organizational or Governing Documents, any applicable Law or any material contractual restriction binding on Guarantor or its assets; and (vi) Guarantor has, and, for so long as this Section 9.14 shall remain in effect in accordance with its terms, Guarantor shall have, funds sufficient to satisfy all of its obligations hereunder.
(c)Notwithstanding anything to the contrary herein, in the event of an action by any Party entitled to enforce the provisions of this Section 9.14, except to the extent expressly waived pursuant to this Section 9.14, Guarantor shall have available to it all defenses that Buyer or Merger Sub would have under and in respect of this Agreement (other than any defenses arising from bankruptcy, receivership, insolvency, reorganization or similar Proceedings involving or affecting Buyer or Merger Sub).
Section 9.15Debt Financing Source Related Parties Protective Provisions. Notwithstanding anything in this Agreement to the contrary, each of the parties hereto, on behalf of itself and each of its Affiliates, hereby (a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Source Related Parties, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements

(including the Debt Financing Commitments and each definitive agreement with respect to the Debt Financing) (each, a “Definitive Debt Financing Agreement”) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts, (b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state) except to the extent relating to the interpretation of any provision of this Agreement, which shall be interpreted in accordance with the Laws of Delaware, (c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 9.2, (d) agrees that notwithstanding anything to the contrary contained herein, no Party will have any rights or claims, regardless of the legal theory under which such right or claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, and will not seek any such rights or claims against any of the Debt Financing Source Related Parties in connection with this Agreement, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, and no Debt Financing Source Related Party shall have any liability to the Seller for any obligations or liabilities of any party hereto or for any claim (regardless of the legal theory under which such claim may be asserted, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory), based on, in respect of, or by reason of, the transactions contemplated hereby, the Debt Financing Commitment, the Debt Financing or any Definitive Debt Financing Agreement, (e) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE RELATED PARTY IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING, THE DEBT FINANCING COMMITMENT, ANY DEFINITIVE DEBT FINANCING AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER and (f) agrees that the Debt Financing Source Related Parties are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section (and such provisions and any other provision of this Agreement to the extent an amendment, waiver or modification thereof would adversely affect the substance of the foregoing as it affects the Debt Financing Source Related Parties shall not be amended in any respect that is adverse to the Debt Financing Source Related Parties without the prior written consent of the applicable Debt Financing Source Related Parties to the Debt Financing Commitment). This Section shall not limit or qualify the rights and obligations of the Debt Financing Source Related Parties and the other parties to the Debt Financing under the Debt Financing Commitment or other Definitive Debt Financing Agreements.
[Signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the date first above written.

PARTNERSHIP:
HARVESTONE LOW CARBON PARTNERS, LP
By: HARVESTONE LOW CARBON PARTNERS GP, LLC, its general partner
By:
Name:
Title:
Signature Page to Merger and Equity Purchase Agreement

BLOCKER SELLERS:
ECP V-B, LP
By: ECP GP V, LP, its general partner By: ECP V, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member
By:
Name: Title:
ECP V-C, LP
By: ECP GP V, LP, its general partner By: ECP V, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member
By:
Name: Title:
ECP V-D, LP
By: ECP GP V, LP, its general partner By: ECP V, LLC, its general partner By: ECP ControlCo, LLC, its sole managing member
By:
Name: Title:
BUYER:
THE ANDERSONS RENEWABLES, LLC
Signature Page to Merger and Equity Purchase Agreement

By:
Name:
Title:

MERGER SUB:
HEARTLAND MERGER SUB, LLC

By:
Name:
Title:
GUARANTOR:
THE ANDERSONS, INC., SOLELY FOR THE PURPOSES OF SECTION 9.14

By: ___________________________________
Name:
Title: